UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE SERVICEMASTER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of The ServiceMaster Company (“ServiceMaster common stock”)

	(2)	Aggregate number of securities to which transaction applies:

292,242,632 shares of ServiceMaster common stock outstanding as of April 5, 2007 plus  8,000,000 shares of ServiceMaster common stock issuable in exchange for a minority interest in a subsidiary of ServiceMaster
20,409,297 options to purchase, and stock appreciation rights with respect to, shares of ServiceMaster common stock
47,526 restricted stock units relating to shares of ServiceMaster common stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of (i) the sum of 292,242,632 shares of ServiceMaster common stock outstanding as of April 5, 2007 and 8,000,000 shares of ServiceMaster common stock issuable in exchange for a minority interest in a subsidiary of ServiceMaster multiplied by (ii) the merger consideration of $15.625 per share, plus (B) $61,188,172 expected to be paid upon cancellation of outstanding options and stock appreciation rights, plus (C) $742,594 expected to be paid upon the vesting of restricted stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum reflected in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$4,753,221,891
	(5)	Total fee paid:
$145,923.91
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THE SERVICEMASTER COMPANY

860 Ridge Lake Boulevard

Memphis, Tennessee 38120

May 23, 2007

Dear Stockholder:

On March 18, 2007, The ServiceMaster Company entered into a merger agreement providing for the acquisition of ServiceMaster by CDRSVM Topco, Inc., a corporation formed by investors led by a private investment fund managed by Clayton, Dubilier & Rice, Inc. If the acquisition is completed, you will be entitled to receive $15.625 in cash, without interest, for each share of ServiceMaster common stock you own. The ServiceMaster Board of Directors has determined that the merger agreement and transactions contemplated are advisable to, fair to and in the best interests of stockholders.

An affirmative vote of the majority of shares of our common stock outstanding on the record date is required to adopt the merger agreement. Our board of directors unanimously recommends that ServiceMaster’s stockholders vote “FOR” the adoption of the merger agreement.

A special meeting of stockholders has been called for the purpose of considering and voting on a proposal to adopt the merger agreement. The meeting will be held on June 28, 2007 at 11:00 a.m., Central Daylight Savings Time, at Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, Illinois.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully.

Your vote is important to us, regardless of the number of shares you own. Your cooperation in voting your shares will be greatly appreciated. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card or submitting your proxy by telephone or through the Internet.

Our Board of Directors and management appreciate your support of the company and we hope you will support this transaction.

J. Patrick Spainhour
Chairman of the Board of Directors and Chief Executive Officer

The proxy statement, dated May 23, 2007, is first being mailed to stockholders on or about May 24,  2007.

THE SERVICEMASTER COMPANY

860 Ridge Lake Boulevard

Memphis, Tennessee 38120

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 28, 2007

Notice is hereby given that a special meeting of the stockholders of The ServiceMaster Company, a Delaware corporation (“ServiceMaster”), will be held at Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, Illinois on Thursday, June 28, 2007 at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

1.                To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 18, 2007, among ServiceMaster, CDRSVM Topco, Inc. (“CDRSVM Parent”) and CDRSVM Acquisition Co., Inc. (“Merger Sub”), which provides for the merger of Merger Sub, an indirect wholly-owned subsidiary of CDRSVM Parent, with and into ServiceMaster, with ServiceMaster continuing as the surviving corporation, and the conversion of each outstanding share of common stock of ServiceMaster (other than shares held by ServiceMaster, CDRSVM Parent, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $15.625 in cash.

2.                To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger referred to in Item 1.

3.                To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Stockholders of record at the close of business on May 22, 2007 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We hope you will be able to attend the meeting in person, and you are cordially invited to attend.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders complete, sign, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of the Board of Directors,

Cristen Kogl
Vice President, Deputy General Counsel and Corporate Secretary

May 23 ,2007

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR SERVICEMASTER COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 9 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 83.

In this proxy statement, the terms “we,” “us,” “our,” “ServiceMaster” and the “company” refer to The ServiceMaster Company and, where appropriate, its subsidiaries. We refer to:

•        Clayton, Dubilier & Rice, Inc. as “CD&R,”

•        CDRSVM Topco, Inc. as “CDRSVM Parent,”

•        CDRSVM Acquisition Co., Inc. as “Merger Sub,”

•        Morgan Stanley & Co. Incorporated as “Morgan Stanley,”

•        Goldman, Sachs & Co. as “Goldman Sachs,”

•        Greenhill & Co., LLC as “Greenhill,”

•        Clayton, Dubilier & Rice Fund VII, L.P.; Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.; BAS Capital Funding Corporation; Citigroup Capital Partners II 2007 Citigroup Investment, L.P.; Citigroup Capital Partners II Employee Master Fund, L.P.; Citigroup Capital Partners II Onshore, L.P.; Citigroup Capital Partners II Cayman Holdings, L.P. CGI CPE LLC; and J.P. Morgan Ventures Corporation, collectively, as the “Initial Equity Sponsors,” and

•        The Initial Equity Sponsors and Banc of America Capital Investors V, L.P., upon the expected assignment to it of a portion of the equity commitment by BAS Capital Funding Corporation, collectively as the “Equity Sponsors.”

•      The Proposed Transaction (Page 58)

The proposed transaction is the acquisition of ServiceMaster by CDRSVM Parent pursuant to the Agreement and Plan of Merger, dated as of March 18, 2007, among ServiceMaster, CDRSVM Parent and Merger Sub. We refer to that Agreement and Plan of Merger as the merger agreement. The acquisition will be effected by the merger of Merger Sub, an indirect wholly-owned subsidiary of CDRSVM Parent, with and into ServiceMaster, with ServiceMaster being the surviving corporation and an indirect wholly-owned subsidiary of CDRSVM Parent. We refer to that merger as the merger.  The parties currently expect to complete the merger early in the third quarter of 2007 subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 73.

•       ServiceMaster Will Hold a Special Meeting of its Stockholders to Consider Adoption of the Merger Agreement and the Meeting Adjournment Proposal (Page 7)

Date, Time and Place (Page 7). The special meeting will be held at Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, Illinois on June 28, 2007 at 11:00 a.m., Central Daylight Savings Time, or CDT. At the special meeting, you will be asked to consider and vote upon proposals to (i) adopt the merger agreement; (ii) adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (we refer to this proposal in this proxy statement as the meeting adjournment proposal); and (iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 7). Only stockholders who hold shares of ServiceMaster common stock at the close of business on May 22, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of ServiceMaster common stock

i

outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for adoption at the special meeting. As of the record date, there were 292,531,905 shares of ServiceMaster common stock outstanding.

Vote Required (Page 8). Adoption of the merger agreement requires the affirmative vote of 146,265,953 shares of ServiceMaster common stock, being a majority of the shares of ServiceMaster common stock outstanding on the record date. Adoption of the meeting adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of ServiceMaster common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 8). As of May 22, 2007, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 5,408,128 shares of ServiceMaster common stock, representing approximately 1.849% of the outstanding shares of ServiceMaster common stock. The directors and executive officers have informed us that they intend to vote all of their shares “FOR” the adoption of the merger agreement and “FOR” the meeting adjournment proposal.

•      If the Merger Is Completed, ServiceMaster’s Stockholders Will Receive $15.625 in Cash For Each Share of ServiceMaster Common Stock They Own (Page 59)

If the merger is completed, each issued and outstanding share of ServiceMaster common stock, other than shares held by ServiceMaster, CDRSVM Parent, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $15.625 in cash (which we refer to in this proxy statement as the merger consideration). The total merger consideration that is expected to be paid to holders of ServiceMaster common stock in the merger is approximately $4.7 billion.

•      How Outstanding Options, Stock Appreciation Rights and Restricted Stock Units Will Be Treated (Page 59)

Options to acquire shares of ServiceMaster common stock granted under various ServiceMaster stock incentive plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the excess (if any) of $15.625 per share over the exercise price per share of the option times the number of shares subject to the option, less any applicable withholding taxes.

Stock appreciation rights granted under ServiceMaster stock incentive plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the excess (if any) of $15.625 per share over the base price per share of the stock appreciation right times the number of shares subject to the stock appreciation rights award, less any applicable withholding taxes.

Restricted stock units granted under ServiceMaster stock incentive plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to $15.625 per share times the number of units, less any applicable withholding taxes.

The total amount expected to be paid in respect of options, stock appreciation rights and restricted stock units is approximately $61.9 million.

•      Recommendation of Our Board of Directors (Page 21)

Our board of directors has unanimously (with one director absent) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of the holders of ServiceMaster common stock and has approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. Our board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•      Opinions of ServiceMaster’s Financial Advisors (Page 22)

Morgan Stanley delivered its opinion to our board of directors that, as of March 18, 2007 and based upon and subject to the various considerations set forth in the opinion, the $15.625 per share in cash to be received by the holders of ServiceMaster common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

Goldman Sachs delivered its opinion to our board of directors that, as of March 18, 2007, and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the $15.625 per share in cash to be received by the holders of ServiceMaster common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinions of Morgan Stanley and Goldman Sachs, each dated March 18, 2007, which set forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the respective opinions, are attached as Appendix B and Appendix C, respectively. ServiceMaster has agreed to pay Morgan Stanley and Goldman Sachs an aggregate fee of approximately $35 million, substantially all of which is payable only upon completion of the merger. In addition, affiliates of Morgan Stanley and Goldman Sachs will be entitled to receive fees from Merger Sub pursuant to debt commitment letters delivered by them to Merger Sub in April, 2007 as described under “The Merger—Financing—Debt Financing” beginning on page 44 of this proxy statement. Morgan Stanley and Goldman Sachs provided their opinions for the information and assistance of the ServiceMaster board of directors in connection with its consideration of the merger. Neither the Morgan Stanley opinion nor the Goldman Sachs opinion is a recommendation as to how any holder of ServiceMaster common stock should vote with respect to the merger. We encourage you to read each of these opinions carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

•      Opinion of Greenhill (Page 32)

In connection with the merger agreement, our board of directors also received a written opinion from Greenhill that, as of March 18, 2007 and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration provided for in the merger agreement was fair from a financial point of view to holders of shares of ServiceMaster common stock. The full text of the written opinion of Greenhill, dated March 18, 2007, is attached to this proxy statement as Appendix D. Greenhill has been paid a fee of $1,000,000 in connection with the proposed transaction. Greenhill’s compensation was not contingent upon the closing of the transaction. The opinion of Greenhill was provided to ServiceMaster’s board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.  We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

•       Financing (Page 42)

The Equity Sponsors estimate that the total amount of funds necessary to complete the merger and the related transactions to be approximately $5.2 billion, which includes approximately $4.8 billion to be paid to our stockholders and holders of other equity-based interests in ServiceMaster, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions, including a one-time transaction fee of approximately $55 million upon consummation of the merger, payable to the Equity Sponsors or their affiliates in connection with their roles in arranging and structuring the transactions. These payments are expected to be funded by a combination of equity contributions to CDRSVM Parent and debt financing, which we refer to collectively in this proxy statement as the financing, as well as our available cash.

The Initial Equity Sponsors have given commitments to CDRSVM Parent to provide an aggregate of approximately $1.4 billion in equity financing.

In addition, Merger Sub has obtained commitments to provide up to $4.5 billion in debt financing.

The closing of the merger is not conditioned on the receipt of the debt financing.

•      Our Directors and Executive Officers Have Interests in the Transaction that Are Different From, or in Addition to, Interests of ServiceMaster’s Stockholders Generally (Page 45)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that ServiceMaster’s stockholders vote “FOR” the adoption of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•      How the Merger Agreement May Be Terminated (Page 75)

CDRSVM Parent and ServiceMaster may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which CDRSVM Parent or ServiceMaster may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 75. Under certain circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $90.8 million (which we refer to as the Company termination fee and reflects CDRSVM Parent’s agreement to reduce such fee from $100 million) to CDRSVM Parent. In the event the merger is not consummated due to a failure to obtain the financing necessary to pay the aggregate merger consideration and consummate the merger within the applicable time period, we may terminate the merger agreement and CDRSVM Parent will be required to pay us a termination fee of $100 million (which we refer to as the CDRSVM Parent termination fee).

•      U.S. Tax Considerations For ServiceMaster’s Stockholders (Page 52)

Generally, merger consideration paid to our stockholders will be taxable to our stockholders for U.S. federal income tax purposes. A holder of ServiceMaster common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ServiceMaster common stock surrendered.

•      ServiceMaster’s Stockholders Will Have Appraisal Rights (Page 54)

You have the right under Delaware law to dissent from the adoption of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of ServiceMaster common stock in the event the merger is completed. The fair value of your shares of ServiceMaster common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must not vote “FOR” adoption of the merger agreement, you must not return a proxy card that is signed but not voted, and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix E. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

v

Proxy Statement

Security Ownership of Certain Beneficial Owners and Management	81
Independent Registered Public Accounting Firm	83
Future Stockholder Proposals	83
Where Stockholders Can Find More Information	83

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:             Why am I receiving these materials?

A:             You are receiving this proxy statement and proxy card because you own shares of ServiceMaster common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:             What is the proposed transaction?

A:             Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into ServiceMaster, with ServiceMaster being the surviving corporation and an indirect wholly-owned subsidiary of CDRSVM Parent. After the merger is completed, our common stock will cease to be traded on the New York Stock Exchange.

Q:             What will I receive if the merger is completed?

A:             You will have the right to receive $15.625 in cash, without interest, for each share of your ServiceMaster common stock, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law.

Q:             What vote is required to approve the merger?

A:             Adoption of the merger agreement requires the affirmative vote of a majority of the shares of ServiceMaster common stock outstanding on the record date. As of the record date, there were 292,531,905 shares outstanding, of which the directors and executive officers of ServiceMaster beneficially owned and are entitled to vote, in the aggregate, 5,408,128 shares, representing 1.849% of the outstanding shares. The directors and executive officers have informed ServiceMaster that they intend to vote all of their shares of ServiceMaster common stock “FOR” the adoption of the merger agreement.

Q:             How does the board of directors of ServiceMaster recommend that I vote?

A:             After careful consideration, our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Q:             When and where is the special meeting?

A:             The special meeting will take place held at Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, Illinois on Thursday, June 28, 2007 at 11:00 a.m., CDT.

Q:             How do I vote my shares of ServiceMaster common stock?

A:             Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of ServiceMaster common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of ServiceMaster common stock if you hold your ServiceMaster common stock as a stockholder of record in certificate form or if you hold your ServiceMaster common stock in your name directly with our transfer agent, Computershare, which includes shares purchased and held through the ServiceMaster Employee Stock Purchase Plan, the ServiceMaster Franchisee Share Purchase Plan and the ServiceMaster Dividend Reinvestment Plan. If you are a registered holder of ServiceMaster common stock, you may vote in any of the following ways:

•       in person at the special meeting — complete, date and sign the enclosed proxy card and bring it to the special meeting;

•       by mail — complete, date and sign the enclosed proxy card and return it to Computershare Proxy Services in the enclosed postage paid return envelope as soon as possible; or

•       by telephone or through the Internet — follow the instructions included with the enclosed proxy card. Registered shareholders can transmit their voting instructions by telephone by calling, toll-free, 800-652-VOTE (8683) or through the Internet at http://www.investorvote.com. Telephone and Internet voting are available 24 hours a day until 1:00 a.m., CDT, on June 28, 2007. If you vote by telephone or through the Internet, you do not need to return the enclosed proxy card.

If you are a non-registered holder of shares of common stock of ServiceMaster (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or through the Internet.

If you are an employee of ServiceMaster, any shares in your 401(k) plan account will be voted in accordance with your instructions, if indicated. To allow sufficient time for the 401(k) plan trustee to vote, the trustee must receive your voting instructions by 1:00 a.m., CDT, on June 26, 2007. If your proxy card is signed but does not indicate your voting preferences, or the 401(k) plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other 401(k) plan participants.

Q:             What happens if I return my proxy card but I do not indicate how to vote?

A:             Except for any shares held in the 401(k) plan as described in the preceding paragraph, if you properly return your proxy card, but do not include instructions on how to vote, your shares of ServiceMaster common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the adoption of the meeting adjournment proposal. ServiceMaster’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:             What happens if I abstain from voting on a proposal?

A:             If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:             What happens if I do not return a proxy card or otherwise do not vote?

A:             Except for any shares held in the 401(k) plan as described above, your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:             May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:             Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of ServiceMaster common stock, you can do this in any of the following ways:

•       by sending a written notice to Computershare Proxy Services at the address specified below stating that you would like to revoke your proxy;

•       by completing and delivering a later-dated proxy card by mail to Computershare Proxy Services at the address specified below;

•       by providing subsequent telephone or Internet voting instructions; or

•       by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to Computershare Proxy Services in care of Computershare Investor Services at P.O. Box 43102, Providence, RI 02940-5068.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:             If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:             Your broker or other nominee will not be able to vote your shares of ServiceMaster common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement and the meeting adjournment proposal.

Q:             What does it mean if I receive more than one set of materials?

A:             This means you own shares of ServiceMaster common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:             When do you expect the merger to be completed?

A:             The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger early in the third quarter of 2007, although there can be no assurance that the parties will be able to do so.

Q:             If the merger is completed, how will I receive the cash for my shares?

A:             If the merger is completed, you will receive a letter of transmittal with instructions on how to send your shares of ServiceMaster common stock to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of ServiceMaster common stock are held for you in “street name” by your broker or other nominee, you will receive instructions from your broker or other nominee as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:             What happens if the merger is not completed?

A:             If the merger agreement is not adopted by the stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, ServiceMaster common stock will continue to be listed and traded on the New York Stock Exchange. ServiceMaster may be required to pay a termination fee or reimburse certain out-of-pocket expenses as described under “The Merger Agreement — Effects of Terminating the Merger Agreement.”

Q:             Should I send in my stock certificates now?

A:             No. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of ServiceMaster common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:             Who can help answer my questions?

A:             If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., our proxy solicitor, toll-free at (800) 967-7858.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on ServiceMaster’s current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including ServiceMaster’s annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       failure to obtain stockholder approval of the merger agreement or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the proposed merger;

•       failure of CDRSVM Parent to obtain the necessary financing arrangements to pay the aggregate merger consideration;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the failure of the proposed merger to close for any other reason;

•       the amount of the costs, fees, expenses and charges relating to the merger and the actual terms of financings that will need to be obtained for the merger;

•       the impact of substantial indebtedness that will need to be incurred to finance the consummation of the merger;

•       future weather conditions and seasonality that affect demand for our services;

•       general economic conditions;

•       the ability to effectively implement and transition any acquisitions we make;

•       future levels of competing services; and

•       compliance with laws and regulations, including those relating to environmental matters.

Except to the extent required under the federal securities laws, ServiceMaster does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

All information contained in this proxy statement exclusively concerning CDRSVM Parent, Merger Sub and their affiliates and designees has been supplied by CDRSVM Parent and has not been independently verified by ServiceMaster.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

The ServiceMaster Company

860 Ridge Lake Boulevard

Memphis, Tennessee 38120

Telephone: (901) 597-1400

The ServiceMaster Company, a Delaware corporation, provides the following services to residential and commercial customers in the United States:  lawn care, landscape maintenance, termite and pest control, home warranty, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair and home inspection. It provides such services through a network of company-owned locations and franchise licenses operating under the following leading brands:  TruGreen Lawncare, TruGreen LandCare, Terminix, American Home Shield, InStar, Merry Maids, ServiceMaster Clean, Furniture Medic and AmeriSpec.

Detailed descriptions about ServiceMaster’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 83 of this proxy statement.

CDRSVM Topco, Inc.

c/o Clayton, Dubilier & Rice Fund VII, L.P.

1403 Foulk Road, Suite 106

Wilmington, Delaware 19803

Fax: (302) 427-7398

CDRSVM Topco, Inc., or CDRSVM Parent, is a Delaware corporation organized for the purpose of effecting the merger. CDRSVM Parent was organized by Clayton, Dubilier & Rice Fund VII, L.P., which we refer to in this proxy statement as CD&R Fund VII, a private investment fund managed by CD&R. CDRSVM Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the arrangement of equity investment in CDRSVM Parent by the following parties, in addition to CD&R Fund VII, which we refer to in this proxy statement collectively as the Equity Sponsors:

•       Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., a private investment fund managed by CD&R;

•       BAS Capital Funding Corporation and, following its intended assignment of a portion of its equity commitment, Banc of America Capital Investors V, L.P., each an affiliate of Bank of America Corporation;

•       Citigroup Capital Partners II 2007 Citigroup Investment, L.P.; Citigroup Capital Partners II Employee Master Fund, L.P.; Citigroup Capital Partners II Onshore, L.P.; Citigroup Capital Partners II Cayman Holding, L.P.; and CGI CPE LLC, each affiliates of Citigroup Inc.; and

•       J.P. Morgan Ventures Corporation, an affiliate of JPMorgan Chase & Co.

CDRSVM Acquisition Co., Inc.

c/o Clayton, Dubilier & Rice Fund VII, L.P.

1403 Foulk Road, Suite 106

Wilmington, Delaware 19803

Fax: (302) 427-7398

CDRSVM Acquisition Co., Inc., or Merger Sub, is a Delaware corporation and indirect wholly-owned subsidiary of CDRSVM Parent formed for the purpose of effecting the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on Thursday, June 28, 2007, at 11:00 a.m., CDT, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, Illinois. ServiceMaster intends to mail this proxy statement and the accompanying proxy card on or about May 24, 2007 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•       adopt the merger agreement, which provides for the merger of Merger Sub with and into ServiceMaster, with ServiceMaster continuing as the surviving corporation, and the conversion of each outstanding share of ServiceMaster common stock (other than shares held by ServiceMaster, CDRSVM Parent, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $15.625 in cash;

•       adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•       transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

ServiceMaster does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of ServiceMaster common stock at the close of business on May 22, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, 292,531,905 shares of ServiceMaster common stock were outstanding and entitled to vote. A list of stockholders will be available for review at ServiceMaster’s executive offices located at 860 Ridge Lake Boulevard, Memphis, Tennessee 38120 during ordinary business hours for a period of ten days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of ServiceMaster common stock on the record date will be entitled to one vote on each matter submitted to stockholders for adoption at the special meeting for each share held. If you sell or transfer your shares of ServiceMaster common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the adoption of non-routine matters, such as adoption of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of ServiceMaster common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of ServiceMaster common stock held in treasury by ServiceMaster are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of 146,265,953 shares of ServiceMaster common stock, being a majority of the shares of ServiceMaster common stock outstanding on the record date, is required to adopt the merger agreement and the transactions contemplated thereby, including the merger. Adoption of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of ServiceMaster common stock present and entitled to vote at the special meeting.

As of May 22, 2007, the record date, the directors and current executive officers of ServiceMaster beneficially owned and are entitled to vote, in the aggregate, 5,408,128 shares of ServiceMaster common stock, representing approximately 1.849% of the outstanding shares of ServiceMaster common stock. The directors and current executive officers have informed ServiceMaster that they intend to vote all of their shares of ServiceMaster common stock “FOR” the adoption of the merger agreement and “FOR” the meeting adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against adoption of the merger agreement. In the case of the meeting adjournment proposal, a vote to abstain will have the same effect as a vote against the meeting adjournment proposal. A failure to vote, including a broker non-vote, will have no effect on the outcome of the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of ServiceMaster common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or through the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of ServiceMaster common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker or other nominee may also permit proxy submission by telephone or through the Internet. Please contact your broker or nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker or other nominee, you may revoke your proxy before it is voted by:

•       filing a written notice of revocation with Computershare Proxy Services in care of Computershare Investor Services at P.O. Box 43102, Providence, RI 02940-5068;

•       submitting in writing to Computershare Proxy Services at the address specified above a proxy bearing a later date;

•       providing subsequent telephone or Internet voting instructions; or

•       attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing ServiceMaster stock certificates for the payment of the per share merger consideration.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. ServiceMaster will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. ServiceMaster has engaged the services of D.F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by ServiceMaster, D.F. King & Co., Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. ServiceMaster has agreed to pay D.F. King & Co., Inc. a fee of $12,500 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of ServiceMaster common stock beneficially owned by others to forward to these beneficial owners. ServiceMaster may reimburse persons representing beneficial owners of ServiceMaster common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Accordingly, in some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of this proxy statement, including the attached appendices, to any stockholder at your address. If you wish to receive a separate copy of this proxy statement, you can call Computershare at 888-834-0744 or send a written request to:

Computershare Proxy Services

c/o Computershare Investor Services

P.O. Box 43102

Providence, RI  02940-5068

Adjournments

If the special meeting is adjourned to a different place, date or time, ServiceMaster need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of ServiceMaster. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

Our board of directors has periodically reviewed and considered strategic alternatives available to our company. This review has been undertaken both in response to inquiries from third parties as well as at the board’s own initiative.

In February, 2002, Jonathan P. Ward, our then chief executive officer, received a letter from the chief executive officer of a national retailer (referred to in this proxy statement as Company A) in which Company A expressed an interest in pursuing a business combination with our company at a valuation of between $15.00 and $17.00 per share. After discussions with our financial and legal advisors, our board of directors determined not to pursue a transaction with Company A.

In May 2005, Mr. Ward was again contacted by the chief executive officer of Company A, who again indicated an interest in pursuing a transaction with our company. On June 1, 2005, we engaged Morgan Stanley and Goldman Sachs to act as our financial advisors. The engagement letter provided for a fixed fee payable upon signing a definitive agreement with respect to a transaction and a fee payable upon completion of the transaction equal to a fixed percentage of the value of the transaction plus a higher percentage if the price obtained in the transaction was greater than a specified price.  The agreement fee would be credited against this fee. Our board of directors, after discussions with our financial advisors and Sidley Austin LLP (referred to in this proxy statement as Sidley) as our legal advisors, decided to explore a possible transaction with Company A as well as contact potential financial and other strategic buyers, including other national retailers. The primary reason for deciding to explore a transaction at this time with national retailers was to determine whether the retail channel offered us significant strategic marketing opportunities. CD&R and another private equity sponsor were contacted as part of this process primarily to ensure that the process was competitive and included the value perspective of private equity investors. We signed confidentiality agreements with Company A, with two other national retailers (referred to in this proxy statement as Company B and Company C) and with CD&R. We provided each of Company A, Company B, Company C and CD&R with access to information contained in an electronic data room and made our senior management available for presentations. Each of such companies was subsequently asked to provide us with an indication of interest setting forth the price or price range at or within which the company would be interested in pursuing a transaction with us. Company B and Company C decided not to submit an indication of interest. Company A stated orally that it would not be submitting an indication of interest as it was finding it difficult to reach a $14.00 per share offer price. The then market price per share of our common stock was in the mid-$13.00 range. CD&R submitted a letter indicating an interest in acquiring ServiceMaster at a price per share in the range of $15.00 to $16.00. Our board of directors, with the assistance of our financial and legal advisors, carefully considered the alternatives available to our company. Our board decided that we should remain independent and pursue our strategic business plan.

On April 11, 2006, we received a letter from a strategic buyer (referred to in this proxy statement as Company D) in which Company D proposed a transaction in which each share of ServiceMaster common stock would be converted into a fixed number of shares of Company D stock (having an indicative value of $6.26, based on the closing price of Company D stock on that date) and $7.76 in cash for a combined indicative value of $14.02. Mr. Ward indicated to the chief executive officer of Company D that the bid was unacceptable to him but that the proposal would be considered by our board of directors at its regularly scheduled meeting on May 5, 2006.

On April 27, 2006, we received a second letter from Company D in which it revised its proposal to provide for a transaction in which each share of ServiceMaster common stock would be converted into the same fixed number of shares of Company D stock set forth in the April 11, 2006 letter (having an indicative value of $6.38, based on the closing price of Company D stock on April 27, 2006) and $8.00 in cash for a combined indicative value of $14.38.

On May 5, 2006, our board of directors met in person. The board of directors discussed the first quarter results of operations, as well as the April 2006 results. Following this discussion, representatives of Morgan Stanley and Sidley joined the meeting to review the proposal from Company D. The representatives of Sidley summarized the fiduciary duties of the directors applicable to their consideration of the proposal from Company D. The representatives of Morgan Stanley discussed the proposal from Company D as well as various strategic alternatives potentially available to our company. In addition, Mr. Ward asked for permission to contact CD&R to see if it would be interested in participating in a management-led buy-out of our company. Following a discussion by the directors of the proposal from Company D and the strategic alternatives with our financial and legal advisors, the outside directors met in executive session. The board denied Mr. Ward’s request and preliminarily concluded to authorize Morgan Stanley to inform Company D that our company was not interested in pursuing the proposal from Company D. In addition, the outside directors, who had developed concerns regarding the timely and effective execution of our business plan, communicated to Mr. Ward the fact that they were considering making a change in the chief executive officer.

On May 9, 2006, our board of directors met by teleconference. Representatives of Sidley and members of our senior management were present. Following a discussion of the matters discussed at the May 5, 2006 board meeting, the directors reaffirmed their opposition to the proposal from Company D and authorized Morgan Stanley to inform Company D of that decision. Later that day, a representative of Morgan Stanley informed the financial advisor of Company D of our board’s decision regarding Company D’s proposal. Thereafter, the chief executive officer of Company D contacted Mr. Ward and requested a meeting with him. After discussion with members of our board, a meeting with the chief executive officer of Company D was scheduled for May 19, 2006.

On May 15, 2006, our board of directors met by teleconference. Our board of directors accepted the resignation of Mr. Ward as chairman and chief executive officer and as a director of our company and appointed J. Patrick Spainhour, a member of our board of directors, as interim chairman and chief executive officer. A press release to that effect was issued on the morning of May 16, 2006.

On May 19, 2006, Mr. Spainhour, Sidney E. Harris, our presiding director, and a member of senior management met with the chief executive officer of Company D, a member of the board of directors of Company D and an advisor to Company D. The representatives of Company D discussed the strategy of Company D in pursuing a transaction with our company as outlined in its letter of April 27, 2006 and repeated its interest in pursuing such a transaction. Mr. Spainhour indicated that because he was recently appointed interim chief executive officer, he needed time to review our company’s business plan and projections so he would be in a position to express a view of the proposal, from the perspective of his new role, to our board of directors.

On May 23, 2006, we received another letter from Company D in which the chief executive officer reaffirmed the April 27, 2006 proposal and indicated his company’s willingness to commence due diligence immediately. Based upon the closing price of Company D stock on May 23, 2006, the proposal then had an indicative value of $13.92.

On June 1, 2006, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. At this meeting, representatives of Sidley again discussed the fiduciary duties of the directors applicable to their consideration of the proposal from Company D. Representatives of Morgan Stanley discussed the proposal from Company D as well as various strategic alternatives available to our company. Mr. Spainhour summarized recent conversations he had with the chief executive officer of Company D, including the request that the Company D chief executive officer be permitted to meet with our board of directors. Our board of directors decided to grant his request for a meeting.

On June 6, 2006, the chief executive officer of Company A called Mr. Spainhour. He indicated that Company A remained interested in a possible transaction with our company.

On June 22, 2006, our board of directors met in person with the chief executive officer and two other representatives of Company D. The Company D chief executive officer discussed the strategic direction of Company D and the synergies he saw from a combination with our company. After the Company D representatives left the meeting, our board of directors discussed the presentation by the Company D representatives with representatives of Morgan Stanley and Sidley and members of senior management.

On June 23, 2006, our board of directors met in person. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Shortly before the start of the meeting, our board received a letter from Company D in which the chief executive officer of Company D thanked our board for meeting with him the previous day and indicated that he looked forward to our board’s response to the Company D proposal by June 30, 2006. He also stated that it was his present intention to take the proposal directly to our stockholders if the proposal was rejected. At the meeting, Mr. Spainhour updated the board on his review of our company and our businesses. Representatives of Morgan Stanley again reviewed, and the directors discussed, the proposal from Company D and the various strategic alternatives available to our company.

On June 27, 2006, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Our board of directors discussed further the proposal from Company D and how to respond to it.

On June 30, 2006, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Following a review of matters discussed at earlier board meetings, our board of directors decided to reject the proposal from Company D and to pursue our existing strategic business plan and authorized Mr. Spainhour to inform Company D of that decision. In addition, our board of directors elected Mr. Spainhour as our chairman and chief executive officer. Our board of directors also directed Mr. Spainhour and senior management to prepare a detailed and updated strategic business plan. Later that day, we issued a press release announcing Mr. Spainhour’s appointment, and Mr. Spainhour communicated the decision of our board of directors regarding the proposal of Company D to the chief executive officer of Company D.

On July 26, 2006, we received a letter from a large stockholder of our company (referred to in this proxy statement as Stockholder A). In the letter, Stockholder A recommended that we “begin a process immediately of exploring strategic alternatives to maximize shareholder value.”  Stockholder A noted that it reserved the right to make this letter public, but it never did so.  From time to time during the summer of 2006, we received similar suggestions from other of our large stockholders.

On July 28, 2006, our board of directors met in person at a regular meeting of the board. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of senior management were also present for portions of the meeting. At this meeting, representatives of Sidley discussed the fiduciary duties of the directors applicable to their consideration of the letter from Stockholder A. Representatives of Morgan Stanley and Goldman Sachs discussed the letter as well as various strategic alternatives available to our company. Also at this meeting, our board declared the third quarter 2006 cash dividend on our common stock in an amount that represented a nine percent increase from the second quarter dividend, and approved an increase in targeted share repurchases for the second half of 2006 that was more than double the amount previously anticipated for that period.

On August 16, 2006, Mr. Spainhour, Mr. Harris and two other members of our board of directors, Roberto R. Herencia, chairman of our audit and finance committee, and Coleman H. Peterson, chairman of our compensation and leadership development committee, and Ernest J. Mrozek, then our president and chief financial officer and now our vice chairman and chief financial officer, met with representatives of Stockholder A. Mr. Spainhour reminded Stockholder A’s representatives that our company had previously publicly indicated that Mr. Spainhour was leading a detailed update of our strategic business plan and would be reporting on that update at an investor conference to be scheduled for the fourth quarter of 2006. He urged Stockholder A’s representatives to give management, under his new leadership, time to complete that update.

On September 20, 2006, the president and chief executive officer of CD&R met with Mr. Spainhour in Memphis and indicated that CD&R remained interested in pursuing a possible transaction with our company.

On October 11, 2006, we announced that, based on preliminary results, our 2006 third quarter and 2006 full year performance would fall short of management estimates. Our common stock price closed at $10.91 per share that day, down 4.7% from the close on the previous day.

On October 27, 2006, our board of directors met by teleconference at a regular meeting of the board. Our board of directors approved a proposal to consolidate our corporate headquarters located in Downers Grove, Illinois into our operations headquarters in Memphis, Tennessee. A press release announcing the consolidation was issued on October 30, 2006.

On November 15, 2006, The Wall Street Journal published an article indicating that private equity firms were interested in taking our company private.

On November 16, 2006, Mr. Spainhour met with a representative of Newcastle Partners, L.P., a stockholder of our company (referred to in this proxy statement as Newcastle). Newcastle delivered a letter demanding access to all of our records relating to strategic alternatives being considered by our company and any proposals, indications or offers received by our company relating to our common stock or assets in excess of $250 million. Newcastle made this demand public.

On November 18, 2006, our board of directors met in person. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of senior management were also present for portions of the meeting. Mr. Spainhour and other members of senior management discussed in detail the updated three-year strategic business plan. Representatives of Morgan Stanley and Goldman Sachs discussed the various strategic alternatives available to our company. Following discussion among our directors and their advisors, our board of directors determined that it was advisable and in the best interests of our company and our stockholders to explore strategic alternatives to maximize stockholder value, including a possible sale of our company. Among the alternatives considered was the possible sale of our business units in separate transactions.  However, given the significant income taxes that we would expect to incur upon completion of such sales, our board of directors decided not to pursue this alternative.  Other alternatives considered included various spin-off and recapitalization transactions but our board of directors believed that the strategic alternative most likely to bring the greatest value to our stockholders was a sale of the company in its entirety. Our board of directors authorized our financial advisors to contact specified private equity sponsors and discussed the timing of contacting potential strategic buyers, as well as whether to publicly announce the board’s decision to explore strategic alternatives. Our board of directors also directed that senior management not have any discussions with potential buyers concerning post-acquisition employment terms until authorized by our board. No such discussions were so authorized until after the execution and delivery of the merger agreement.

Following the November 18, 2006 board meeting, at the direction of our board of directors, representatives of Morgan Stanley and Goldman Sachs contacted 11 private equity sponsors, including CD&R, to determine whether they were interested in pursing an acquisition of our company. Each of the sponsors was told that following the execution of a confidentiality agreement, we would furnish them certain non-public information about our company and would give them the opportunity to have a two-hour meeting with members of our senior management. Each was told that it would be asked to deliver by December 20, 2006, a letter indicating its interest in acquiring our company and at what price per share. Nine of the 11 sponsors contacted, including CD&R, entered into confidentiality agreements with our company and received non-public information from us. In addition, we or our financial advisors had contact with a number of potentially interested strategic acquirers, including Company A, Company B,

Company C and Company D, to see if any of them had interest in pursuing a transaction with the Company. We subsequently entered into a confidentiality agreement only with Company C and one other strategic buyer; Company A, Company B and Company D declined to do so as they were not interested in pursuing a transaction with our company.

On November 25, 2006, our board of directors met by teleconference. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of senior management were also present for portions of the meeting. At the meeting, our board of directors approved a form of press release announcing the board’s decision to explore strategic alternatives and authorized the issuance of the press release prior to the commencement of an investor conference on November 28, 2006 at which members of our senior management were scheduled to discuss our updated three-year strategic business plan. In addition, representatives of Morgan Stanley and Goldman Sachs discussed the contacts that had been made with potential buyers since the November 18, 2006 board meeting.

On November 28, 2006, we issued the press release approved by our board of directors. In the release, we announced that our board of directors had decided to explore strategic alternatives designed to maximize value for shareholders and that our board had retained Morgan Stanley and Goldman Sachs as its financial advisors and Sidley as its legal advisor to assist the board in the process. On the same day, we presented our updated three-year business plan at an investor conference that was also webcast. On November 27, 2006, the day before the issuance of the press release, our common stock closed at $11.90 per share.

At various times following the November 28, 2006 announcement, we or our financial advisors were contacted by other private equity sponsors or potential strategic acquirers. In total, we entered into confidentiality agreements with 12 private equity sponsors and two strategic acquirers. Given our board’s determination not to pursue a sale of our business units in separate transactions, we did not enter into confidentiality agreements with any of the private equity sponsors or strategic acquirers who had indicated interest in pursuing an acquisition of only parts of our company.

On December 8, 2006, our board of directors met in person at a regularly scheduled meeting of the board. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of senior management were also present for portions of the meeting. At the meeting, our board received an update on the events that had occurred since the most recent board meeting. In addition, our board discussed the request of the two financial advisors that they be authorized to offer debt financing to all potential acquirers of our company, often referred to as “staple-on financing,” including the potential advantages and disadvantages of such financing. It was noted that no potential acquirer would be required to use either financial advisor as a debt financing source. Representatives of Sidley discussed with our board the potential conflict of interest that could arise from Morgan Stanley and Goldman Sachs acting both as financial advisors to us and as possible financing sources to potential acquirers and the safeguards that our company could undertake with respect to such a conflict, including obtaining a fairness opinion from an investment bank that was not making financing available to potential acquirers, and the commitment of the financial advisors to maintain procedures that would separate the financing teams and the teams advising our board of directors.  Our board decided that the sale process would be enhanced by the offer of staple-on financing because all potential bidders would have committed financing available if they chose to use the financing rather than seek better terms from other financing sources.  As a result, our board authorized the financial advisors to make staple-on financing available and decided to proceed with a process to identify a third investment bank to render a fairness opinion should that become necessary or desirable. Our board also reviewed and approved the terms of a revised engagement letter with Morgan Stanley and Goldman Sachs to replace the engagement letter with them that had been in effect since June 1, 2005. The revised engagement letter eliminated the requirement that the company pay a fee at the time of signing a definitive agreement and provided for payment of a transaction fee only upon completion of a transaction that is a fixed percentage of the value of the transaction.  The fixed percentage in the revised engagement letter is 0.2 percentage points higher than in the earlier engagement letter.  In addition, the revised engagement letter provides that the transaction fee would be reduced, up to $5 million, by the expense incurred by the company in retaining a third investment bank to render a fairness opinion if the financial advisors provided staple-on financing. The revised engagement letter was subsequently signed on December 20, 2006.

On December 12, 13 and 14, 2006, members of our senior management met separately with nine of the private equity sponsors, including CD&R, who had signed confidentiality agreements and been offered the opportunity of receiving a presentation about our company.

On December 20, 2006, we received indication of interest letters from seven of the private equity sponsors who had signed confidentiality agreements and one who had not. In addition, one strategic buyer delivered an indication of interest letter on December 21, 2006. The indicated price ranges contained in the letters were between $13.00 per share and $15.00 per share, with the letter from CD&R indicating a price range of $14.50 to $15.00 per share.

On December 21, 2006, our board of directors met by teleconference. Representatives of Morgan Stanley, Goldman Sachs, and Sidley and members of our senior management were also present. Representatives of Sidley again reviewed the fiduciary duties of the directors. Representatives of Morgan Stanley and Goldman Sachs discussed the indication of interest letters received prior to the meeting. They further discussed the fact that several of the private equity sponsors had indicated either a need or a desire to have one or more equity partners if they were to proceed and discussed the possible ways of trying to arrange for several potential bidding groups among the parties who delivered the indication of interest letters. Following discussion, our board authorized our financial advisors to have further discussions with the interested bidders to establish bidding groups. In addition, in light of the staple-on financing being offered by Morgan Stanley and Goldman Sachs to prospective buyers, our board authorized a committee of outside directors to select a third investment banking firm that would not be involved or potentially involved in the financing of a transaction for our company and that could be in a position to render an opinion as to the fairness from a financial point of view of the financial consideration to be received by our stockholders pursuant to any merger agreement we proposed to entered into.

Following the December 21, 2006 board meeting, at the direction of our board of directors, our financial advisors held discussions with the various parties who had delivered indication of interest letters. Those discussions resulted in the formation of three bidding groups: one group which included CD&R and another private equity sponsor, a second group (referred to in this proxy statement as Bidder A) comprised of two private equity sponsors and a strategic buyer, and a third group (referred to in this proxy statement as Bidder B) comprised of two private equity sponsors, one of which had not been contacted by us or our financial advisors and had not submitted an indication of interest, but subsequently entered into a confidentiality agreement at the request of its co-bidder.

On January 8, 2007, we made available to the bidding groups and their representatives an electronic data room containing diligence materials. We continued to add materials to the data room throughout the balance of the sale process.

On January 9, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of our senior management were also present. Our directors were advised as to the formation of the bidding groups, the opening of the electronic data room and the plan for the bidding groups to be invited to detailed management presentations.

On January 16, 17 and 22, 2007, our senior management made day-long presentations to each of the three bidding groups and their respective debt financing sources and their representatives. Thereafter and over the next several weeks, our financial advisors and senior management responded to a substantial number of questions and numerous requests for additional data received from the bidding groups.

On February 6, 2007, our financial advisors were advised that Bidder B had decided not to continue with the process because its valuation was below the per share price in its original indication of interest.

On February 16, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of our senior management were also present. Representatives of Morgan Stanley and Goldman Sachs discussed the status of the due diligence being conducted by the two remaining bidding groups and discussed a possible timetable for when bids would be requested. Representatives of Sidley reviewed the draft merger agreement that had been sent to our board in advance of the meeting, noting that it was intended that the draft would be sent to the bidding groups at the time when the board authorized bids to be solicited.

On February 21, 2007, our financial advisors were advised by CD&R that its co-bidder had decided not to proceed with a bid for our company. We subsequently consented to CD&R contacting an additional party for purpose of providing equity financing in connection with CD&R’s bid.

On February 23, 2007, our board of directors met in person at a regular meeting of the board. Representatives of Morgan Stanley, Goldman Sachs and Sidley and members of our senior management were also present. Representatives of Morgan Stanley and Goldman Sachs updated the board on events since the previous meeting and discussed a possible timetable for when bids would be requested. Following discussion, our board authorized our financial advisors to distribute a letter to the two bidding groups, together with a copy of the draft merger agreement, and to invite bids to be submitted during the week of March 12, 2007. In addition, our board of directors approved the recommendation of the committee of outside directors formed to select a third investment banker and authorized us to retain Greenhill to undertake a study to enable it to render an opinion to our board with respect to the fairness from a financial point of view of the financial consideration to be received by our stockholders pursuant to any merger agreement we ultimately entered into.

On February 26, 2007, representatives of Morgan Stanley and Goldman Sachs distributed a bid procedures letter and a draft merger agreement, including a form of limited guaranty, to the two potential financial sponsors that were still actively engaged in the process, being CD&R and a financial sponsor previously part of the group referred to above as Bidder A whose co-bidders had previously determined not to proceed with a bid for our company. The bid procedures letter requested that proposals for the potential acquisition of our company, accompanied by equity and debt commitments, sponsor guaranties and a mark-up of the merger agreement, be submitted by March 14, 2007. In addition, we executed an engagement letter with Greenhill.

On March 7, 2007, Debevoise & Plimpton LLP, legal counsel for CDRSVM Parent, submitted a preliminary mark-up of the merger agreement to Sidley. The respective counsel discussed the mark-up on March 10, 2007.

On March 14, 2007, two investment funds managed by CD&R and their co-investors (referred to in this proxy statement collectively as the Initial Equity Sponsors) and Bidder A each submitted a proposal letter in response to the February 26, 2007 bid procedures letter. The Initial Equity Sponsors submitted a proposal to acquire our company for a price of $15.625 per share, accompanied by the requested equity and debt commitment letters and a marked-up merger agreement. Neither Morgan Stanley nor Goldman Sachs nor their respective affiliates were parties to the commitment letters.  The proposal letter indicated that, if selected to acquire our company, CD&R would contact Morgan Stanley and Goldman Sachs about becoming a part of the financing. Bidder A submitted a proposal to acquire our company for a price of $14.10 per share, accompanied by the requested equity and debt commitment letters and a marked-up merger agreement. Affiliates of Morgan Stanley and Goldman Sachs were among the financial institutions signing the debt commitment letters delivered by Bidder A.

On March 15, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley, Goldman Sachs, Greenhill and Sidley and members of our senior management were also present. Representatives of Morgan Stanley and Goldman Sachs discussed the bids received and the nature and general terms of the equity and debt commitments that accompanied the bids. Representatives of Sidley described the nature of the marked-up merger agreements that accompanied the bids. Following discussion, our board directed counsel to negotiate the final terms of merger agreements with each of the two bidders. Our board directed representatives of Morgan Stanley and Goldman Sachs to inform the two bidders of the plan to hold a board meeting on the morning of March 18, 2007 to consider the bids and to determine if either bidder wished to provide any additional information before that scheduled meeting and otherwise confirm whether its bid was its best and final offer.

Following the March 15, 2007 board meeting, representatives of Morgan Stanley and Goldman Sachs communicated the board’s message to each of the bidder groups and representatives of Sidley commenced negotiations on the merger agreements with counsel for each of the bidder groups, which negotiations concluded late in the evening of March 17, 2007 with agreements that were in substantially final form.

On March 17, 2007, the Initial Equity Sponsors orally confirmed their earlier bid of $15.625 per share and that the bid was their best and final offer, and they also delivered a revised debt commitment letter from Citigroup Global Markets, Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A. Bidder A delivered a revised proposal in which it increased its offer to $14.25 per share and also delivered a revised debt commitment letter. Bidder A orally confirmed that its increased bid was its best and final offer.

On March 18, 2007, our board of directors met in person. All of our directors were present except for Brian Griffiths, who was unavailable due to a previously scheduled event with the British Parliament where he is a member of the House of Lords. Representatives of Morgan Stanley, Goldman Sachs, Greenhill and Sidley and members of our senior management were also present. Representatives of Sidley again reviewed the fiduciary duties of the directors. Morgan Stanley and Goldman Sachs reviewed the events that had occurred since the last board meeting, discussed the equity and debt commitments delivered by the Initial Equity Sponsors and presented their financial analysis of the proposed merger with Merger Sub (the entity formed by the Initial Equity Sponsors to effect the merger). After responding to questions, each of Morgan Stanley and Goldman Sachs delivered to our board an oral opinion, which was subsequently confirmed by delivery of a written opinion, each dated March 18, 2007, that as of such date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in its respective written opinion, the $15.625 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Thereafter, Greenhill presented its financial analysis of the proposed merger with Merger Sub. After responding to questions, Greenhill delivered to our board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated March 18, 2007, that as of such date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in its written opinion, the $15.625 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinions of Morgan Stanley, Goldman Sachs and Greenhill, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinions, are attached as Appendix B, Appendix C and Appendix D to this proxy statement, respectively. Representatives of Sidley then reviewed the terms of the proposed merger agreement. Mr. Spainhour delivered the formal recommendation of senior management that our board approve the merger agreement.

After additional discussion, and taking into account the factors described below in greater detail under “—Reasons for the Merger; Recommendation of Our Board of Directors,” our board of directors unanimously (with one director absent) adopted resolutions which, among other things, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and resolved to recommend that our common stockholders vote for the adoption of the merger agreement.

Following the board meeting, ServiceMaster, CDRSVM Parent and Merger Sub executed the merger agreement. Before the opening of trading of ServiceMaster common stock on March 19, 2007, ServiceMaster issued a press release announcing the execution of the merger agreement. The material terms of the merger agreement are described below under “Terms of the Merger Agreement” beginning on page 58 of this proxy statement, which description is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement.

Reasons for the Merger; Recommendation of Our Board of Directors

In reaching its decision to approve the merger, our board of directors consulted with our management and its legal and financial advisors and has considered and evaluated a number of factors, including:

•       Our current and historical financial condition and results of operations.

•       Our current strategic business plan and related financial projections and the risks associated with our ability to meet such projections for future results of operations.

•       The other possible strategic alternatives to the merger, including continuing to operate on a stand-alone basis and to execute our strategic business plan, and the risks and uncertainties associated with such alternatives.

•       Our engagement in a competitive bid process during 2006 and the beginning of 2007 with the goal of maximizing shareholder value, which included:

•        the public announcement on November 28, 2006 that we had retained financial advisors to assist in exploring strategic alternatives, including a possible sale of the company;

•        the solicitation of indications of interest from numerous potential acquirers, including both financial sponsors and strategic buyers;

•        delivery of summary information to 14 potential buyers who entered into confidentiality agreements with our company, including 12 financial sponsors and two strategic buyers;

•        receipt of nine indications of interest in December 2006; and

•        submission by two potential acquirers in March 2007 of proposals to acquire ServiceMaster.

•       The fact that during the publicly announced competitive bid process only one party other than the Initial Equity Sponsors made an offer to acquire ServiceMaster.

•       The relationship of the $15.625 per share cash merger consideration to the current trading price and the historical trading prices of our common stock, including:

•        The fact that the $15.625 per share cash merger consideration represents a 16.0% premium over the closing price of our common stock on March 16, 2007, the last trading day prior to the date of the merger agreement;

•        The fact that the $15.625 per share cash merger consideration represents a 31.0% premium over the closing price of our common stock on November 27, 2006, the last trading day before we announced that our board of directors would explore strategic alternatives; and

•        The fact that the $15.625 per share cash merger consideration represents a 38.5% premium over the closing price of our common stock on November 14, 2006, the day before The Wall Street Journal published an article on rumors of a potential sale of ServiceMaster.

•  The relationship of the $15.625 per share cash merger consideration to the historical and projected earnings per share of the company.

•       The fact that the consideration to be received by our stockholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our stockholders.

•       The qualifications of Morgan Stanley, Goldman Sachs and Greenhill and the financial presentations of Morgan Stanley and Goldman Sachs and of Greenhill, including the opinions of each of Morgan Stanley, Goldman Sachs and Greenhill to the effect that, as of March 18, 2007, based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the $15.625 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

•       The fact that our stockholders will be entitled to appraisal rights under Delaware law.

•       The terms and conditions of the merger agreement (which our board of directors believes would not preclude a superior proposal, as set forth in “Terms of the Merger Agreement—Special Meeting of ServiceMaster’s Stockholders; Recommendation of Our Board of Directors”), and the course of negotiation thereof, including:

•        the closing conditions to the merger, including the fact that the obligations of CDRSVM Parent and Merger Sub under the agreement are not subject to a financing condition;

•        the structure of the transaction as a merger which will result in detailed public disclosure and a period of time prior to the stockholder vote on the merger during which an unsolicited superior proposal could be made;

•        our right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board of directors, or any committee thereof, determines in good faith, after consultation with its financial advisors and outside counsel, that such proposal could reasonably be expected to result in a transaction that is more favorable to our stockholders than the merger;

•        our right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions, including the right of CDRSVM Parent to match a takeover proposal, and the payment by us of the Company termination fee;

•        our right to terminate the merger agreement following the occurrence of an intervening event, if the board of directors determines in good faith, after consultation with its financial advisors, that failure to withdraw or modify its recommendation of the merger would be reasonably likely to be inconsistent with its fiduciary obligations to our stockholders, subject to certain conditions and the payment by us of the Company termination fee;

•        our right to receive a termination fee from CDRSVM Parent if CDRSVM Parent fails to obtain its financing proceeds; and

•        the termination fee and expense reimbursement provisions of the merger agreement, including the belief of our board of directors, after discussion with its advisors, that the termination fee and expenses that may be payable by us to CDRSVM Parent in connection with a termination were within the range of termination fees and expenses payable in similar transactions.

•       The belief of our board of directors, after discussions with its advisors, that the presence of the Initial Equity Sponsors in the transaction would not deter strategic buyers from expressing an interest in acquiring ServiceMaster or making a superior proposal with respect to ServiceMaster.

•       The nature of the financing commitments received with respect to the merger by CDRSVM Parent and, in the case of the debt financing, Merger Sub, including (1) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (2) the identities of those institutions and their experience in consummating transactions such as those contemplated by the merger agreement.

•       A guarantee of CDRSVM Parent’s and Merger Sub’s obligations under the merger agreement of up to $200 million in the aggregate by the Initial Equity Sponsors under certain circumstances.

•       The careful review of the representations and warranties in the merger agreement, and the preparation of our disclosure letter, by our management team and our outside counsel.

The board of directors has also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•       The fact that, following the merger, our public stockholders will cease to participate in any future earnings growth of ServiceMaster or benefit from any future increase in its value.

•       The fact that the ability of CDRSVM Parent and Merger Sub to complete the merger is effectively subject to the receipt of debt financing by Merger Sub, and that such debt financing may not be available for reasons beyond our control or the control of Merger Sub.

•       Our remedy for any willful breach of the merger agreement by CDRSVM Parent or Merger Sub is limited to the $200 million in guarantees and is otherwise limited to the $100 million CDRSVM Parent termination fee in the event that the proceeds of the financing sufficient to pay the merger consideration and consummate the transactions contemplated by the merger agreement are not obtained.

•       The fact that completion of the merger is subject to certain closing conditions, including regulatory approvals.

•       The fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to the stockholders entitled to receive such consideration.

•       The possible disruption to our business that may result from the announcement of the merger and the resulting distraction of the attention of our management.

•       The relatively high degree of leverage on ServiceMaster as a result of the financing structure to effect the merger and the resulting risk of a potential fraudulent conveyance in the event of a failure of ServiceMaster following the merger. In mitigation of this risk, the board of directors considered analyses that show that ServiceMaster should be able to support the level of leverage contemplated by the financing for the merger, the closing condition of the receipt of a solvency letter and the terms of the financing.

•       The restrictions on the conduct of our business prior to completion of the merger which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. In addition, individual directors may have given different weight to different factors.

Based on the factors outlined above, our board of directors determined that the merger agreement and the merger are fair to holders of our common stock.

Our board of directors believes that the merger is advisable to, fair to and in the best interests of holders of ServiceMaster common stock. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinions of ServiceMaster’s Financial Advisors

ServiceMaster’s board of directors retained both Morgan Stanley and Goldman Sachs as financial advisors because each of Morgan Stanley and Goldman Sachs is an internationally recognized investment banking firm with experience in transactions similar to the merger. At the meeting of ServiceMaster’s board of directors on March 18, 2007, each of Morgan Stanley and Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, that as of March 18, 2007, and based upon and subject to the various considerations set forth in its opinion, the $15.625 per share in cash to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinions of Morgan Stanley and Goldman Sachs, each dated as of March 18, 2007, are attached to this proxy statement as Appendix B and C, respectively. The opinions set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley and Goldman Sachs in rendering their opinions. We encourage you to read the opinions carefully. The opinions of Morgan Stanley and Goldman Sachs are directed to ServiceMaster’s board of directors and address only the fairness from a financial point of view of the consideration to be received by the holders of shares of ServiceMaster common stock as of the date of the opinions. The opinions do not address any other aspects of the transaction and do not constitute recommendations to any holder of shares of ServiceMaster common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. The summaries of the opinions of Morgan Stanley and Goldman Sachs set forth in this proxy statement are qualified in their entirety by reference to the full text of the opinions.

Opinion of Morgan Stanley

Morgan Stanley rendered its oral opinion (subsequently confirmed in writing as set forth in Appendix B to this proxy statement) to ServiceMaster’s board of directors that, as of March 18, 2007 and based upon and subject to the considerations and limitations set forth in the opinion, the $15.625 per share cash merger consideration to be received by the holders of shares of ServiceMaster common stock was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated March 18, 2007, is attached to this proxy statement as Appendix B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion of Morgan Stanley is directed to ServiceMaster’s board of directors and addresses only the fairness from a financial point of view of the merger consideration to be received by holders of shares of ServiceMaster common stock as of the date of the opinion. The opinion does not address any other aspects of the transaction and does not constitute a recommendation to any holder of ServiceMaster common stock as to how to vote with respect to the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)   reviewed certain publicly available financial statements and other business and financial information of ServiceMaster;

(b)   reviewed certain internal financial statements and other financial and operating data concerning ServiceMaster prepared by the management of ServiceMaster;

(c)   reviewed certain financial projections prepared by the management of ServiceMaster;

(d)   discussed the past and current operations and financial condition and the prospects of ServiceMaster with senior executives of ServiceMaster;

(e)   reviewed the reported prices and trading activity of ServiceMaster’s common stock;

(f)    compared the financial performance of ServiceMaster and the prices and trading activity of ServiceMaster’s common stock with that of certain other comparable publicly-traded companies and their securities;

(g)   reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(h)   participated in discussions and negotiations among representatives of ServiceMaster and CDRSVM Parent and their financial and legal advisors;

(i)    reviewed the merger agreement and certain related documents; and

(j)    performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by ServiceMaster for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ServiceMaster. In addition, Morgan Stanley assumed that the acquisition will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of ServiceMaster and its legal, tax, regulatory and actuarial advisors with respect to such matters. Morgan Stanley made no independent valuation or appraisal of the assets or liabilities of ServiceMaster, nor was it furnished with any such appraisals.

The opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to ServiceMaster, or the underlying business decision of ServiceMaster to enter into the merger. The opinion of Morgan Stanley was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, March 18, 2007.

Opinion of Goldman Sachs

Goldman Sachs rendered its oral opinion (subsequently confirmed in writing as set forth in Appendix C to this proxy statement) to ServiceMaster’s board of directors that, as of March 18, 2007, and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the $15.625 per share in cash to be received by the holders of shares of ServiceMaster common stock was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 18, 2007, which sets forth the assumptions made, procedures followed, factors considered and limitations and qualifications of the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement. Goldman Sachs provided its advisory services and opinion for the information and assistance of ServiceMaster’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of ServiceMaster common stock should vote with respect to the merger. The summary of the opinion of Goldman Sachs set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       annual reports to stockholders and Annual Reports on Form 10-K of ServiceMaster for the five years ended December 31, 2006;

•       certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ServiceMaster;

•       certain other communications from ServiceMaster to its stockholders; and

•       certain internal financial analyses and forecasts for ServiceMaster prepared by its management.

Goldman Sachs also held discussions with members of the senior management of ServiceMaster regarding their assessment of the past and current business operations, financial condition and future prospects of ServiceMaster. In addition, Goldman Sachs reviewed the reported price and trading activity for ServiceMaster common stock, compared certain financial and stock market information for ServiceMaster with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial and consumer services industries specifically, and in other industries generally, and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of ServiceMaster or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of ServiceMaster or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or the viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due.

Goldman Sachs’ opinion did not address the underlying business decision of ServiceMaster to engage in the merger. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, March 18, 2007.

Financial Analyses of ServiceMaster’s Financial Advisors

A description of the material financial analyses jointly performed by Morgan Stanley and Goldman Sachs in connection with the preparation of their respective fairness opinions is set forth below. The following summary does not, however, purport to be a complete description of all the financial analyses performed by Morgan Stanley and Goldman Sachs in connection with their respective fairness opinions. The order of the analyses described does not represent relative importance or weight given to those analyses by Morgan Stanley and Goldman Sachs. The summary includes information presented in tabular format. In order to more fully understand the financial analyses used by Morgan Stanley and Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone are not a complete description of Morgan Stanley’s and Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent based on market data, is based on market data as it existed on or before March 16, 2007, and is not necessarily indicative of current market conditions.

Historical Stock Trading Range Analysis.   Morgan Stanley and Goldman Sachs performed a trading range analysis to provide background and perspective on the historical stock prices and trading volume of ServiceMaster common stock. Morgan Stanley and Goldman Sachs reviewed the closing prices and trading volume of ServiceMaster common stock for various periods ending March 16, 2007, the last full trading day prior to the meeting of ServiceMaster’s board of directors to consider the merger. Morgan Stanley and Goldman Sachs also reviewed the closing price of ServiceMaster common stock on November 14, 2006, the last public trading date before a rumor of a possible sale of the company was discussed publicly in an article in The Wall Street Journal. Morgan Stanley and Goldman Sachs observed the following:

Range of Trading Prices: 12 Month Period Ended March 16, 2007	Price
High	$13.99
Low	$9.66

Closing Price of ServiceMaster Common Stock	Price
November 14, 2006 (last public trading day prior to publication of article in The Wall Street Journal discussing a possible sale of the company)	$11.28
March 16, 2007 (last public trading day prior to special meeting of the ServiceMaster board of directors to consider the merger)	$13.47

This analysis indicated that the $15.625 per share cash merger consideration to be received by the holders of ServiceMaster common stock pursuant to the merger agreement represented:

•       A premium of 38.5%, based on the closing market price of $11.28 per share of common stock as of November 14, 2006 (one day prior to the release of the article in The Wall Street Journal discussing a possible sale of the company);

•       A premium of 16.0%, based on the closing market price of $13.47 per share of common stock as of March 16, 2007;

•       A premium of 11.7%, based on the high price of $13.99 per share of common stock for the twelve month period ended March 16, 2007; and

•       A premium of 61.7%, based on the low price of $9.66 per share of common stock for the twelve month period ended March 16, 2007.

Morgan Stanley and Goldman Sachs noted that the consideration to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement was $15.625 per share.

Review of Equity Research Analysis.   Morgan Stanley and Goldman Sachs reviewed future price targets for the price per share of ServiceMaster common stock in Wall Street research reports published by selected equity research analysts. Morgan Stanley and Goldman Sachs noted that the range of future common stock price targets published by the selected equity research analysts for ServiceMaster was $13.00 to $15.00. This range was based upon the price targets of the four equity research analysts who had published such data as of March 16, 2007. Morgan Stanley and Goldman Sachs applied a discount rate of 10% (ServiceMaster’s estimated cost of equity capital) to the $14.00 median of the four price targets. Based upon this analysis, Morgan Stanley and Goldman Sachs estimated a value per share of ServiceMaster common stock of $12.73. Morgan Stanley and Goldman Sachs noted that the consideration to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement was $15.625 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for ServiceMaster’s common stock and these estimates are subject to uncertainties, including the future financial performance of ServiceMaster and future financial market conditions.

Selected Comparable Companies Analysis.   Morgan Stanley and Goldman Sachs performed a selected comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar selected comparable companies. Morgan Stanley and Goldman Sachs compared certain financial information of ServiceMaster with publicly available consensus equity research estimates for other companies that shared similar business characteristics of ServiceMaster. Specifically, Morgan Stanley and Goldman Sachs selected companies in the broadly defined commercial and consumer services industries. Morgan Stanley and Goldman Sachs then omitted certain of those companies based on the amount of their revenues, the size of their market capitalization or other characteristics that made them dissimilar to ServiceMaster. Morgan Stanley and Goldman Sachs also omitted certain companies that may offer services similar to ServiceMaster’s services but were not directly comparable to ServiceMaster due to the diversification of such companies’ businesses among other characteristics. The selected comparable companies used in this analysis were:

•       Cintas Corporation;

•       Compass Group PLC;

•       Ecolab, Inc.;

•       Rentokil Initial PLC;

•       Rollins, Inc.; and

•       Sodexho Alliance SA.

For purposes of this analysis, Morgan Stanley and Goldman Sachs analyzed the following statistics of each of these selected companies for comparison purposes:

•       the ratio of (1) aggregate value, defined as the sum of market capitalization and total debt less cash and cash equivalents, referred to in this proxy statement as net debt, to (2) estimated earnings before interest, taxes, depreciation and amortization, referred to in this proxy statement as EBITDA, for calendar years 2007 and 2008; and

•       the ratio of price to estimated earnings for calendar years 2007 and 2008.

Based on the analysis of the relevant financial multiples and ratios for each of the comparable companies, Morgan Stanley and Goldman Sachs selected representative ranges of financial multiples for the selected companies and applied this range of multiples to the corresponding ServiceMaster financial statistic. Morgan Stanley and Goldman Sachs used estimates of EBITDA and earnings per share, referred to in this proxy statement as EPS, for calendar years 2007 and 2008 derived from publicly available equity research sources as of March 16, 2007, the last full trading day prior to the meeting of ServiceMaster’s board of directors to consider the merger. Morgan Stanley and Goldman Sachs then calculated an implied value per share of ServiceMaster common stock based on the selected range of ratios of aggregate value to EBITDA and price to estimated earnings by (1) multiplying ServiceMaster’s estimated EBITDA for calendar years 2007 and 2008, adjusted to include interest income and investment income, primarily related to the required reserve balances maintained by the subsidiaries of ServiceMaster comprising its American Home Shield segment, referred to in this proxy statement as ServiceMaster’s Adjusted EBITDA, by the selected range of ratios of aggregate value to EBITDA and (2) multiplying ServiceMaster’s estimated earnings for calendar year 2007 and 2008 by the selected range of ratios of price to estimated earnings, then, in each case, subtracting ServiceMaster’s net debt and then dividing by the number of shares of ServiceMaster common stock outstanding, calculated on a fully-diluted basis, as provided by ServiceMaster management. The results of this analysis are depicted in the table below:

Calendar Year Financial Statistic	ServiceMaster’s Adjusted EBITDA and EPS	Comparable Company Multiple	Implied Value Per ServiceMaster Share
Aggregate Value to Estimated 2007 EBITDA	$459 million	9.5x – 10.5x	$12.10 – $13.70
Aggregate Value to Estimated 2008 EBITDA	$512 million	8.5x – 9.5x	$12.10 – $13.80
Price to Estimated 2007 EPS	$0.67	18.0x – 20.0x	$12.10 – $13.40
Price to Estimated 2008 EPS	$0.76	16.0x – 18.0x	$12.20 – $13.70

Morgan Stanley and Goldman Sachs noted that the consideration per share to be received by holders of ServiceMaster common stock pursuant to the merger agreement was $15.625.

No company utilized in the selected comparable companies analysis is identical or directly comparable to ServiceMaster. In evaluating the selected companies, Morgan Stanley and Goldman Sachs made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ServiceMaster, such as the impact of competition on the businesses of ServiceMaster and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of ServiceMaster or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis.   Morgan Stanley and Goldman Sachs also performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms and premium of selected transactions that share certain characteristics with the relevant transaction. In connection with its analysis, Morgan Stanley and Goldman Sachs compared publicly available statistics for 18 selected commercial and consumer services transactions with transaction values between $100 million and $10 billion announced between August 8, 1996 and March 16, 2007, the most recent of which was publicly announced on November 16, 2006. Morgan Stanley and Goldman Sachs selected these precedent transactions based on the fact that the target companies were in the commercial and/or consumer services sector, the same broader industries as ServiceMaster. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquirer)

•       Brickman Group Ltd. / Leonard Green & Partners, L.P.

•       ARAMARK Corporation / CCMP Capital Advisors, LLC; Goldman Sachs Group, Merchant Banking Division; J.P. Morgan Partners, LLC; Thomas H. Lee Partners, L.P.; Warburg Pincus, LLC

•       Elior S.A. / Holding Bercy International

•       J.C. Ehrlich Co., Inc. / Rentokil Initial PLC

•       ISS A/S / EQT Partners; Goldman Sachs Group, Merchant Banking Division

•       Tempo Services Ltd. / Pacific Services Solutions Pty Ltd.

•       Wickes Ltd. / Travis Perkins PLC

•       Dyno-Rod UK / Centrica PLC

•       Western Pest Services / Rollins, Inc.

•       IMO Car Wash Group Ltd. / J.P. Morgan Partners, LLC

•       Comfort Systems USA (Subsidiary Companies) / EMCOR Group, Inc.

•       Management Services Division of ServiceMaster Co. / ARAMARK Corporation

•       Crothall Services Group, Inc. / Compass Group PLC

•       Building One Services Corporation / Group Maintenance America Corporation

•       Service Experts, Inc. / Lennox International, Inc.

•       American Residential Services, LLC / ServiceMaster Co.

•       LandCare USA, Inc. / ServiceMaster Co.

•       Roto-Rooter, Inc. / Chemed Corporation

For each transaction listed above, Morgan Stanley and Goldman Sachs derived the aggregate values for the transaction, defined as market capitalization plus net debt, divided by last twelve months (“LTM”) EBITDA and LTM earnings before interest and taxes, referred to in this proxy statement as EBIT, of the target company, resulting in a reference range for the selected transactions. The resulting ratio of aggregate value to LTM EBITDA multiple range for the selected group of transactions was 5.9x to 14.6x with a median of 9.8x. The resulting aggregate value to LTM EBIT multiple range was 7.3x to 49.4x with a median of 13.7x. Morgan Stanley and Goldman Sachs selected a representative ratio of aggregate value to LTM EBITDA multiple range of 9.0x to 11.0x and an aggregate value to LTM EBIT multiple range of 11.0x to 13.0x based on the precedent transactions listed above and applied that range to the LTM (the period of January 1, 2006 to December 31, 2006 for the purposes of this analysis) Adjusted EBITDA of ServiceMaster and EBIT of ServiceMaster, adjusted to include interest income and investment income, primarily related to the required reserve balances maintained by the subsidiaries of ServiceMaster comprising its American Home Shield segment, referred to in this proxy statement as ServiceMaster’s Adjusted EBIT. The results of this analysis are depicted in the table below.

Precedent Transaction Financial Statistics	ServiceMaster’s Adjusted EBITDA and Adjusted EBIT	Comparable Transactions Multiple Statistic	Implied Value Per ServiceMaster Share
Aggregate Value to LTM EBITDA	$434 million	9.0x – 11.0x	$10.60 – $13.50
Aggregate Value to LTM EBIT	$374 million	11.0x – 13.0x	$11.30 – $13.80

Morgan Stanley and Goldman Sachs noted that the consideration per share to be received by holders of shares of ServiceMaster common stock pursuant to the merger agreement was $15.625.

No company or transaction utilized in the precedent transactions analysis is identical to ServiceMaster or the merger. In evaluating the precedent transactions, Morgan Stanley and Goldman Sachs made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of ServiceMaster, such as the impact of competition on the business of ServiceMaster or the industry generally, industry growth and the absence of any adverse material change in the financial condition of ServiceMaster or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Analysis   Using ServiceMaster management’s financial forecasts for fiscal years 2007 to 2009, which included the impact of the utilization of ServiceMaster’s deferred tax asset for calendar years 2007 through 2009, and extrapolations of those projections for calendar years 2010 through 2011, Morgan Stanley performed an analysis of the present value of the free cash flows, discounted to April 1, 2007, that ServiceMaster could generate from 2007 and beyond. Morgan Stanley discounted the unlevered free cash flows of ServiceMaster at ServiceMaster’s estimated weighted average cost of capital of 9.0%-11.0%, derived by applying the capital asset pricing model and utilizing ServiceMaster’s current after-tax average debt borrowing rate and capital structure. Morgan Stanley assumed terminal values based on a range of multiples of 9.0-10.0x estimated fiscal 2011 Adjusted EBITDA, based on a combination of multiples derived from the comparable company analysis discussed above.

Based on the foregoing, Morgan Stanley calculated an implied value per share range of ServiceMaster common stock of approximately $14.80 to $16.20, as compared to the $15.625 per share in cash to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement.

Using ServiceMaster management’s financial forecasts for fiscal years 2007 to 2009, Goldman Sachs performed an analysis of the present value of the free cash flows, discounted to April 1, 2007, that ServiceMaster could generate from 2007 and beyond. Goldman Sachs assumed a range of discount rates from 9.0% to 11.0%. The estimated weighted average cost of capital range used was derived by applying the capital asset pricing model and utilizing ServiceMaster’s current after-tax average debt borrowing rate and capital structure. The discounted cash flow analysis determined the discounted present value of the unlevered free cash flow generated over the period covered by ServiceMaster management’s financial forecasts,including the estimated present value of ServiceMaster’s deferred tax asset, and then added a terminal value based on a range of multiples of estimated fiscal year 2009 Adjusted EBITDA of 9.0x to 11.0x, based on a combination of multiples derived from the comparable company analysis discussed above.

Based on the foregoing, Goldman Sachs calculated an implied value per share range of ServiceMaster common stock of approximately $13.40 to $16.20, as compared to the $15.625 per share in cash to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement.

Present Value of Future Stock Price Analysis.   Morgan Stanley and Goldman Sachs performed a present value of future stock price analysis, which is designed to provide insight into the future value of a company’s common stock as a function of the company’s future earnings and its current forward price to EPS multiple, plus estimated dividends payable over the period, which value is subsequently discounted by a selected discount rate to arrive at a present value for the company’s stock price. In connection with this analysis, Morgan Stanley and Goldman Sachs calculated a range of present equity values per share for ServiceMaster’s common stock. To calculate the discounted equity value, Morgan Stanley and Goldman Sachs utilized ServiceMaster management’s financial forecasts for calendar years 2007 to 2009. Morgan Stanley and Goldman Sachs multiplied forecasted EPS for calendar years 2008 to 2009 from the management forecasts by the range of price to EPS ratios obtained from ServiceMaster’s observed historical and current multiples and the selected companies analysis to derive a range of future values per share of ServiceMaster common stock. Morgan Stanley and Goldman Sachs then discounted this range of future values per share by a discount rate of 10.0% to derive a range of present values per share. Morgan Stanley and Goldman Sachs selected the discount rate based on their estimates of the cost of equity capital of ServiceMaster. The present value of estimated future dividends paid to ServiceMaster shareholders was based on management projections for dividends paid through the aforementioned dates and was also calculated using ServiceMaster’s estimated cost of equity capital of 10%. Based upon and subject to the foregoing, Morgan Stanley and Goldman Sachs estimated a valuation range per share of ServiceMaster common stock of $12.20 to $13.30.

Morgan Stanley and Goldman Sachs noted that the consideration per share to be received by holders of shares of ServiceMaster common stock pursuant to the merger agreement was $15.625.

Leveraged Buyout Analysis.   Using ServiceMaster management’s financial forecasts for fiscal years 2007 to 2009 and extrapolations of those projections for calendar years 2010 and 2011, which were calculated by Morgan Stanley, Morgan Stanley also analyzed ServiceMaster from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of ServiceMaster using a debt capital structure consistent with the merger. Based on its experience, Morgan Stanley assumed that a financial buyer would value its ServiceMaster investment in calendar year 2011 at an aggregate value range that represented multiples of calendar year 2011 Adjusted EBITDA ranging from 9.0x to 12.0x. Morgan Stanley then calculated ServiceMaster’s calendar year 2011 equity value range by adding ServiceMaster’s forecasted calendar year 2011 cash balance and subtracting ServiceMaster’s forecasted 2011 debt outstanding. Based on the calendar year 2011 equity value range for ServiceMaster calculated by Morgan Stanley and Morgan Stanley’s assumption, based on its experience, that financial sponsors would likely target 5-year internal rates of return ranging from approximately 20% to approximately 25%, Morgan Stanley derived estimated implied values per share that a financial sponsor might be willing to pay to acquire ServiceMaster ranging from $14.50 to $16.00, as compared to the $15.625 per share in cash to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement.

Using ServiceMaster management’s financial forecasts for fiscal years 2007 to 2009, Goldman Sachs also analyzed ServiceMaster from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of ServiceMaster using a debt capital structure consistent with the merger. Goldman Sachs assumed that a financial buyer would value its ServiceMaster investment in calendar year 2009 at an aggregate value range that represented multiples of calendar year 2009 Adjusted EBITDA ranging from 9.0x to 12.0x. Goldman Sachs then calculated ServiceMaster’s calendar year 2009 equity value range by adding ServiceMaster’s forecasted calendar year 2009 cash balance and subtracting ServiceMaster’s forecasted 2009 debt outstanding. Based on the calendar year 2009 equity value range for ServiceMaster calculated by Goldman Sachs, assuming, given that ServiceMaster’s management financial forecasts were limited to 2007 to 2009, 3-year internal rates of return ranging from approximately 20% to approximately 25%, Goldman Sachs derived estimated implied values per share that a financial buyer might be willing to pay to acquire ServiceMaster ranging from $13.25 to $15.75, as compared to the $15.625 per share in cash to be received by the holders of shares of ServiceMaster common stock pursuant to the merger agreement.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Morgan Stanley’s opinion and Goldman Sachs’ opinion. In arriving at its fairness determination, each of Morgan Stanley and Goldman Sachs considered the results of all the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it.  As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s or Goldman Sachs’ views of the actual value of ServiceMaster.  No company or transaction used in the above analyses as a comparison is directly comparable to ServiceMaster or the contemplated merger.

Morgan Stanley and Goldman Sachs conducted these analyses described above solely as part of their analysis of the fairness of the merger consideration pursuant to the merger agreement for purposes of providing their opinions to ServiceMaster's board of directors as to the fairness from a financial point of view to the holders of shares of ServiceMaster common stock and in connection with the delivery of their opinions to ServiceMaster’s board of directors. These analyses described above do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous assumptions, factors or events, including with respect to industry performance, general business and economic conditions and other matters, beyond the control of the parties or their respective advisors, none of ServiceMaster, Morgan Stanley, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Morgan Stanley’s opinion and Goldman Sachs’ opinion to ServiceMaster’s board of directors were two of many factors taken into consideration by ServiceMaster’s board of directors in making its determination to approve the merger agreement.

The $15.625 per share in cash to be paid to the holders of shares of ServiceMaster common stock in the merger was determined through arm’s-length negotiations between ServiceMaster and CDRSVM Parent and was approved by ServiceMaster’s board of directors. Morgan Stanley and Goldman Sachs each provided advice to ServiceMaster during these negotiations. Morgan Stanley and Goldman Sachs did not, however, recommend any specific amount of consideration to ServiceMaster or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in performing financial analysis with respect to businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory services for ServiceMaster and CD&R and its affiliates and have received fees from CD&R and its affiliates for the rendering of these services. Morgan Stanley may also seek to provide such services to ServiceMaster and CD&R and its affiliates in the future and will seek to receive fees for the rendering of these services. In addition, Morgan Stanley and its affiliates, directors or officers, including individuals working with ServiceMaster in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of CD&R.

Morgan Stanley is a full services securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or senior loans of ServiceMaster or any other company or any currency or commodity that may be involved in this transaction. In addition, with the authorization of ServiceMaster’s board of directors, Morgan Stanley Senior Fundings, Inc., an affiliate of Morgan Stanley, made available to CDRSVM Parent and other potential bidders a financing package in connection with the merger.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to ServiceMaster in connection with, and has participated in certain of the negotiations leading to the merger. In addition, Goldman Sachs has provided certain investment banking services to ServiceMaster from time to time. In addition, with the authorization of ServiceMaster’s board of directors, Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, made available to CDRSVM Parent and other potential bidders a financing package in connection with the merger.

Goldman Sachs has provided and is currently providing investment banking services to the Initial Equity Sponsors and their respective affiliates or portfolio companies, including having (i) acted as financial advisor to Riverwood Holding Inc., a former portfolio company of CD&R, in its merger with Graphic Packaging International Corp., in August 2003, (ii) participated in bank loan financings for North American Van Lines, Inc., a subsidiary of a portfolio company of CD&R, in November 2003, July 2005 and March 2006; (iii) acted as a lead manager for the initial public offering of common stock of SIRVA, Inc., a portfolio company of CD&R, in November 2003, and as a lead manager for a follow-on offering of common stock of SIRVA, Inc. in June 2004, (iv) acted as financial advisor to Kinko’s Inc., a former portfolio company of CD&R, in its sale to FedEx Corp. in February 2004, (v) participated in the bank loan, bridge loan, asset securitization and high yield financings and re-financings related to the acquisition of The Hertz Corporation, a portfolio company of CD&R, between December 2005 and June 2006, (vi) acted as financial advisor to Transguard Insurance Company of America, Inc., a former subsidiary of a portfolio company of CD&R, in connection with its sale in December 2005; (vii) acted as lead book-runner for the initial public offering of common stock of Hertz Global Holdings, Inc., a company in which CD&R-affiliated investment funds hold a substantial minority interest, in November 2006; (viii) participated in a mortgage securitization for Bank of America Commercial Mortgage Inc., an affiliate of Bank of America Corporation, in July 2006, and (ix) acted as lead manager on the sale of common stock of Warner Chilcott Limited, a former portfolio company of J.P. Morgan Partners, a former affiliate of JPMorgan Chase & Co., and a company in which affiliates of JPMorgan Chase & Co. continue to hold a minority interest, in September 2006.  In addition, Brian Griffiths, a director of ServiceMaster, is an international advisor to Goldman Sachs International Ltd., an affiliate of Goldman Sachs.

Goldman Sachs also may provide investment banking services to ServiceMaster and the Initial Equity Sponsors and their respective affiliates or portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation. Affiliates of Goldman Sachs have invested and co-invested, and may invest and co-invest in the future, with affiliates of the Initial Equity Sponsors. As part of such investments, private equity funds managed by an affiliate of Goldman Sachs are investors in funds managed by CD&R, including holding limited partnership interests in CD&R Fund VII, including a private equity fund for the benefit of employees of Goldman Sachs which holds a less than 0.2% interest in CD&R Fund VII, which private equity funds may invest in connection with a pro rata opportunity (based on their limited partnership interests) in a co-investment vehicle for limited partners which CD&R expects to form and manage for the purpose of this transaction.  See "—Financing—Equity Financing" beginning on page 43 of this proxy statement.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to ServiceMaster, to affiliates of ServiceMaster and to the Initial Equity Sponsors and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of ServiceMaster and affiliates and portfolio companies of the Initial Equity Sponsors for their own accounts and for the accounts of their customers and may at any time hold long and short positions of such securities.

Pursuant to debt commitment letters entered into on April 9, 2007, affiliates of Morgan Stanley and Goldman Sachs have agreed to provide a portion of the debt financing for the merger. See “—Financing—Debt Financing” beginning on page 44 of this proxy statement.

Pursuant to a letter agreement, ServiceMaster engaged Morgan Stanley and Goldman Sachs to act as its financial advisors in connection with the contemplated transaction. Pursuant to the terms of the letter agreement, ServiceMaster agreed to pay Morgan Stanley and Goldman Sachs an aggregate fee of approximately $35 million, substantially all of which is payable only upon the consummation of the merger. All fees paid by ServiceMaster will be split evenly between Morgan Stanley and Goldman Sachs. Pursuant to the terms of the letter agreement, ServiceMaster has agreed to reimburse Morgan Stanley and Goldman Sachs for their reasonable expenses, including attorneys’ fees and disbursements, subject to a specified maximum. Finally, ServiceMaster has agreed to indemnify Morgan Stanley and Goldman Sachs and certain related persons against various liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Morgan Stanley and Goldman Sachs.

Opinion of Greenhill

ServiceMaster’s board of directors retained Greenhill to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by its stockholders in connection with a possible merger, sale or other business combination. As part of its engagement, ServiceMaster requested that Greenhill render such an opinion in connection with the merger. On March 18, 2007, Greenhill delivered its oral opinion to the ServiceMaster board of directors, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the limitations and assumptions stated in its opinion, the merger consideration to be paid to the ServiceMaster stockholders (other than ServiceMaster, CDRSVM Parent, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries and stockholders who validly perfect their appraisal rights under Delaware law) for each share of common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

Greenhill provided the opinion described above for the information and assistance of the ServiceMaster board of directors in connection with its consideration of the merger. Greenhill’s opinion to the ServiceMaster board of directors was one of many factors taken into consideration by the ServiceMaster board of directors in making its determination to approve the merger agreement. The terms of the merger agreement and the amount and form of merger consideration, however, were determined through negotiations between ServiceMaster and CD&R, on behalf of the Initial Equity Sponsors, and were approved by the ServiceMaster board of directors. Greenhill did not participate in these negotiations or recommend to ServiceMaster any specific amount or form of consideration or advise ServiceMaster that any specific amount or form of consideration constituted the only appropriate amount or form of consideration for the proposed merger. Furthermore, Greenhill was not requested to and did not solicit any expressions of interest from any other parties with respect to the merger or any other alternative transaction and expressed no opinion as to whether any alternative transaction might produce greater consideration for the stockholders of ServiceMaster.

The full text of Greenhill’s written opinion, dated March 18, 2007, is attached as Appendix D to this proxy statement. We encourage you to read the entire opinion carefully to learn about the assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by Greenhill in rendering its opinion. Greenhill’s opinion relates only to the fairness, as of the date of the opinion and from a financial point of view to ServiceMaster’s stockholders, of the merger consideration to be paid in connection with the merger pursuant to the merger agreement, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how to vote at any special meeting or to the ServiceMaster board as to whether it should approve the merger. Greenhill was not requested to opine to, and Greenhill’s opinion did not in any manner address, the merits of the merger relative to any other business strategies or transactions that may have been available to ServiceMaster or in which ServiceMaster might have engaged, as to whether any other transaction might be more favorable to ServiceMaster as an alternative to the merger or the underlying business decision by ServiceMaster to proceed with or effect the merger. The following summary of Greenhill’s opinion is qualified in its entirety by reference to the full text of the opinion. Greenhill’s opinion was directed to the board of directors of ServiceMaster for its benefit and use in evaluating the fairness of the merger consideration. We urge you to read the opinion carefully and in its entirety.

In arriving at its opinion, Greenhill performed numerous tasks and analyses, including the following:

•       reviewed the draft of the merger agreement presented to the ServiceMaster board of directors on March 18, 2007;

•       reviewed certain publicly available financial statements of ServiceMaster;

•       reviewed certain other publicly available business and financial information relating to ServiceMaster that it deemed relevant;

•       reviewed certain information, including financial forecasts and projections and other financial and operating data concerning ServiceMaster, prepared by the management of ServiceMaster;

•       discussed the past and present operations and financial condition and the prospects of ServiceMaster with senior executives of ServiceMaster;

•       reviewed the historical market prices and trading activity for the ServiceMaster common stock and analyzed its implied valuation multiples;

•       compared the financial performance of ServiceMaster with that of certain publicly traded companies it deemed relevant;

•       compared the value of the merger consideration with the trading valuations of certain publicly traded companies that it deemed relevant;

•       compared the value of the merger consideration with that received, to the extent publicly available, in certain publicly available transactions that it deemed relevant;

•       compared the value of the merger consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates that it deemed appropriate; and

•       performed such other analyses and considered such other factors as it deemed appropriate.

Greenhill also held discussions with ServiceMaster management and its legal counsel to discuss the merger and the results of Greenhill’s analysis and examination, and considered such other matters that it deemed relevant to its inquiry.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by representatives and management of ServiceMaster for the purposes of its opinion and further relied upon the assurances of the representatives and management of ServiceMaster that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of ServiceMaster, Greenhill relied upon the financial projections provided to it by ServiceMaster’s management, except Greenhill assumed, based upon discussions with ServiceMaster’s management, certain adjustments to ServiceMaster’s Adjusted EBITDA to reflect adjustments to interest income associated with regulatory changes to ServiceMaster’s American Home Shield securities portfolio and adjustments to compensation expense associated with changes to ServiceMaster’s equity incentive compensation plan, such adjustments being referred to in this proxy statement as the Further Adjustments. Greenhill assumed that the financial projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of ServiceMaster as to those matters. Greenhill expressed no opinion with respect to such projections and data or the assumptions upon which they were based. Greenhill performed no physical inspection of the properties or facilities of ServiceMaster. In addition, Greenhill did not make any independent valuation or appraisal of any of the assets or liabilities of ServiceMaster nor was Greenhill furnished with any such appraisals. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed would be identical in all material respects to the draft thereof presented to the ServiceMaster board of directors on March 18, 2007, without waiver of any of the conditions to closing of the merger. In addition, Greenhill assumed that all material governmental regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on ServiceMaster in any way meaningful to its analysis.

Greenhill was not requested to opine to, and Greenhill’s opinion did not in any manner address the underlying business decision by ServiceMaster to proceed with or effect the merger or the structure, specific amount of consideration, or any other aspect of the merger other than the fairness, from a financial point of view, of the merger consideration. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion.

The following is a summary of the material financial and comparative analyses delivered by Greenhill to the ServiceMaster board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order in which the analyses are described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses.

Projected Tax Amortization

In connection with ServiceMaster’s 1998 reincorporation, the company generated substantial future tax benefits. Greenhill discounted ServiceMaster’s projected after-tax amortization expense, the pre-tax amount of which was provided to Greenhill by ServiceMaster’s management, at 7.46% (the weighted average interest rate on ServiceMaster’s outstanding debt, based on the stated coupon rates of ServiceMaster’s outstanding debt securities), to determine its estimated present value. Greenhill divided this present value by the number of shares outstanding, determined on a fully-diluted basis, yielding an implied present value of these future tax benefits of $0.98 per share. For purposes of the analysis,

Greenhill assumed a fully diluted share count of 301.9 million shares, which included 8 million shares from the assumed exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster. Greenhill considered this implied valuation in conducting each of the analyses described below.

Comparable Company Valuation

Greenhill reviewed and compared certain financial information for ServiceMaster to the corresponding financial information, ratios and public market multiples for the following publicly traded companies:

•       Ecolab Inc.;

•       Rentokil Initial PLC;

•       Cintas Corporation;

•       The Scotts Miracle-Gro Company;

•       Rollins, Inc.; and

•       Chemed Corporation.

Greenhill selected these companies, among other reasons, because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered reasonably comparable to those of ServiceMaster. None of the selected companies is directly comparable to ServiceMaster. Accordingly, Greenhill’s analysis of these selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ServiceMaster, such as the impact of competition on the businesses of ServiceMaster and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of ServiceMaster or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to ServiceMaster and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies.

Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, publicly available research reports and the Institutional Brokers Estimate System (also known as IBES). The multiples for each of the selected companies were based on closing share prices on March 16, 2007 and the most recent filings with the SEC, publicly available research reports and IBES, Capital IQ, Bloomberg and FactSet estimates. Greenhill analyzed the following information for the selected companies:

•       enterprise value as a multiple of estimated revenue, estimated EBITDA and estimated EBIT for 2007 and 2008;

•       share price as a multiple of estimated earnings per share for 2007 and 2008; and

•       the ratio of share price to estimated earnings per share for 2008 divided by the estimated long-term earnings growth rate.

Greenhill then calculated the implied enterprise valuation and equity valuation, respectively, and the implied price per share of ServiceMaster common stock by applying relevant multiple ranges to ServiceMaster’s estimated 2007 and 2008 Adjusted EBITDA (as adjusted by the Further Adjustments) and

ServiceMaster’s estimated 2007 and 2008 net income, in each case based on the forecasts provided to Greenhill by ServiceMaster management. Greenhill used multiple ranges of 8.5x to 10.5x estimated 2007 EBITDA, 7.5x to 9.5x estimated 2008 EBITDA, 17.0x to 21.0x estimated 2007 net income and 14.0x to 18.0x estimated 2008 net income. This analysis implied the ranges of enterprise valuations, equity valuations and prices per share of ServiceMaster common stock set forth below:

($ in millions, except per share amounts)

	ServiceMaster’s Adjusted EBITDA(1)	EV/EBITDA Trading Range	Enterprise Valuation	Equity Valuation	Price Per Share
2007E EBITDA	$448.7	8.5x – 10.5x	$3,814 – $4,711	$3,234 – $4,131	$10.71 – $13.68
2008E EBITDA	$505.6	7.5x – 9.5x	$3,792 – $4,803	$3,211 – $4,223	$10.64 – $13.99
	ServiceMaster’s Net Income	P/E Trading Range	Enterprise Valuation	Equity Valuation	Price Per Share
2007E Net Income	$193.7	17.0x – 21.0x	$3,873 – $4,648	$3,293 – $4,068	$10.91 – $13.47
2008E Net Income	$221.7	14.0x – 18.0x	$3,684 – $4,570	$3,103 – $3,990	$10.28 – $13.22
	Implied Range				$10.28 – $13.99
	Present Value of Tax Amortization				$0.98 – $ 0.98
	Summary Range				$11.26 – $14.97

(1) As adjusted by the Further Adjustments.

To determine the enterprise and equity valuations reflected above, Greenhill assumed that ServiceMaster’s net debt was $580 million, including $53 million of off-balance sheet obligations related to structured real estate leases. Greenhill’s calculation of net debt assumed an exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster and assumed that an aggregate of $258 million in cash and marketable securities were restricted as a result of regulatory requirements, deferred compensation obligations and other obligations. For purposes of this analysis, Greenhill assumed a fully diluted share count of 301.9 million shares, which included 8 million shares from the assumed exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster.

Based on these analyses, Greenhill determined that the implied equity value per share of ServiceMaster common stock ranged from approximately $10.28 to $13.99 per share of ServiceMaster common stock when using these multiples. Taking into account the implied present value per share of ServiceMaster’s future tax benefits, Greenhill determined that the comparable company valuation produced a range of possible values from $11.26 to $14.97 per share of ServiceMaster common stock.

Discounted Cash Flow Valuation

Using discounted cash flow methodology, Greenhill calculated the present values of the projected unlevered future cash flows for ServiceMaster, using the forecasts provided to Greenhill by ServiceMaster management, adjusted as described above, to calculate a range of implied per share values. In this analysis, Greenhill estimated a weighted average cost of capital for ServiceMaster based on Greenhill’s review of, among other matters, the current weighted average cost of capital of ServiceMaster, the predicted equity betas and capital structures of businesses similar to ServiceMaster, the current weighted average cost of capital of these businesses and the implications to the weighted average cost of capital of various debt to market equity ratios, which Greenhill deemed appropriate based on its expertise and judgment. Greenhill performed calculations for terminal Adjusted EBITDA (as adjusted by the Further Adjustments) multiples of 7.5x, 8.5x and 9.5x (which implied perpetuity growth rates of 3.5%, 4.3% and 4.8%, respectively, assuming a weighted average cost of capital of 10.0%), and discount rates of 9.0%, 10.0% and 11.0%. This range of discount rates was selected based on the estimated weighted average cost of capital derived in the analysis above. Greenhill then aggregated (1) the present value of the projected unlevered future cash flows during the period from 2007 to 2011 resulting from the various discount rates with (2) the present value of the range of terminal values as determined by the various terminal Adjusted EBITDA (as adjusted by the Further Adjustments) multiples resulting from the various discount rates. The aggregate present value of these items represented the enterprise value range. An equity value per share was determined by subtracting the net debt including the off-balance sheet debt of ServiceMaster from the enterprise value and dividing the resulting equity value by the number of ServiceMaster shares outstanding, determined on a fully diluted basis, and adding the present value per share of future tax amortization benefits as set out above. Greenhill assumed that ServiceMaster’s net debt was $580 million, including $53 million of off-balance sheet obligations related to structured real estate leases. Greenhill’s calculation of net debt assumed an exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster and assumed that an aggregate of $258 million in cash and marketable securities were restricted as a result of regulatory requirements, deferred compensation obligations and other obligations. For purposes of this analysis, Greenhill assumed a fully diluted share count of 301.9 million shares, which included 8 million shares from the assumed exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster. The equity value per share of ServiceMaster implied by the discounted cash flow analysis ranged from $13.13 to $16.05 per share (assuming an 9.0% discount rate), from $12.61 to $15.42 per share (assuming a 10.0% discount rate) and from $12.12 to $14.82 (assuming an 11.0% discount rate).

Transaction Valuation Analysis

Greenhill performed various transaction valuation analyses in connection with rendering its opinion, including a precedent transaction analysis, a premiums paid analysis and a leveraged buyout analysis.

Precedent Transaction Analysis

Greenhill performed an analysis of selected recent business combinations involving U.S. companies engaged in selected services industries, consisting of transactions announced and closed since March 15, 2004 and valued at between $2 billion and $10 billion based on publicly available information and the CapitalIQ transaction database.

Although Greenhill analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the merger, none of these transactions or associated companies is identical to the acquisition of ServiceMaster pursuant to the merger agreement. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of ServiceMaster versus the values of the companies in the selected transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to ServiceMaster and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for these selected transactions, Greenhill reviewed the consideration paid in the selected transactions and analyzed the enterprise value implied by such consideration as a multiple of revenues and EBITDA for the twelve months preceding the applicable transaction, and the stock price of the target company as a multiple of the earnings per share for the twelve months preceding the applicable transaction.

The following table identifies the comparable transactions considered in this analysis:

Date Announced	Target / Acquirer
02/08/07	Laidlaw International Inc. / Firstgroup plc
02/05/07	Universal Compression Holdings Inc. / Hanover Compressor Co.
01/28/07

Laureate Education Inc. / Bregal Holdings, Caisse de Depot et Placement du Quebec, Citigroup Private Equity, KKR, Makena Capital, S.A.C. Capital, Southern Cross Capital, SPG Partners, Sterling Capital, Torreal SCR

12/22/06	ADESA Inc. / Goldman Sachs, Kelso, Parthenon Capital, ValueAct Capital
12/15/06	Realogy Corporation / Apollo Capital Management
12/05/06	Bandag Inc. / Bridgestone Americas Holding, Inc.
12/02/06	Station Casinos Inc. / Colony Capital, LLC
10/30/06	Trammell Crow Co. / CB Richard Ellis Group Inc.
10/15/06	JLG Industries Inc. / Oshkosh Truck Corp.
10/06/06	RSC Equipment Rental / Oak Hill Capital Partners, Ripplewood Holdings, LLC
09/15/06	TravelCenters of America LLC / Hospitality Properties Trust
08/01/06	N.E.W. Customer Service Companies, Inc. / Berkshire Partners, LLC
07/18/06	Nationsrent Companies, Inc. / Sunbelt Rentals, Inc.
05/16/06	Progress Rail Services, Inc. / Caterpillar Inc.
05/15/06	NCO Group Inc. / One Equity Partners LLC
05/01/06	ARAMARK Corp. / CCMP Capital Advisors, Goldman Sachs, J.P. Morgan Partners, Thomas H. Lee Partners, Warburg Pincus
04/25/06	Cadbury Schweppes Bottling Group / Cadbury Schweppes Americas Beverages
04/02/06	Alderwoods Group Inc. / Service Corp. International
03/03/06	Education Management Corporation / Goldman Sachs, Providence Equity Partners
01/23/06	Westinghouse Electric Company, LLC / Ishikawajima Harima Heavy Industries Co., Shaw Group Inc., Toshiba Corp.
01/10/06	GTECH Holdings Corp. / Lottomatica SpA
09/18/05	TBC Corp. / Sumitomo Corporation of America
08/21/05	Knowles Electronics Holdings Inc. / Dover Electronics, Inc.
06/03/05	L-3 Communications Titan Corporation / L-3 Communications Holdings Inc.
05/11/05	CUNO Inc. / 3M Co.
04/21/05	Transkaryotic Therapies Inc. / Shire plc
03/09/05	Great Lakes Chemical Corp. / Chemtura Corporation
02/05/05	Basell AF S.C.A. / Access Industries, Inc.
02/01/05	Covanta ARC, LLC / Covanta Holding Corporation
11/29/04	IESI Corp. / BFI Canada, Inc.
11/24/04	Ionics Inc. / GE Infrastructure, Inc.
11/06/04	Kindercare Learning Centers Inc. / Knowledge Learning Corp.
06/30/04	Inveresk Research Group Inc. / Charles River Laboratories International Inc.
05/24/04	NeighborCare Inc. / Omnicare Inc.
05/18/04	Marsh Kroll / Marsh & McLennan Companies Inc.
05/07/04	Beta Analytics Inc. / Analex Corp.
03/29/04	Tularik Inc. / Amgen Inc.
03/15/04	GE InVision, Inc. / GE Infrastructure, Inc.

Greenhill derived from the selected transactions a reference range of valuation ratios for the transactions. The median Enterprise Value to LTM EBITDA ratio for the group was 11.0x and the median Price to LTM EPS ratio for the group was 23.3x. Based on this analysis, Greenhill used multiple ranges of 10.0x to 12.0x actual 2006 Adjusted EBITDA and 20.0x to 25.0x actual 2006 net income. Greenhill then calculated the implied enterprise value, implied equity value and implied price per share of ServiceMaster common stock by applying the relevant multiple ranges to ServiceMaster’s actual 2006 Adjusted EBITDA and net income (excluding a loss from discontinued operations and restructuring charges), respectively. Greenhill assumed that ServiceMaster’s net debt was $580 million, including $53 million of off-balance sheet obligations related to structured real estate leases. Greenhill’s calculation of net debt assumed an exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster and assumed that an aggregate of $258 million in cash and marketable securities were restricted as a result of regulatory requirements, deferred compensation obligations and other obligations. For purposes of this analysis, Greenhill assumed a fully diluted share count of 301.9 million shares, which included 8 million shares from the assumed exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster. This analysis implied the ranges of enterprise values, equity values and prices per share of ServiceMaster common stock as set forth below:

($ in millions, except per share amounts)

	ServiceMaster’s Adjusted EBITDA and Net Income	Multiple Range	Enterprise Valuation	Equity Valuation	Price Per Share
2006A EBITDA	$433.8	10.0x – 12.0x	$4,338 – $5,206	$3,758 – $4,626	$12.45 – $15.32
2006A Net Income	$186.0	20.0x – 25.0x	$4,300 – $5,230	$3,720 – $4,650	$12.32 – $15.40
	Implied Range				$12.32 – $15.40
	Present Value of Tax Amortization				$0.98 – $ 0.98
	Summary Range				$13.30 – $16.38

Premiums Paid Analysis

Greenhill reviewed available data from 254 U.S. public company transactions announced since March 12, 2004 with transaction values between $2 billion and $10 billion and involving target companies  within the Industrials or Consumer Products and Services industry classifications of the Thomson ONE Banker database. Specifically, Greenhill analyzed the acquisition price per share as a premium to the average closing share price one day, one week and one month prior to the announcement of the transaction. Greenhill also applied the same criteria to review those of the 254 transactions that involved industrial and consumer products and services companies in order to capture premiums paid in related industry segments. In addition, Greenhill applied the same criteria to those of the 254 transactions involving an acquirer that is a financial sponsor in order to capture premiums paid by non-strategic acquirers such as the Initial Equity Sponsors. In transactions falling into the broad group, the median premium was 16.3% to the one day stock price, 19.6% to the one week stock price and 22.5% to the one month stock price. In transactions involving industrial and consumer products and services companies, the median premium was 20.2% to the one day stock price, 21.1% to the one week stock price and 27.2% to the one month stock price. Finally, in transactions where the acquirer was a financial sponsor, the median premium was 15.9% to the one day stock price, 16.9% to the one week stock price and 20.3% to the one month stock price.

Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on perceived growth, synergies, strategic value and type of consideration utilized in the transaction. None of the targets in the reviewed transactions is identical to ServiceMaster and, accordingly, Greenhill’s analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the percentage purchase price premium implied by the merger versus the percentage purchase price premiums of these transactions.

Greenhill applied the median range of resulting per share purchase price premiums for the reviewed transactions to ServiceMaster’s common stock price one day, one week and one month prior to the ServiceMaster stock price becoming affected by transaction speculation, respectively, which produced a valuation range for ServiceMaster common stock of $12.85 to $13.99 per share. Greenhill assumed ServiceMaster’s closing price on November 14, 2006, $11.28 per share, as a proxy for the unaffected share price.

Leveraged Buyout Analysis

Greenhill also performed an analysis that involved estimating the returns on investment that a potential purchaser that was not a strategic buyer but rather a financial buyer could expect from a purchase of ServiceMaster at different purchase prices in a leveraged buyout using a capital structure similar to the acquisition. In connection with this analysis, Greenhill worked with ServiceMaster management to understand ServiceMaster management’s financial projections and how they might change in the context of a leveraged buyout of ServiceMaster. Greenhill assumed several key changes to ServiceMaster’s financial forecasts (adjusted as described above) in the context of a leveraged buyout, including the elimination of public company costs. In performing this analysis, Greenhill also made several assumptions about the characteristics of such a transaction based on comparable company and precedent transactions analyses, including such factors as transaction leverage, fees and expenses, financing terms, minimum cash requirements, warrants, amortization and exit EBITDA multiple. Greenhill also assumed transaction leverage of 9.5x 2006 actual Adjusted EBITDA, further adjusted to add back non-cash compensation expense. For purposes of this analysis, Greenhill assumed that ServiceMaster’s net debt was $580 million, including $53 million of off-balance sheet obligations related to structured real estate leases. Greenhill’s calculation of net debt assumed an exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster and assumed that an aggregate of $258 million in cash and marketable securities were restricted as a result of regulatory requirements, deferred compensation obligations and other obligations. Additionally, Greenhill assumed a range of fully diluted share counts consistent with a per share offer price of $14.00, $15.00, $15.625 and $16.00 respectively, all of which included 8 million shares from the assumed exchange for ServiceMaster common stock of the minority interest in a subsidiary of ServiceMaster. Greenhill then evaluated the projected revenue, Adjusted EBITDA and EBIT, incorporating the changes and assumptions described above, and projected cash flow for a leveraged ServiceMaster during the period from 2007 through 2011, and calculated the expected internal rate of return and return on investment for a potential acquirer assuming such acquirer exited its investment in ServiceMaster after five years. Greenhill performed this analysis using a per share purchase price of ServiceMaster of $14.00, $15.00, $15.625 and $16.00. The internal rates of returns were 29.2%, 22.0%, 18.5% and 16.7%, respectively, and the returns on investment at these per share purchase prices were 3.6x, 2.7x, 2.3x and 2.2x, respectively. Based on these results and its analysis of comparable company and precedent transactions, Greenhill concluded that, subject to the assumptions set out in the leveraged buyout analysis, a per share offer of $15.625 was within the range that could be reasonably expected from a financial sponsor in a leveraged buyout.

In evaluating the likely terms of any leveraged buyout of ServiceMaster and comparable company and precedent transactions, Greenhill necessarily made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, as well as to the relative comparability of other companies and precedent transactions to ServiceMaster.

Other Considerations

General

The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid to the ServiceMaster stockholders. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which ServiceMaster might actually be sold.

Engagement of Greenhill

ServiceMaster hired Greenhill based on its qualifications and expertise in providing financial advice to companies and on its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated February 22, 2007 between ServiceMaster and Greenhill, ServiceMaster has paid Greenhill a fee of $1,000,000. In addition, ServiceMaster has agreed to reimburse Greenhill for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services, subject to a specified amount, and to indemnify Greenhill against certain liabilities that may arise out of its engagement.

Delisting and Deregistration of ServiceMaster Common Stock

ServiceMaster common stock is registered as a class of equity securities under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “SVM.” As a result of the merger, ServiceMaster will be a privately-held company, with no public market for its common stock. After the merger, ServiceMaster common stock will cease to be traded on the New York Stock Exchange, and price quotations with respect to sales of shares of ServiceMaster common stock in the public market will no longer be available. In addition, ServiceMaster will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to its common stock.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in

ServiceMaster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, which is incorporated in this proxy statement by reference, for risks relating to ServiceMaster’s business.

Failure to complete the merger could negatively impact the market price of ServiceMaster common stock.

If the merger is not completed for any reason, ServiceMaster will be subject to a number of material risks, including the following:

•       the market price of ServiceMaster’s common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

•       costs relating to the merger agreement, such as legal, accounting and financial advisory fees, and in specified circumstances, termination and expense reimbursement fees, must be paid by us even if the merger is not completed and our ability to recover from CDRSVM Parent and under the guarantees of each of the Initial Equity Sponsors will be limited; and

•       the diversion of management’s attention from the day-to-day business of ServiceMaster and the potential disruption to its employees and its relationships with customers, suppliers and distributors during the period before the completion of the merger may make it difficult for ServiceMaster to achieve its strategic plan if the merger does not occur.

If the merger is not adopted by ServiceMaster’s stockholders at the special meeting, ServiceMaster, CDRSVM Parent and Merger Sub will not be permitted under Delaware law to complete the merger and each of ServiceMaster and CDRSVM Parent will have the right to terminate the merger agreement. Upon such termination and under specified circumstances, ServiceMaster may be required to reimburse CDRSVM Parent for certain of its expenses up to a maximum of $20 million and to pay to CDRSVM Parent a termination fee of $90.8 million (less the amount of reimbursed expenses). See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 77 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, under certain circumstances, ServiceMaster may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, ServiceMaster is restricted from soliciting, initiating, or knowingly encouraging any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than CDRSVM Parent. As a result of these restrictions, ServiceMaster may not be able to enter into an alternative transaction at a more favorable price without incurring potentially significant liability to CDRSVM Parent. See “Terms of the Merger Agreement—No Solicitation of Takeover Proposals” and “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on pages 64 and 77, respectively, of this proxy statement.

Uncertainties associated with the merger may cause ServiceMaster to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with ServiceMaster following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Financing

We estimate the total amount of funds necessary to complete the merger and the related transactions to be approximately $5.2 billion, which includes approximately $4.8 billion to be paid out to our stockholders and holders of other equity-based interests in ServiceMaster and the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions, including a one-time transaction fee of approximately $55 million upon consummation of the merger, payable to the Equity Sponsors or their affiliates in connection with their roles in arranging and structuring the transactions. The estimate of the total amount of funds necessary to complete the merger and related transactions also includes amounts necessary to repay borrowings under ServiceMaster’s existing credit facilities and to repay ServiceMaster’s 6.95% Notes due August 15, 2007 and 7.875% Notes due August 15, 2009, which are expected to be repaid, redeemed, defeased or otherwise discharged (or notice of redemption is expected to be given) in connection with the merger. These payments are expected to be funded by a combination of equity contributions and debt financing, as well as our available cash. The estimated amount of debt to be repaid does not include specified debt of ServiceMaster expected to remain outstanding after the merger, primarily consisting of ServiceMaster’s 7.10% Notes due March 1, 2018, 7.45% Notes due August 15, 2027 and 7.25% Notes due March 1, 2038, certain capital leases and deferred payment obligations, in an estimated aggregate principal amount of approximately $450 million. The documentation governing the debt financing is expected to provide that any collateral securing such debt financing will not include capital stock, indebtedness or other obligations of ServiceMaster or any subsidiary, real estate or any other property or assets to the extent that granting any such security interest would require equally and ratably securing the 7.10% Notes due March 1, 2018, 7.45% Notes due August 15, 2027 and 7.25% Notes due March 1, 2038 under the indenture pursuant to which such notes were issued; accordingly, such notes are not expected to be secured or guaranteed in connection with the merger and related transactions. CDRSVM Parent and Merger Sub have obtained equity financing commitments from the Equity Sponsors and debt financing commitments from the Debt Sponsors (identified below under “— Debt Financing”) for the transactions contemplated by the merger agreement. After giving effect to the contemplated draws under the debt commitments, we currently expect total new debt outstanding at the close of the merger to be approximately $3.8 billion.

Equity Financing

The Initial Equity Sponsors have delivered equity commitment letters in the following amounts:

Initial Equity Sponsor	Commitment Amount
Clayton, Dubilier & Rice Fund VII, L.P.	$696,100,000.00
Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.	135,000,000.00
BAS Capital Funding Corporation	250,000,000.00
Citigroup Capital Partners II 2007 Citigroup Investment, L.P.	61,240,997.82
Citigroup Capital Partners II Employee Master Fund, L.P.	68,789,680.55
Citigroup Capital Partners II Onshore, L.P.	31,055,672.97
Citigroup Capital Partners II Cayman Holdings, L.P.	38,913,648.66
CGI CPE LLC	50,000,000.00
J.P. Morgan Ventures Corporation	100,000,000.00
TOTAL	$1,431,100,000.00

Each of the equity commitment letters provides that the equity funds will be contributed to fund the merger consideration in accordance with the merger agreement, to pay related amounts required to be paid by CDRSVM Parent under the merger agreement and to reimburse certain costs and expenses. Each of the equity commitments is generally subject to the satisfaction or waiver at the closing of the conditions precedent to the obligations of CDRSVM Parent to consummate the merger and the substantially contemporaneous funding of the debt financing. Each of the Initial Equity Sponsors may assign all or a portion of its equity funding obligation to affiliates or affiliated funds, or to entities governed by affiliates or affiliated funds; however, any such assignment will not relieve the applicable Initial Equity Sponsor of its contractual obligation to provide equity financing. One or both of CDR Fund VII and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. expect to assign a portion of their equity funding obligations to a co-investment vehicle which CD&R expects to form and manage for the purpose of this transaction, which is expected to have certain existing limited partners of CDR Fund VII and Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. as its limited partners. The terms of each of the equity commitment letters will expire automatically upon the earliest to occur of  (i) the termination of the merger agreement, (ii) December 31, 2007, (iii) in the event we assert in any litigation or other proceeding any claim under any guarantee (as defined in the next paragraph), (iv) in the event CDRSVM Parent seeks to enforce the commitments and obligations set forth in the equity commitment letters other than at the direction of the lead investor, or (v) the announcement of a transaction for the sale of ServiceMaster or all or substantially all of its assets to a party other than CDRSVM Parent.

Concurrently with the execution and delivery of the equity commitment letters, each of the Initial Equity Sponsors executed and delivered to ServiceMaster a limited guaranty, which we refer to in this proxy statement as a guarantee, related to the performance by CDRSVM Parent and Merger Sub of certain payment obligations under the merger agreement. See “Terms of the Merger Agreement—Initial Equity Sponsor Guarantees” beginning on page 78 of this proxy statement for a description of the guarantees.

Debt Financing

The institutions listed below, referred to in this proxy statement as the Debt Sponsors, have delivered debt financing commitments in the following amounts:

Debt Sponsor	Commitment Amount
Citigroup Global Markets Inc. (and/or certain affiliates)	$1,338,750,000.00
JPMorgan Chase Bank, N.A.	1,338,750,000.00
Bank of America, N.A.	299,250,000.00
Blue Ridge Investments, L.L.C.	52,500,000.00
Banc of America Bridge LLC	120,750,000.00
Goldman Sachs Credit Partners L.P.	675,000,000.00
Morgan Stanley Senior Funding, Inc.	675,000,000.00
TOTAL	$4,500,000,000.00

The foregoing table reflects the debt commitment letter as amended and restated on April 9, 2007 to replace the commitment letter delivered on March 18, 2007 by Citigroup Global Markets, Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A. Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. were respectively allocated 29.75% of total commitments, Goldman Sachs and Morgan Stanley were respectively allocated 15% of total commitments, and Bank of America, N.A. and its affiliates were allocated 10.5% of total commitments. Assuming the merger is completed and the Debt Sponsors provide financing as contemplated by the amended and restated debt commitment letter, it is estimated by Merger Sub that each of Morgan Stanley and Goldman Sachs could be entitled to receive financing fees of up to $16.1 million pursuant to the fee schedule common to all the Debt Sponsors.

The debt financing commitments consist of: (i) a senior secured term loan facility in an aggregate principal amount of up to $2,650 million and an additional pre-funded synthetic letter of credit facility in an aggregate principal amount of up to $200 million, (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $500 million, a portion of which will be available for issuing letters of credit and swing-line loans and (iii) unsecured senior debt financing in an aggregate principal amount of up to $1,150 million or, to the extent such financing is not in place on the closing date, a borrowing of twelve-month unsecured senior interim loans in an aggregate principal amount of up to $1,150 million.

The merger agreement contemplates a period of 30 consecutive business days, referred to in this proxy statement as the marketing period, to consummate the transactions contemplated by the debt financing commitments.  There are certain requirements in order for the marketing period to commence.  See

“Terms of the Merger Agreement—Financing; Cooperation” beginning on page 67 of this proxy statement.

The debt financing commitments will expire if not drawn on or prior to 5:00 p.m., Eastern Time, on December 31, 2007 or upon termination of the merger agreement or consummation of the merger without the debt financing. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•       the consummation of the merger;

•       the absence of outstanding preferred equity or indebtedness held by third parties, except for specified assumed debt, including certain existing notes, and any existing capital leases;

•       the absence of a material adverse change with respect to ServiceMaster, to the extent such change constitutes a “material adverse change” for purposes of the merger agreement;

•       the execution of definitive credit documentation consistent with the term sheets for the debt facilities;

•       receipt of equity contributions in an amount not less than $1,200 million;

•       the receipt of specified financial statements of ServiceMaster;

•       the receipt of a certificate of the chief financial officer with respect to the solvency of ServiceMaster; and

•       receipt of customary closing documents.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Interests of ServiceMaster’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger.

Treatment of ServiceMaster Stock Options and Stock Appreciation Rights in the Merger

Options to acquire shares of ServiceMaster common stock granted under various ServiceMaster stock incentive plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the excess (if any) of $15.625 per share over the exercise price per share of the option times the number of shares subject to the option, less any applicable withholding taxes.

Stock appreciation rights granted under various ServiceMaster stock incentive plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger and converted into the right to receive a cash payment equal to the excess (if any) of $15.625 per share over the base price per share of the stock appreciation right times the number of shares subject to the stock appreciation rights award, less any applicable withholding taxes.

The table below sets forth, as of May 22, 2007, for each of ServiceMaster’s directors and executive officers, (a) the number of shares subject to vested options to purchase ServiceMaster common stock and vested SARs held by such person, (b) the value of such vested options and SARs (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $15.625 over the per share exercise price of the option or base price of the SAR by (ii) the number of shares subject to the option or SAR, (c) the number of additional options and SARs held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options and SARs (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $15.625 over the per share exercise price of the option or base price of the SAR by (ii) the number of shares subject to the option or SAR, (e) the aggregate number of shares subject to vested options and SARs and options and SARs that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and SARs and options and SARS that will vest as a result of the merger (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $15.625 over the per share exercise price of the option or base price of the SAR by (ii) the number of shares subject to the option or SAR.

			Options and SARs that Will
			Vest
Directors and			as a Result of the
Executive Officers	Vested Options and SARs		Merger		Totals
Name	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Richard A. Ascolese	108,166	$329,033.67	39,667	$139,646.92	147,833	$468,680.59
Steven B. Bono	126,666	452,276.17	51,667	183,526.92	178,333	635,803.09
Scott J. Cromie	320,565	1,158,385.63	91,457	332,930.13	412,022	1,491,315.75
Mitchell T. Engel	306,000	865,550.00	104,000	362,300.00	410,000	1,227,850.00
Louis J. Giuliano	10,183	22,556.90	15,276	33,839.00	25,459	56,395.90
Lisa V. Goettel	24,166	77,908.67	44,167	131,289.42	68,333	209,198.09
James A. Goetz	127,166	440,533.67	76,167	264,189.42	203,333	704,723.09
Brian Griffiths	139,444	567,417.63	8,532	23,862.42	147,976	591,280.05
Sidney E. Harris	129,451	564,063.24	1,500	8,497.50	130,951	572,560.74
Katrina L. Helmkamp	20,000	57,260.00	50,000	149,390.00	70,000	206,650.00
Roberto R. Herencia	6,000	33,990.00	1,500	8,497.50	7,500	42,487.50
Betty Jane Hess	6,000	33,990.00	1,500	8,497.50	7,500	42,487.50
Eileen A. Kamerick	—	—	—	—	—	—
Jim L. Kaput	139,333	356,748.09	107,334	379,753.83	246,667	736,501.92
James D. McLennan	64,798	163,343.32	1,500	8,497.50	66,298	171,840.82
Ernest J. Mrozek	1,136,775	4,241,495.80	242,428	857,566.04	1,379,203	5,099,061.84
Coleman H. Peterson	2,756	11,547.64	4,134	17,321.46	6,890	28,869.10
J. Patrick Spainhour	—	—	185,000	975,875.00	185,000	975,875.00
Dennis R. Sutton	93,550	222,018.75	48,000	144,830.00	141,550	366,848.75
David K. Wessner	188,791	877,400.48	8,867	24,594.40	197,658	901,994.87
All directors and executive officers as a group (20 persons)	2,949,810	$10,475,519.63	1,082,696	$4,054,904.93	4,032,506	$14,530,424.56

Treatment of ServiceMaster Restricted Stock and Restricted Stock Units in the  Merger

Upon completion of the merger, all outstanding shares of restricted stock and all restricted stock units granted under various ServiceMaster stock incentive plans will become fully vested and will be converted into the right to receive a cash payment equal to $15.625 per share times the number of shares or units, less any applicable withholding taxes. The table below sets forth, as of May 22, 2007, for each of ServiceMaster’s directors and executive officers (a) the number of shares of restricted stock and restricted stock units held by such person that will vest and become unrestricted as a result of the merger and (b) the total cash payment to the director or executive officer with respect to those shares of restricted stock and restricted stock units in connection with the merger (without regard to deductions for withholding taxes).

	Restricted Stock
Directors and	that Will Vest
Executive Officers	as a Result of the Merger
Name	(a) Shares/Units	(b) Value
Richard A. Ascolese	12,089	$188,890.63
Steven B. Bono	17,255	269,609.38
Scott J. Cromie	24,155	377,421.88
Mitchell T. Engel	35,570	555,781.25
Louis J. Giuliano	—	—
Lisa V. Goettel	9,630	150,468.75
James A. Goetz (1)	29,620	462,812.50
Brian Griffiths	500	7,812.50
Sidney E. Harris	500	7,812.50
Katrina L. Helmkamp	19,067	297,921.88
Roberto R. Herencia	500	7,812.50
Betty Jane Hess	500	7,812.50
Eileen A. Kamerick	—	—
Jim L. Kaput	36,493	570,203.13
James D. McLennan	500	7,812.50
Ernest J. Mrozek (2)	85,685	1,338,828.13
Coleman H. Peterson	—	—
J. Patrick Spainhour	61,667	963,546.88
Dennis R. Sutton	16,034	250,531.25
David K. Wessner	500	7,812.50
All directors and executive officers as a group (20 persons)	350,265	$5,472,890.63

(1)          As of May 22, 2007, Mr. Goetz owned 4,157 deferred stock units.

(2)          As of May 22, 2007, Mr. Mrozek owned 39,211 restricted stock units.

Change in Control Provisions in Severance Agreements

We have entered into change in control severance agreements with all of our executive officers. These agreements generally provide, among other things, for severance pay and other benefits to the officer if, within two years following a change in control of ServiceMaster (as defined in each severance agreement), the executive officer’s employment with us (or our successor) is terminated by us (or our successor) other than for cause (as defined in each severance agreement) or is terminated by the executive officer for good reason (as such term is defined in each severance agreement). The completion of the merger would constitute a change of control for purposes of these severance agreements.

The change in control severance agreements, and the benefits that would be paid to our executive officers thereunder, are described in further detail below.

Severance Benefits Payable to J. Patrick Spainhour.   If we terminate the employment of Mr. Spainhour without cause or Mr. Spainhour terminates his employment for good reason, in either case within the two-year period beginning on the date on which the merger is completed, we will pay to Mr. Spainhour a lump sum cash payment consisting of:

•       his accrued salary through the date of termination,

•       any unpaid previously earned bonus under the Annual Bonus Plan (the “ABP”),

•       any accrued and unpaid vacation pay,

•       a pro rated annual bonus under the ABP through the date of termination based upon the target bonus for the year in which the merger is completed, or, if higher, his target bonus for the year in which his employment is terminated,

•       an amount equal to his highest annual base salary during the prior 12 months plus 1/12th of such salary for each completed month of service from July 1, 2006, up to a maximum of 24 completed months (i.e., three times his highest annual base salary if the termination occurs on or after June 30, 2008),

•       an amount equal to his target annual bonus under the ABP for the year in which the change in control occurs plus 1/12th of such target bonus for each completed month of service from July 1, 2006, up to a maximum of 24 completed months (i.e., three times his target annual bonus if the termination occurs on or after June 30, 2008), and

•       an amount equal to any unvested employer matching contributions under our 401(k) plan and nonqualified deferred compensation plan.

In addition, we will continue to provide employee benefits, including medical plan benefits, to Mr. Spainhour for a period of one year plus one month for each completed month of service from July 1, 2006, up to a maximum of 24 completed months (i.e., three years of coverage if the termination occurs on or after June 30, 2008).

Severance Benefits Payable to Executive Officers Other than Mr. Spainhour.   If we terminate the employment of any executive officer other than Mr. Spainhour for a reason other than cause or if such executive officer terminates his or her employment for good reason, in either case within the two-year period beginning on the date that the merger is completed, we will pay to the officer a lump sum cash payment consisting of:

•       accrued salary through the date of termination,

•       any unpaid previously earned bonus,

•       any accrued and unpaid vacation pay,

•       a pro rated ABP and Corporate Performance Plan (“CPP”) bonus through the date of termination based upon the target bonus amounts for the year in which the merger is completed, or, if higher, the year in which the officer’s employment is terminated,

•       three (or, in the case of Messrs. Ascolese and Sutton, two) times  the executive’s highest annual base salary in the 12 months prior to termination,

•       three (or, in the case of Messrs. Ascolese and Sutton, two) times the executive’s target ABP and CPP bonus immediately prior to the change in control, or, if higher, for the year in which the merger is completed, and

•       an amount equal to any unvested employer matching contributions under our 401(k) plan and nonqualified deferred compensation plan.

In addition, we will continue to provide the executive with employee benefits, including medical plan benefits, for a three-year (or, in the case of Messrs. Ascolese and Sutton, two-year) period following termination.

Under all of these agreements, including Mr. Spainhour’s, “good reason” means a material reduction in position, duties or responsibilities, a transfer of the executive’s home office by more than 40 miles, a reduction in salary, a failure to maintain substantially comparable benefit or compensation plans or to provide benefits substantially comparable to other peer employees, or a failure by ServiceMaster to require a successor to assume our obligations under the agreement.

With respect to all executives, including Mr. Spainhour, upon a termination by the company for cause, by the executive without good reason, or upon death or disability, we have no obligation to pay any prospective amounts or provide any benefits under the agreement. Our obligations will consist of those obligations accrued at the date of termination, including payment of earned salary, reimbursement of expenses and obligations which may otherwise be payable in the event of death or disability.

If any payment to any of these executives, including Mr. Spainhour, pursuant to the agreements or otherwise would be subject to the excise tax imposed on excess parachute payments, then we will make an additional payment (i.e., a gross-up payment) such that the executive would receive a net amount equal to the amount the executive would have received if the excise tax did not apply.

We are obligated to reimburse each executive, on a current basis, for all legal fees and expenses incurred in connection with a dispute under his or her change in control severance agreement. The executive must repay us if his or her claims are denied in total.

Additional Agreement with Messrs. Bono, Goetz, Kaput and Engel

We have also entered into an additional separation agreement with each of Messrs. Bono, Goetz, Kaput and Engel. These additional agreements provide that, in the case of Messrs. Bono and Goetz, their employment with us will end on August 31, 2007, in the case of Mr. Kaput, his employment with us will end on October 31, 2007 and, in the case of Mr. Engel, his employment with us will end on December 31, 2007. These agreements further provide that if (i) the merger is completed prior to these respective termination dates, (ii) CDRSVM Parent does not inform Messrs. Bono, Goetz, Kaput and Engel, as the case may be, that it is retaining his employment in our Downers Grove office because it is abandoning our plan to consolidate our Downers Grove office into our Memphis office and (iii) Messrs. Bono, Goetz, Kaput and Engel, as the case may be, has provided full time-services to us through the date of termination, then the officer in question will be deemed to have terminated his employment for good reason for purposes of his change in control severance agreement and will receive the payments and benefits described under
“—Severance Benefits Payable to Executive Officers Other than Mr. Spainhour” beginning on page 48 of this proxy statement.

The following table sets forth information regarding the estimated value of payments and other benefits that would be payable or provided by the company to each of the company’s executive officers pursuant to the agreements described above on pages 47-49 if their employment were to be terminated immediately following the completion of the merger and assuming that the merger were to be completed on June 30, 2007, under circumstances entitling such executive officer to severance under such agreements.

	Severance Payment (1)	Health & Welfare (2)	Gross-Up Payment (3)	Total Payments Sum (1-3) (4)
Richard A. Ascolese	$1,588,492	$12,621	$532,604	$2,133,717
Steven B. Bono	1,939,558	20,039	803,846	2,763,443
Scott J. Cromie	3,549,930	20,039	1,402,869	4,972,838
Mitchell T. Engel	3,948,446	20,039	1,811,053	5,779,538
Lisa V. Goettel	1,969,000	20,039	802,485	2,791,524
James A. Goetz	2,682,111	20,039	1,199,831	3,901,981
Katrina L. Helmkamp	4,050,873	20,039	1,638,186	5,709,098
Jim L. Kaput	3,808,622	20,039	1,496,941	5,325,602
Ernest J. Mrozek	6,413,333	20,039	2,578,202	9,011,574
J. Patrick Spainhour	4,046,301	12,621	2,047,886	6,106,808
Dennis R. Sutton	2,190,178	12,621	835,754	3,038,553

Exculpation, Indemnification and Insurance

The merger agreement provides that CDRSVM Parent will cause the certificate of incorporation and bylaws of the surviving corporation and each of its subsidiaries to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, employees and agents than are set forth in the certificate of incorporation or the bylaws of ServiceMaster as in effect on the date of the merger agreement. The merger agreement also provides that, subject to certain considerations, prior to the effective time of the merger, ServiceMaster will purchase an extended reporting period for its existing directors’ and officers’ liability insurance, which we refer to as D&O insurance, for a period of six years after the effective time of the merger. See “Terms of the Merger Agreement—Exculpation, Indemnification and Insurance of ServiceMaster’s Directors and Officers” on page 70 of this proxy statement.

Arrangements with CDRSVM Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with CDRSVM Parent or its affiliates regarding employment with, or the right to participate in the equity of, CDRSVM Parent. In addition, no member of our board of directors has entered into any agreement, arrangement or understanding with CDRSVM Parent or its affiliates regarding the right to participate in the equity of CDRSVM Parent. CDRSVM Parent has informed us that it is its intention to retain members of our existing management team with CDRSVM Parent or its affiliates after the merger is completed. Members of management are currently engaged in discussions with representatives of CDRSVM Parent regarding revised terms of employment. In addition to revised terms of employment, CDRSVM Parent has informed us that it anticipates offering members of management the opportunity to convert a portion of their current equity interests in ServiceMaster into equity in CDRSVM Parent and that it also intends to establish equity-based incentive compensation plans for management of CDRSVM Parent. Although we believe that members of our management team are likely to enter into new arrangements with CDRSVM Parent or its affiliates regarding employment with, and the right to purchase or participate in the equity of, CDRSVM Parent, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized.

Regulatory Matters

U.S. Antitrust Authorities

The Hart-Scott-Rodino Antitrust Improvements Act, which we refer as the HSR Act, and the regulations promulgated thereunder required that CDRSVM Parent and ServiceMaster file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on April 3, 2007. On April 17, 2007, the Federal Trade Commission granted early termination of the waiting period for the merger, indicating that the federal antitrust authorities have ended their review of the merger.

Nevertheless, at any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

State Insurance Authorities

In connection with the merger, CDRSVM Parent is required to obtain the approval of the California Department of Insurance and the Florida Office of Insurance Regulation because the ultimate ownership of our subsidiary, American Home Shield, will change as a result of the merger. Because the Division of Insurance of the State of Nevada could also take the position that its prior approval of the merger is required. CDRSVM Parent made a protective filing in that state for pre-approval of the merger.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance on timing of the receipt of such approvals or that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on ServiceMaster or, after completion of the transaction, CDRSVM Parent.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is adopted by ServiceMaster’s stockholders, conditions may be placed on the merger that could cause us to abandon it.

Litigation Relating to the Merger

On March 19, 2007, two separate class-action complaints were filed by stockholders of the company in Tennessee state court. One complaint was filed in the Circuit Court of Shelby County, Golumbuski v. The ServiceMaster Company, et al., No. CT-001470-07, and the other was filed in the Chancery Court of Shelby County, Kaiman v. J. Patrick Spainhour, et al., No. CH-07-0571-2. Subsequently, additional class-action complaints were filed by stockholders of the company in the Circuit Court of Shelby County, Sokol, et al. v. The ServiceMaster Company, et al., No. CT-001505-07, and in the Circuit Court of Cook County, Illinois, Chancery Division, Palmer v. The ServiceMaster Company, et al., No. 07-CH-08002, on March 20, 2007 and March 21, 2007, respectively. On April 27, 2007 a class action complaint was filed by a stockholder of the company in Delaware Chancery Court, Smith v. The ServiceMaster Company, et al., C.A. No. 2924-VCS. The complaints filed on March 19, 2007 each name ServiceMaster, the individual members of

ServiceMaster’s board of directors, and CD&R as defendants, and allege purported class claims for breach of fiduciary duty against ServiceMaster and the ServiceMaster directors, and a claim against CD&R for aiding and abetting breaches of fiduciary duty, in connection with the proposed sale of ServiceMaster to CDRSVM Parent. The complaints filed on March 20, 2007 and March 21, 2007 each name ServiceMaster and the individual members of ServiceMaster’s board of directors as defendants, and allege purported class claims for breach of fiduciary duty against the ServiceMaster directors and a claim against ServiceMaster for aiding and abetting breaches of fiduciary duty in connection with the same transaction. The complaint filed on April 27, 2007 names as defendants ServiceMaster, the individual members of ServiceMaster’s board of directors, CDRSVM Parent, Merger Sub, CD&R and certain of its affiliates, BAS Capital Funding Corp., various Citigroup Capital Partners entities, and J.P. Morgan Ventures Corporation. The April 27, 2007 complaint, as amended, alleges purported class claims for breach of fiduciary duty, disclosure violation claims with respect to the company’s April 16, 2007 preliminary proxy statement, and claims for aiding and abetting breaches of fiduciary duty. Among other things, all five of the foregoing complaints challenge and indicate an intent to enjoin the proposed acquisition of ServiceMaster by CDRSVM Parent. On May 9, 2007, plaintiff in the Smith action filed a motion for expedited discovery and for the scheduling of a preliminary injunction hearing to enjoin the defendants from proceeding with the proposed acquisition. On May 22, 2007, plaintiff in the Kaiman action also filed a motion for expedited discovery and for the scheduling of a preliminary injunction hearing.

On May 18, 2007, the parties to the Smith action reached an agreement in principle to settle the class action, and subsequently entered into a Memorandum of Understanding reflecting that agreement. The Memorandum of Understanding provides that the company will include in this proxy statement certain disclosures, including the maximum reduction in the fee payable to Morgan Stanley and Goldman Sachs in connection with the retention of a third investment bank, and the intention of our board of directors concerning payment of ServiceMaster’s regular quarterly cash dividend. The Memorandum of Understanding further provides that CD&R agrees to reduce the Company termination fee from $100 million to $90.8 million and that both CD&R and our board of directors will take such further action as necessary and reasonable to effectuate the reduction. The parties are negotiating a definitive Stipulation of Settlement, which will require court approval. Notwithstanding, the company believes the complaints to be without merit and, if necessary, intends to defend them vigorously. The Company believes that resolution of the Smith case will lead to dismissal of all actions.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of ServiceMaster common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of ServiceMaster common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of ServiceMaster common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, holders who own 5% or more of ServiceMaster common stock and holders who do not hold their shares of ServiceMaster common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of ServiceMaster common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of ServiceMaster common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, merger consideration paid to our stockholders will be taxable to our stockholders for U.S. federal income tax purposes. A holder of ServiceMaster common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ServiceMaster common stock surrendered. Any such gain or loss generally will be capital gain or loss if the ServiceMaster common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the ServiceMaster common stock for more than one year prior to the effective time of the merger. If the holder has held the ServiceMaster common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

All or a portion of  distributions by ServiceMaster with respect to its common stock, generally for 2003 through 2007, have been treated or are expected to be treated for federal income tax purposes as a non-taxable return of capital. The portion so treated is generally applied to reduce the adjusted basis of common stock owned by a stockholder. Any such reduction generally would increase the gain or decrease the loss otherwise recognized by the stockholder upon receipt of cash in the merger. The per share distribution in each quarter of 2003 and in the first and second quarters of 2004 was $.105, the per share distribution in the third and fourth quarters of 2004 was $0.11, and the per share distribution in each quarter of 2005 and 2006  was as set forth under “Stock Prices and Dividends” on page 80 of this proxy statement.  For distributions made in each year, the percentage treated by ServiceMaster as a return of capital is as follows: 2003 – 100%; 2004 – 32.3%; 2005 – 13%; and 2006 – 89%. The percentage, if any, of 2007 distributions treated as a return of capital is expected to be reported to stockholders following the merger under procedures generally applicable to reporting income to stockholders. Stockholders should consult their own tax adviser to determine the specific tax consequences to them.

Dissenting Stockholders

Our stockholders who perfect appraisal rights with respect to the merger, as discussed under “—Appraisal Rights” beginning on page 54 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ServiceMaster common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Each such stockholder should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Backup Withholding and Information Reporting

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of ServiceMaster common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of ServiceMaster common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of ServiceMaster common stock. Cash received in the merger will be subject to information reporting unless an exemption applies.

Appraisal Rights

The discussion below is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached to this proxy statement as Appendix E. Stockholders intending to exercise appraisal rights should carefully review Appendix E. Failure to follow precisely any of the statutory procedures set forth in Appendix E may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of ServiceMaster common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares of ServiceMaster common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of ServiceMaster common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder must file a written demand for appraisal of shares with ServiceMaster before the special meeting on June 28, 2007. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in ServiceMaster common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver such stockholder’s written demand to The ServiceMaster Company at our address at 3250 Lacey Road, Suite 600, Downers Grove, Illinois  60515, Attention:  Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of such stockholder’s ServiceMaster common stock. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to our Corporate Secretary at the address listed above a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. ServiceMaster, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by ServiceMaster or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either ServiceMaster or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the ServiceMaster shares of stockholders entitled to appraisal rights. ServiceMaster has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon ServiceMaster, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by ServiceMaster. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such stockholder’s demand for appraisal and receive payment for such stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any ServiceMaster stockholder to comply fully with the procedures described above and set forth in Appendix E to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred in connection with the merger are as follows in millions:

Financial advisor and financing fees and expenses	$168
Legal, accounting and other fees	$38
Transaction fees	$55
Total	$261

See “Terms of the Merger Agreement—Fees and Expenses” on page 78 of this proxy statement.

Financial Projections

In connection with our possible sale, we provided projections to the prospective bidders, our board of directors, Morgan Stanley, Goldman Sachs and Greenhill. The summary of the projections set forth below is included to give our stockholders access to information that was not publicly available and that we provided in connection with our possible sale.

ServiceMaster did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, Deloitte & Touche LLP, has neither examined nor compiled the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report on our historical consolidated financial statements incorporated by reference in this proxy statement does not extend to the projections and should not be read to do so.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page 5 of this proxy statement. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of ServiceMaster, our board of directors, Morgan Stanley, Goldman Sachs or Greenhill assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

The following table sets forth the last set of projections furnished to prospective bidders and Morgan Stanley, Goldman Sachs and Greenhill prior to the execution and delivery of the merger agreement.

	Fiscal Year Ending December 31
	2007	2008	2009
	(In millions, except per share data)
Revenue	$3,655	$3,970	$4,322
Operating Income (1)	374	423	484
Net Income (1)	194	222	259
Earnings Per Share (1)	0.67	0.76	0.88
Adjusted EBITDA (1)(2)	459	512	578
Cash from Operations: Excluding Restructuring Charges and IRS Settlements	332	394	398
Including Restructuring Charges and IRS Settlements	315	394	398

(1)          Excludes restructuring charges relating to Project Accelerate, an internal reengineering project designed to improve the effectiveness and efficiency of functional support areas, and corporate headquarters consolidation in 2007.

(2)          EBITDA (earnings before interest, taxes, depreciation and amortization) is not a generally accepted accounting principles financial measurement. We provided projections of EBITDA because we believe they enhance the understanding of our projected operating results and provide useful information regarding our ability to service or incur indebtedness. Adjusted EBITDA means EBITDA, adjusted to include interest income and investment income, primarily related to the required reserve balances maintained by the subsidiaries of ServiceMaster comprising its American Home Shield segment.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties ServiceMaster, CDRSVM Parent and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into ServiceMaster and the separate corporate existence of Merger Sub will end. ServiceMaster will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger and an indirect wholly-owned subsidiary of CDRSVM Parent. The certificate of incorporation and bylaws of ServiceMaster, as the surviving corporation, will be substantially similar to those of ServiceMaster as of the date of the merger agreement.

The directors of Merger Sub will, from and after the effective time of the merger, be the initial directors of ServiceMaster, as the surviving corporation, until the earlier of their death, resignation or removal or until their successors are duly elected or appointed and qualified. The officers of ServiceMaster at the effective time of the merger will, from and after the effective time of the merger, be the initial officers of ServiceMaster, as the surviving corporation, until the earlier of their death, resignation or removal or until their successors are duly elected or appointed and qualified.

When the Merger Becomes Effective

Upon satisfaction or waiver of all closing conditions to the merger, ServiceMaster will file a certificate of merger with the Secretary of State of the State of Delaware on a date mutually agreed to by ServiceMaster and CDRSVM Parent (no later that the fifth business day after the satisfaction or waiver of all the closing conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, unless ServiceMaster and CDRSVM Parent agree to another date in writing). The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later date and time as ServiceMaster and CDRSVM Parent agree and specify in the certificate of merger.

If stockholders adopt the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger late in the second quarter or early in the third quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock Units

The total merger consideration that is expected to be paid to holders of ServiceMaster common stock in the merger is approximately $4.7 billion. The merger agreement provides that, at the effective time of the merger:

•       each share of ServiceMaster common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by ServiceMaster, CDRSVM Parent, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) will be converted into the right to receive $15.625 in cash;

•       each share of ServiceMaster common stock owned by ServiceMaster, CDRSVM Parent or Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•       each share of ServiceMaster common stock owned by dissenting stockholders who validly perfect their appraisal rights under Delaware law (and do not subsequently validly withdraw or fail to perfect their demand for appraisal or otherwise lose their appraisal rights) shall be converted into the right to receive such consideration as may be determined under the appraisal procedures of Delaware law;

•       each share of ServiceMaster common stock owned by dissenting stockholders who, subsequent to such holders’ demand for appraisal, validly withdraw or fail to perfect their demand for appraisal or otherwise lose their appraisal rights, in each case subject to Delaware law, will be deemed to have been converted into the right to receive $15.625 in cash; and

•       each share of Merger Sub common stock will be converted into and become one share of common stock of ServiceMaster, as the surviving corporation.

The merger agreement further provides that ServiceMaster shall use reasonable efforts to ensure that, at the effective time of the merger, each option to acquire ServiceMaster common stock or stock appreciation right with respect to ServiceMaster common stock granted under various ServiceMaster stock incentive plans which is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled in consideration for the right to receive a cash payment (less any applicable withholding tax) equal to the product of:

•       the total number of shares of ServiceMaster common stock subject to the option or stock appreciation right; and

•       the excess, if any, of $15.625 over the exercise price or base price per share under the option or stock appreciation right.

The merger agreement further provides that, at the effective time of the merger, each restricted stock unit granted under various ServiceMaster stock incentive plans which is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to $15.625 per unit, less any applicable withholding taxes.

Payment for ServiceMaster Common Stock in the Merger

At the effective time of the merger, CDRSVM Parent will, or will cause ServiceMaster, as the surviving corporation, to, deposit with a paying agent selected by CDRSVM Parent and reasonably acceptable to ServiceMaster, sufficient cash to pay stockholders of ServiceMaster the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of ServiceMaster or its transfer agent of certificates representing ServiceMaster common stock and, if any certificates are presented to ServiceMaster for transfer, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of ServiceMaster.

As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of ServiceMaster common stock of record as of the effective time a letter of transmittal and instructions for use in effecting the surrender of their ServiceMaster common stock certificates in exchange for the merger consideration. You should not send in your ServiceMaster common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by ServiceMaster (as the surviving corporation), post a bond in such reasonable amount as ServiceMaster directs as indemnity against any claim that may be made against ServiceMaster with respect to such certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. Interest will not be paid or accrued in respect of cash payments of merger consideration. ServiceMaster, CDRSVM Parent or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If payment is to be made to a person other than the person in whose name the ServiceMaster common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the exchange fund held by the paying agent that remains undistributed to our stockholders 12 months after the effective time of the merger will be delivered to the surviving corporation and any stockholders who have not properly surrendered their stock certificates will thereafter look only to the surviving corporation for payment of the merger consideration in the amount due to them under the merger agreement (subject to abandoned property, escheat or other similar laws). None of ServiceMaster, CDRSVM Parent, the paying agent or any other third party will be liable to any former stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

ServiceMaster has made certain customary representations and warranties in the merger agreement to CDRSVM Parent and Merger Sub, including, among others, as to:

•       corporate existence and power, qualification to conduct business and good standing;

•       subsidiaries;

•       capital structure;

•       corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•       the fairness opinions of ServiceMaster’s financial advisors and Greenhill;

•       required governmental approvals;

•       required third party approvals;

•       no violations of organizational documents, laws and regulations and material agreements as a result of the merger;

•       the accuracy of ServiceMaster’s reports (including this proxy statement) filed with the SEC since December 31, 2005 and the accuracy of the financial statements included in such reports, where applicable;

•       compliance with the Sarbanes-Oxley Act;

•       internal control over financial reporting and disclosure controls and procedures;

•       absence of any material adverse changes and certain other changes since December 31, 2006;

•       litigation and other liabilities;

•       employee benefits;

•       compliance with laws;

•       material contracts;

•       real property;

•       inapplicability of anti-takeover statutes;

•       environmental matters;

•       taxes;

•       labor matters;

•       intellectual property;

•       brokers; and

•       transactions with affiliates.

Certain aspects of the representations and warranties of ServiceMaster are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” as to ServiceMaster means any change, effect or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, properties, assets, financial condition or results of operations of ServiceMaster and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” with respect to ServiceMaster:

•       the announcement of the execution of the merger agreement, actions contemplated by the merger agreement or the performance of obligations under the merger agreement (except with respect to representations relating to absence of violations of laws and regulations and material agreements);

•       the identity of CDRSVM Parent or any of its affiliates as the buyer of the company;

•       changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which ServiceMaster conducts its business, to the extent such changes do not materially disproportionately impact ServiceMaster relative to other companies in the industries in which ServiceMaster conducts its business;

•       failure to meet internal or analyst financial forecasts (not including the events underlying such failure);

•       any change in the market price or trading volume of ServiceMaster’s equity securities after March 18, 2007 (not including the events underlying such change);

•       the suspension in trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market;

•       any changes in any applicable law, rule or regulation or generally accepted accounting principles in the United states or the interpretation thereof after March 18, 2007;

•       the availability or cost of financing to CDRSVM Parent or Merger Sub; or

•       the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

Each of CDRSVM Parent and Merger Sub has made certain representations and warranties in the merger agreement to ServiceMaster, including as to:

•       corporate existence and power, qualification to conduct business and good standing;

•       corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•       required governmental approvals;

•       no violations of organizational documents, laws and regulations and material agreements as a result of the merger;

•       litigation;

•       brokers;

•       lack of ownership of ServiceMaster common stock;

•       absence of arrangement with ServiceMaster management;

•       guaranty;

•       financing commitments; and

•       capitalization and interim operations of Merger Sub.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to ServiceMaster’s Interim Operations

ServiceMaster has agreed, subject to certain exceptions, that until the completion of the merger, ServiceMaster will, and will cause each of its subsidiaries to, carry on its business in the ordinary course as currently conducted and to use their commercially reasonable efforts to retain the services of its key officers and employees and to maintain relationships that are at least as favorable as those existing as of March 18, 2007 with suppliers, customers, franchisees, employees and others having material relationships with ServiceMaster and its subsidiaries.

In addition, ServiceMaster has agreed, subject to certain exceptions, that until the completion of the merger, neither it nor any of its subsidiaries will, do any of the following without the prior written consent of CDRSVM Parent, which consent shall not be unreasonably withheld or delayed:

•       declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, except for (i) dividends by a wholly owned subsidiary to its parent, (ii) distributions required to be made under the partnership agreement of Terminix International and (iii) our regular, quarterly cash dividend in an amount not more than $0.12 per share;

•       other than in the case of any wholly owned subsidiary of ServiceMaster, split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•       issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or make any changes in its capital structure, other than (i) the issuance of shares of ServiceMaster common stock pursuant to stock options, stock appreciation rights and restricted stock units outstanding as of March 18, 2007, (ii) the issuance by any direct or indirect wholly owned subsidiary of ServiceMaster of its capital stock to ServiceMaster or another wholly owned subsidiary of ServiceMaster and (iii) the issuance of shares of ServiceMaster common stock pursuant to two specified stock purchase plans;

•       amend or waive any provisions of its certificate of incorporation or by-laws or, in the case of ServiceMaster, enter into any agreement with any stockholder in such person’s capacity as a stockholder;

•       other than (i) capital expenditures permitted by the next bullet and purchases of inventory, raw materials and supplies in the ordinary course of business and (ii) consolidation program acquisitions with purchase prices of up to $67,000,000 in the aggregate, acquire any assets or properties;

•       make or agree to make any new capital expenditure, other than capital expenditures (i) approved by our board of directors prior to March 18, 2007 or within ServiceMaster’s capital budget for fiscal 2007 and previously made available to CDRSVM Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $10,000,000;

•       other than transactions that are in the ordinary course of business, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets having a current value in excess of $10,000,000 in the aggregate;

•       incur any indebtedness for borrowed money, other than (i) indebtedness for borrowed money existing solely between ServiceMaster and its wholly owned subsidiaries or between such wholly owned subsidiaries (including Terminix International), (ii) indebtedness for borrowed money incurred in the ordinary course of business under ServiceMaster’s credit agreement or lines of credit, in an amount at any time outstanding not to exceed the sum of $110,000,000 plus $75,000,000 through July 31, 2007, or plus $100,000,000 from August 1, 2007 thereafter, (iii) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice in connection with consolidation program acquisitions referred to in the fifth bullet of this paragraph, or (iv) capital leases entered into in the ordinary course of business with aggregate obligations not in excess of $10,000,000;

•       other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any “Company Material Contract” (as such term is defined in the merger agreement) or enter into, modify or amend any new agreement that would have been considered a Company Material Contract had it been entered into at or prior to March 18, 2007;

•       settle or compromise any material action, claim, demand, suit, investigation, arbitration, litigation or similar judicial or regulatory matter;

•       increase the salary, wages or benefits payable or to become payable to its directors, officers or employees, or any benefits provided for under the stock purchase plans mentioned in the third bullet in this section, except for (A) increases required under employment agreements existing on March 18, 2007 and (B) increases for officers and employees in the ordinary course of business;

•       enter into any employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

•       except as may be required by generally accepted accounting principles or as a result of a change in law, (i) make any material change in its method of accounting, or (ii) conduct any tax affairs relating to ServiceMaster or any of its subsidiaries other than in the ordinary course of business, in compliance with applicable law and in substantially the same manner as conducted prior to March 18, 2007 and in good faith in substantially the same manner as such affairs would have been conducted if the merger agreement had not been entered into or (iii) make or change any material tax election, settle or compromise any material liability for taxes, obtain any tax ruling or amend any tax return; or

•       enter into any contract or agreement to do any of the foregoing.

No Solicitation of Takeover Proposals

The merger agreement provides that ServiceMaster will not, and ServiceMaster will use its reasonable best efforts to cause its executive officers, directors, representatives and agents not to, directly or indirectly:

•       solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to a “takeover proposal” (as defined below);

•       participate in any negotiations regarding a takeover proposal with, or furnish any nonpublic information relating to a takeover proposal to, to any person that has made or, to the knowledge of ServiceMaster, is considering making a takeover proposal;

•       engage in discussions regarding a takeover proposal with any person that has made or, to the knowledge of ServiceMaster, is considering making a takeover proposal, except to notify such person of the existence of these restrictions;

•       approve, endorse or recommend any takeover proposal;

•       enter into any letter of intent or agreement in principle or any agreement providing for any takeover proposal (other than a qualified confidentiality agreement, as defined below); or

•       propose or agree to do any of the foregoing.

For purposes of the merger agreement, “takeover proposal” means any proposal or offer relating to any:

•       direct or indirect acquisition or purchase of 20% or more of the assets of ServiceMaster and its subsidiaries or 20% or more of the voting power of the shares of ServiceMaster common stock then outstanding, including any tender offer or exchange offer that, if consummated, would result in any person (other than CDRSVM Parent and its affiliates) beneficially owning shares of ServiceMaster common stock with 20% or more of the voting power of the shares of ServiceMaster common stock then outstanding; or

•       merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving ServiceMaster pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of ServiceMaster or of any resulting parent company of ServiceMaster in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “qualified confidentiality agreement” means an executed agreement with provisions requiring any person receiving nonpublic information with respect to ServiceMaster, which provisions to keep such information confidential are no less restrictive in the aggregate to such person than the confidentiality agreement entered into by Servicemaster with CDRSVM

Parent is to CDRSVM Parent, its affiliates, and their respective personnel and representatives (it being understood that such agreement with such person need not have comparable standstill provisions), and provided that no such confidentiality agreement shall conflict with any rights of CDRSVM Parent or Merger Sub or obligations of ServiceMaster and its subsidiaries under the merger agreement.

The merger agreement further provides that, notwithstanding the restrictions described above, if:

•       ServiceMaster receives a bona fide, written and unsolicited takeover proposal which did not result from a breach of the non-solicitation provisions above; and

•       the takeover proposal constitutes a “superior proposal” (as defined below) or our board of directors determines in good faith (after consultation with its financial advisors and outside counsel) that the takeover proposal could reasonably be expected to result in a superior proposal, then ServiceMaster may:

•       furnish nonpublic information to such person making such takeover proposal if, and only if, (1) ServiceMaster has (A) complied with the first sentence of the following paragraph, and (B) received from such person a qualifying confidentiality agreement, and (2) all such information has previously been provided to CDRSVM Parent and Merger Sub or is provided to CDRSVM Parent and Merger Sub prior to or contemporaneously with the time it is provided to the person making such takeover proposal or such person’s representative; and

•       engage in discussions or negotiations regarding such proposal.

ServiceMaster promptly (and in any event within 48 hours) shall advise CDRSVM Parent orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to a takeover proposal, including the identity of the person(s) making such proposal and the material terms of such proposal, and providing copies of any document or correspondence evidencing such proposal, and (ii) any request for non-public information relating to ServiceMaster or any of its subsidiaries other than requests for information not reasonably expected to be related to a takeover proposal. ServiceMaster shall keep CDRSVM Parent reasonably informed on a reasonably current basis of the status of any such proposal (including any material change to the terms thereof).

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal or offer from any Person (other than CDRSVM Parent and its affiliates) not solicited in violation of the non-solicitation provisions above and:

•       relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of ServiceMaster and its subsidiaries or more than 50% of the voting power of the shares of ServiceMaster common stock then outstanding, including by means of any tender or exchange offer that if consummated would result in any person (other than CDRSVM Parent and its affiliates) beneficially owning shares of ServiceMaster common stock with more than 50% of the voting power of the shares of ServiceMaster common stock then outstanding and, in each case,

•       that is on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as Goldman Sachs, Greenhill or Morgan Stanley) to be more favorable to the stockholders of ServiceMaster than the transactions contemplated by the merger agreement, taking into account all relevant aspects of such offer (in comparison with the terms of the merger agreement and any revised offer by CDRSVM Parent), including financial considerations (including additional transaction costs and the effect of any termination fee, expenses or amounts payable under the merger agreement) and the likelihood that the proposed transaction would be consummated.

Special Meeting of ServiceMaster’s Stockholders; Recommendation of Our Board of Directors

The merger agreement provides that ServiceMaster will, subject to the fiduciary duties of its board of directors, duly call, give notice of, convene and hold a special meeting of its stockholders, as soon as practicable following the date of the merger agreement, for the purpose of considering and voting upon the adoption of the merger agreement. The merger agreement further provides that, except in the circumstances described below, our board of directors will recommend, and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of, the merger agreement. The merger agreement prohibits our board of directors or any committee thereof from:

•       taking any action or making any statement in connection with the stockholders’ meeting that is inconsistent with the board of directors’ recommendation in favor of adoption of the merger agreement;

•       withdrawing or modifying, or proposing publicly to withdraw or modify, in a manner adverse to CDRSVM Parent, the approval or recommendation by our board of directors or any committee thereof of the merger or the merger agreement;

•       approving or recommending, or proposing publicly to approve or recommend, any takeover proposal; or

•       causing ServiceMaster to enter into any letter of intent or acquisition agreement relating to any takeover proposal.

Superior Proposal

However, the merger agreement provides that notwithstanding the preceding paragraph, at any time prior to adoption of the merger agreement by our stockholders, if ServiceMaster has received a superior proposal (after giving effect to the terms of any revised offer by CDRSVM Parent), our board of directors may in connection with such superior proposal, (x) withdraw or modify, or propose publicly to withdraw or modify, including in a manner that may be adverse to CDRSVM Parent, its approval or recommendation of the merger and the merger agreement or (y) approve or recommend, or propose publicly to approve or recommend, a superior proposal or terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause ServiceMaster to enter into a letter of intent or acquisition agreement with respect to any superior proposal), if our board of directors has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of ServiceMaster under applicable law, provided that our board of directors may not take the actions set forth in clause (x) or (y) unless:

•       ServiceMaster shall have provided prior written notice to CDRSVM Parent at least five calendar days in advance (the “Notice Period”), of its intention to take such actions, which notice shall specify the terms and conditions of any such superior proposal (including the identity of the party making such superior proposal and copies of any documents or correspondence evidencing such superior proposal) and any material modifications to any of the foregoing, and

•       during the Notice Period, ServiceMaster shall, and shall cause its financial advisors and outside counsel to, negotiate with CDRSVM Parent in good faith (to the extent CDRSVM Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute (in the judgment of our board of directors) a superior proposal.

In the event of any material revisions to the superior proposal, ServiceMaster shall deliver a new written notice to CDRSVM Parent and shall comply with the requirements of this paragraph with respect to such new written notice, except that the new Notice Period shall be two calendar days.

Intervening Event

The merger agreement further provides that notwithstanding first paragraph of this section, at any time prior to adoption of the merger agreement by our stockholders, our board of directors may in response to an intervening event (as defined below) modify or withdraw the recommendation of our board of directors of the merger and the merger agreement if our board of directors has determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure of our board of directors to make such modification or withdrawal would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of ServiceMaster under applicable law, provided, that our board of directors shall:

•       provide CDRSVM Parent with written information describing such intervening event in reasonable detail as soon as practicable after ServiceMaster becomes aware of such an intervening event,

•       keep CDRSVM Parent and Merger Sub reasonably informed of developments with respect to such intervening event,

•       provide written notice to CDRSVM Parent at least five calendar days in advance of its intention to modify or withdraw its recommendation of the merger or the merger agreement, and

•       during such five-day period, negotiate and cause its financial advisors and outside counsel to, negotiate with CDRSVM Parent in good faith (to the extent CDRSVM Parent desires to negotiate) to make adjustments in the terms and conditions of the merger agreement in order to be able to not withdraw or modify the recommendation to approve the merger and the merger agreement.

For purposes of the merger agreement, “intervening event” means a material event relating to ServiceMaster and its subsidiaries taken as a whole (other than an increase in the market price of the common stock of ServiceMaster and any event resulting from a breach of the merger agreement by ServiceMaster or any of its subsidiaries) that was neither known to our board of directors nor reasonably foreseeable as of or prior to March 18, 2007 (and not relating to or resulting from any takeover proposal), which becomes known to ServiceMaster prior to adoption of the merger agreement by our stockholders.

Nothing contained in the merger agreement prohibits ServiceMaster from complying with Rule 14a-9, 14d-9 or 14e-2 promulgated under the Securities Exchange Act of 1934, or making any disclosure to the stockholders of ServiceMaster if, in the good faith judgment of our board of directors, after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of ServiceMaster under applicable law or is otherwise required under applicable law.

Financing; Cooperation

The merger agreement provides that:

•       CDRSVM Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions described in the debt commitment letter and shall not, without ServiceMaster’s consent, permit any amendment or modification to be made to, or grant any waiver of any material provision or remedy under, the debt commitment letter if such amendment, modification or waiver:

•        reduces the aggregate amount of the debt financing without a corresponding increase in another portion of the financing;

•        materially amends the conditions to the drawdown of the debt financing; or

•        is adverse to ServiceMaster’s interests in any other respect;

provided that CDRSVM Parent and Merger Sub may replace, amend or modify the debt commitment letter:

•        to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not originally executed the debt commitment letter; or

•        otherwise, so long as the terms would not, taken as a whole, adversely impact the ability of CDRSVM Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of such transactions.

•       CDRSVM Parent shall also use its reasonable best efforts to:

•        maintain in effect the debt financing commitments and enforce its or Merger Sub’s rights thereunder,

•        satisfy on a timely basis all conditions applicable to and within the control of CDRSVM Parent and Merger Sub to obtain the debt financing set forth in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitment letters),

•        enter into definitive agreements with respect to the debt financing on the terms and conditions contemplated by the debt commitment letter or on other terms no less favorable to CDRSVM Parent or Merger Sub, and

•        consummate the financing at or prior to the closing.

The merger agreement further provides that if any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter, CDRSVM Parent is required to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to CDRSVM Parent and Merger Sub in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event.

CDRSVM Parent is required to give ServiceMaster prompt notice of any material breach by any party to the debt commitment letter or any termination of the debt commitment letter. CDRSVM Parent is also required to keep ServiceMaster informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing and to provide ServiceMaster copies of all commitments related to the debt financing when entered into by CDRSVM Parent or any of its affiliates.

The merger agreement also provides that the debt commitment letter may be superseded at CDRSVM Parent’s option after the date of the merger agreement but prior to the effective date of the merger by instruments that replace the existing debt commitment letter, provided that the terms of the new financing commitments shall not expand the conditions to the closing date drawdown to the debt financing as set forth in the debt commitment letter in any material respect.

ServiceMaster has agreed to, and has agreed to cause its subsidiaries and its and their respective officers and employees to, and to use its reasonable best efforts to cause its and its subsidiaries’ respective advisors to, provide to CDRSVM Parent and Merger Sub all cooperation reasonably requested by CDRSVM Parent in connection with the financing, including:

•       participating in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies on reasonable advance notice;

•       assisting with preparation (including participation in drafting sessions) of materials, including business projections and similar materials, for rating agency, lender and investor presentations, bank information and syndication memoranda, marketing materials and similar documents in connection with the financing;

•       executing and delivering any definitive financing documents, including any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by CDRSVM Parent and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by CDRSVM Parent, or execution and delivery of other customary certificates, legal opinions, representations or other documents as may be reasonably requested by CDRSVM Parent;

•       otherwise reasonably cooperating with the marketing efforts of CDRSVM Parent and its affiliates and the financing sources for any of the debt financing;

•       furnishing CDRSVM Parent and Merger Sub and their financing sources with specified financial and other pertinent information regarding ServiceMaster as soon as practicable and no later than 35 business days prior to the effective date of the merger;

•       obtaining auditor’s reports in respect of audited financials and legal opinions, surveys and title insurance as reasonably requested by CDRSVM Parent;

•       taking all actions reasonably necessary to:

•       permit prospective financing providers involved in the financing to evaluate ServiceMaster’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and

•       establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing;

•       using reasonable best efforts to assist CDRSVM Parent in satisfying the conditions to funding under the debt commitment letter; and

•       taking such corporate actions as shall be reasonably requested by CDRSVM Parent to permit the consummation of the debt financing and to permit the proceeds thereof to be made available at the effective time of the merger.

Pursuant to the merger agreement, there will be a marketing period during which to consummate the transactions contemplated by the debt financing commitments. The marketing period will be the first period of 30 consecutive business days after March 18, 2007 throughout which CDRSVM Parent has certain financial information, which ServiceMaster is required to provide. However, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Deloitte & Touche LLP withdraws its audit opinion with respect to any financial statements contained in ServiceMaster’s SEC filings since December 31, 2004.

In the event that the unsecured senior debt financing is not in place on the closing date, the merger agreement provides that Merger Sub will borrow an equal aggregate principal amount in twelve-month unsecured senior interim financing pursuant to the debt financing commitments described under “The Merger—Financing—Debt Financing” beginning on page 44 of this proxy statement.

CDRSVM Parent has agreed to reimburse ServiceMaster for its reasonable out-of-pocket expenses incurred in connection with such cooperation upon request.

ServiceMaster has also agreed to use reasonable best efforts to obtain customary payoff letters with respect to its credit agreement and any other debt facilities being repaid or terminated in connection with the closing as may be requested by CDRSVM Parent and to facilitate the satisfaction of the debt repayment conditions required for the consummation of the financing.

Exculpation, Indemnification and Insurance of ServiceMaster’s Directors and Officers

The merger agreement provides that:

•       from the effective time of the merger and for a period of six years thereafter, unless otherwise required by applicable law, CDRSVM Parent will cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions no less favorable than were set forth in such organizational documents of ServiceMaster and its subsidiaries on the date of the merger agreement, with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, employees and agents;

•       CDRSVM Parent will cause ServiceMaster to indemnify and advance expenses to, and will itself indemnify and advance expenses to (as if it were ServiceMaster) each present and former director, officer, employee, agent or employee benefit plan fiduciary of ServiceMaster or any of its subsidiaries, all of whom we refer to as indemnified persons, in respect of actions, omissions or events through the effective time of the merger and to the fullest extent provided in the organizational documents of ServiceMaster or any of its subsidiaries, as applicable, any indemnification agreement or under applicable laws, in each case, as in effect on the date of the merger agreement; provided, that any determination required to be made with respect to whether an indemnified person’s conduct complies with the standards set forth under applicable law and ServiceMaster’s certificate of incorporation and by-laws, or the organizational documents of any subsidiary of ServiceMaster, shall be made by independent legal counsel jointly selected by the indemnified person and CDRSVM Parent; and

•       prior to the effective time, ServiceMaster will purchase an extended reporting period for its existing directors’ and officers’ liability insurance, which we refer to as D&O insurance, for a period of six years after the effective time of the merger so long as the premium therefor is not in excess of 300% of the last annual premiums paid by ServiceMaster for such insurance, which we refer to as the current premium; provided, however, that if no extended reporting period is available for such six-year period or is at a premium in excess of 300% of the current premium, ServiceMaster will use its reasonable best efforts to obtain as much D&O insurance as can be obtained for a premium not in excess of 300% of the current premium.

Employee Matters

The merger agreement provides that, during the period from the effective time of the merger through December 31, 2007, the surviving corporation will provide employees of ServiceMaster and its subsidiaries (other than equity based or long-term incentive plans or programs, where applicable):

•       base compensation that is not less than the base compensation payable immediately prior to effective time of the merger;

•       bonus opportunities and incentive compensation awards under annual, long term and other bonus and incentive plans that are no less favorable in the aggregate than bonus opportunities and incentive compensation awards granted under the bonus or incentive plans maintained by ServiceMaster or its affiliates immediately prior to effective time of the merger;

•       all other employee benefits provided immediately prior to effective time of the merger; and

•       coverage under vacation and sick leave policies that are not less favorable than the vacation and sick leave policies in effect immediately prior to the effective time of the merger and credit for any unused vacation credited to such employee through the effective time of the merger.

The merger agreement further provides that, during the period from the effective time of the merger through December 31, 2007, CDRSVM Parent will cause ServiceMaster’s 401(k) plan and deferred compensation plan to be continued as in effect immediately prior to the effective time of the merger and make matching contributions at a rate and under terms no less favorable than matching contributions under such plans for the year 2006. For purposes of benefit plans maintained by CDRSVM Parent or its subsidiaries (other than for purposes of calculating defined benefit pension benefits), employees and former employees will be given credit for all service with ServiceMaster and its subsidiaries (or all service credited by ServiceMaster or its subsidiaries). For purposes of welfare and fringe benefit plans in which employees and former employees of ServiceMaster may be eligible to participate after the effective time, CDRSVM Parent will, or will cause ServiceMaster to, (i) waive all pre-existing condition limitations and (ii) waive all exclusions and waiting periods with respect to participation and coverage requirements. For purposes of any welfare plans in which employees and former employees of ServiceMaster are eligible to participate, CDRSVM Parent will provide credit under any such welfare plan for any copayments and deductibles paid by the employees for the current plan year and any out-of-pocket expenses paid by the employees under the corresponding welfare plan maintained by ServiceMaster prior to the effective time of the merger.

The merger agreement also provides that:

•       CDRSVM Parent will honor all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements (including change in control severance agreements), retirement agreements, non-competition agreements and collective bargaining agreements with current or former directors, officers or employees of ServiceMaster and its subsidiaries; and

•       for a period of twelve months after the effective time of the merger, CDRSVM Parent will maintain, or cause ServiceMaster to maintain, a severance plan or policy with terms as favorable to retained employees as the terms of ServiceMaster’s severance policy.

Other Agreements

The merger agreement provides that:

•       upon reasonable advance notice and subject to certain limitations and applicable law, ServiceMaster must:

•        give CDRSVM Parent and its officers and other representatives reasonable access during normal business hours to properties, books, contracts, commitments and records; and

•        make available to CDRSVM Parent copies of all reports, schedules, registration statements and other documents filed, furnished or received by it during the period prior to the effective time of the merger pursuant to the requirements of the federal or state securities laws or the federal tax laws (other than routine reports, schedules, registration statements and documents), and all other information concerning its business, properties and personnel as CDRSVM Parent may reasonably request other than privileged information and information that, in the reasonable judgment of ServiceMaster, would result in the disclosure of a trade secret or otherwise violate ServiceMaster’s confidentiality obligations to a third party if ServiceMaster has not been able to obtain the third party’s consent despite its reasonable efforts.

•       ServiceMaster, CDRSVM Parent and Merger Sub will each use its reasonable best efforts to effect the consummation of the merger as promptly as practicable after the date of the merger agreement, including using reasonable best efforts to:

•        take all actions necessary to comply promptly with all legal requirements and cooperating with and promptly furnishing information to each other in connection with any such requirements imposed upon them in connection with the merger; and

•        obtain all necessary consents, authorizations, orders and approvals (in connection with the merger) from, or any exemptions by, all governmental entities and other public or private third parties.

•       ServiceMaster and CDRSVM Parent will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly:

•        furnishing the other with copies of notices or other communications received by it or any of its subsidiaries from any third person or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement, and

•        notifying the other of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate as of the date hereof or as of the closing date, (b) any failure of CDRSVM Parent, Merger Sub or ServiceMaster, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, (c) any changes or events having or that individually or in the aggregate would reasonably be expected to have or result in a material adverse effect or prevent or materially delay the consummation of the merger and (d) any actions, claims, suits, investigations or proceedings commenced or threatened against, relating to or affecting or involving such party or any of its subsidiaries relating to the merger or the transactions contemplated by the merger agreement.

•       ServiceMaster and CDRSVM Parent will consult with each other prior to issuing any press release or public announcement regarding the merger, except as required by law or by obligations pursuant to any listing agreement with any national securities exchange;

•       ServiceMaster and its board of directors will grant any required approvals under and act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•       If at any time prior to the special meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to this proxy statement, ServiceMaster shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable law; and

•       ServiceMaster, CDRSVM Parent and Merger Sub will engage an appraisal firm of national reputation reasonably acceptable to CDRSVM Parent and ServiceMaster to deliver a letter (which we refer to in this proxy statement as the solvency letter) in a form reasonably acceptable to our board of directors and addressed to the respective boards of directors of CDRSVM Parent and ServiceMaster and, if requested by them, the lenders providing the financing indicating that, immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, including the financing, any alternative financing permitted by the merger agreement and the payment of the aggregate merger consideration and all related fees and expenses:

•        the amount of the “present fair saleable value” of the assets of ServiceMaster will exceed the amount of all “liabilities of ServiceMaster, contingent or otherwise,” as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors,

•        the present fair saleable value of the assets of ServiceMaster will be greater than the amount that will be required to pay the liability of ServiceMaster on its debts as such debts become absolute and matured,

•        ServiceMaster will not have an unreasonably small amount of capital with which to conduct its business,

•        ServiceMaster will be able to pay its debts as they mature.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of ServiceMaster, CDRSVM Parent and Merger Sub to complete the merger are subject to the fulfillment at or prior to the effective time of the merger, of each of the following conditions:

•       the adoption of the merger agreement by holders of a majority of the shares of ServiceMaster common stock outstanding on the record date;

•       the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental entity of competent jurisdiction preventing the consummation of the merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order;

•       the expiration or termination of the waiting period under the HSR Act and the receipt of the governmental approvals discussed under “The Merger—Regulatory Matters—State Insurance Authorities” on page 51 of this proxy statement; and

•       the receipt by our board of directors and by the board of directors of CDRSVM Parent and, if requested by them, certain lenders that may be providing financing to CDRSVM Parent and Merger Sub, of the solvency letter referred to in the last bullet point under “—Other Agreements” beginning on page 71 of this proxy statement.

Additional Closing Conditions for ServiceMaster

ServiceMaster’s obligation to complete the merger is subject to the fulfillment at or prior to the effective time of the merger of each of the following additional conditions:

•       the representations and warranties of CDRSVM Parent and Merger Sub with respect to organization, corporate authority, capital structure, interim operations of Merger Sub, financing and brokers shall be true and correct in all respects as of the effective time date of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct as of such earlier date);

•       the representations and warranties of CDRSVM Parent and Merger Sub (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct in all respects as of the effective time of the merger (or, to the extent a representation or warranty speaks as of an earlier date, it need only be true and correct as of such earlier date) without giving effect to any limitation as to material adverse effect or materiality, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to material adverse effect or materiality) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CDRSVM Parent;

•       CDRSVM Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of CDRSVM Parent and Merger Sub required to be performed or complied with by them under the merger agreement prior to completion of the merger; and

•       ServiceMaster shall have received certificates signed on behalf of CDRSVM Parent and Merger Sub by an authorized officer of CDRSVM Parent to the effect that the conditions described in the three preceding bullet points have been satisfied.

Additional Closing Conditions for CDRSVM Parent and Merger Sub

CDRSVM Parent’s and Merger Sub’s obligations to complete the merger are subject to the fulfillment at or prior to or prior to the effective time of the merger of each of the following additional conditions:

•       the representations and warranties of ServiceMaster with respect to organization, capital structure, corporate authority, material adverse change, takeover statutes and brokers shall be true and correct in all respects as of the effective time date of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct as of such earlier date);

•       the representations and warranties of ServiceMaster (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct in all respects as of the effective time of the merger (or, to the extent a representation or warranty speaks as of an earlier date, it need only be true and correct as of such earlier date) without regard to any qualifications as to material adverse effect or materiality, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to material adverse effect or materiality) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ServiceMaster;

•       ServiceMaster shall have complied in all respects with the covenants relating to ServiceMaster equity and described in the first three bullet points of the second paragraph under “—Agreements Relating to ServiceMaster’s Interim Operations” and ServiceMaster shall have performed in all material respects all obligations and complied in all material respects with all other agreements and covenants of ServiceMaster required to be performed or complied with by it under the merger agreement prior to completion of the merger; and

•       CDRSVM Parent shall have received certificates signed on behalf of ServiceMaster by an authorized officer of ServiceMaster to the effect that the conditions described in the three preceding bullet points have been satisfied.

There is no financing condition to CDRSVM Parent’s and Merger Sub’s obligations to complete the merger. The closing conditions to the merger may be waived, or the time for the other parties’ performance may be extended, to the extent permitted by applicable law. ServiceMaster may waive the condition relating to the receipt of the solvency letter described in the fourth bullet under “—Conditions to the Merger—Closing Conditions for Each Party” and any of the conditions listed under “—Conditions to the Merger—Additional Closing Conditions for ServiceMaster.” Similarly, CDRSVM Parent or Merger Sub may waive the condition relating to the receipt of the solvency letter described in the fourth bullet under “—Conditions to the Merger—Closing Conditions for Each Party” and any of the conditions listed under “—Conditions to the Merger—Additional Closing Conditions for CDRSVM Parent and Merger Sub.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to stockholder adoption of the merger agreement and prohibition of the merger by a court or governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

CDRSVM Parent and ServiceMaster may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Either CDRSVM Parent or ServiceMaster may also terminate the merger agreement at any time if:

•       the merger shall not have been completed by December 31, 2007; provided, however, that no party whose failure to fulfill any obligation or whose other breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before that date (other than CDRSVM Parent’s obligation to close the merger if CDRSVM Parent fails to obtain the financing necessary to pay the merger consideration but only if CDRSVM Parent shall have complied with the covenant described under “—Financing; Cooperation” beginning on page 67 of this proxy statement) may terminate the merger agreement;

•       any court or other governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate pursuant to this provision shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such actions as required to comply with the covenant described in the second bullet point under “—Other Agreements” beginning on page 71 of this proxy statement; or

•       the adoption of the merger agreement by ServiceMaster’s stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment or postponement of such meeting.

Circumstances Under Which ServiceMaster May Terminate the Merger Agreement

ServiceMaster may also terminate the merger agreement:

•       at any time prior to stockholder adoption of the merger agreement if ServiceMaster has received a superior proposal, as described in the second paragraph under “—Special Meeting of ServiceMaster’s Stockholders; Recommendation of Our Board of Directors” beginning on page 66 of this proxy statement, but only if ServiceMaster has complied with its obligations to CDRSVM Parent and Merger Sub in respect of superior proposals, including provision of notice, negotiation and giving effect to any revised offer of CDRSVM Parent (as set forth under “—Special Meeting of ServiceMaster’s Stockholders; Recommendation of Our Board of Directors—Superior Proposal” on page 66 of this proxy statement) and has paid the Company termination fee to CDRSVM Parent;

•       at any time prior to stockholder adoption of the merger agreement if, in response to an intervening event, our board of directors withdraws or modifies its approval or recommendation of the merger, as described in the third paragraph under “—Special Meeting of ServiceMaster’s Stockholders; Recommendation of Our Board of Directors” beginning on page 66 of this proxy statement, but only if ServiceMaster has complied with its obligations to CDRSVM Parent and Merger Sub in respect of superior proposals, including provision of notice, negotiation and giving effect to any revised offer of CDRSVM Parent (as set forth under “—Special Meeting of ServiceMaster’s

Stockholders; Recommendation of Our Board of Directors—Intervening Event” on page 67 of this proxy statement) and has paid the Company termination fee to CDRSVM Parent;

•       if CDRSVM Parent or Merger Sub shall have breached any of their respective representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would result in the failure of a condition described under “—Conditions to the Merger— Additional Closing Conditions for ServiceMaster” beginning on page 73 of this proxy statement (other than the provision of a certificate) and which cannot be or has not been cured prior to the earlier to occur of 30 days after the giving of written notice to CDRSVM Parent or Merger Sub, as applicable, of such breach and ServiceMaster’s intention to terminate the merger agreement pursuant to this provision or December 31, 2007; or

•       if CDRSVM Parent or Merger Sub fail to obtain the financing necessary to pay the aggregate merger consideration and consummate the merger within five business days of the first date after the end of the marketing period for the financing upon which all conditions set forth under “—Conditions to the Merger—Closing Conditions for Each Party” on page 73 of this proxy statement and “—Conditions to the Merger—Additional Closing Conditions for CDRSVM Parent and Merger Sub” beginning on page 74 of this proxy statement have been satisfied (or are capable of satisfaction by action taken at the closing) or waived.

Circumstances Under Which CDRSVM Parent May Terminate the Merger Agreement

CDRSVM Parent may also terminate the merger agreement:

•       if our board of directors (i) shall not have recommended adoption of the merger agreement to our stockholders, (ii) shall have modified in any manner adverse to CDRSVM Parent or Merger Sub or withdrawn its recommendation of adoption of the merger agreement, (iii) shall have failed to include in any proxy statement ServiceMaster’s recommendation that its stockholders adopt the merger agreement, (iv) fails to publicly reaffirm its recommendation of adoption of the merger agreement within ten business days after receipt of a written request by CDRSVM Parent to provide such a reaffirmation following a takeover proposal being made public, (v) approves or recommends any takeover proposal, or (vi) shall have resolved to take any of the foregoing actions (including, in each case, pursuant to the provisions described in the second and third paragraphs under “—Special Meeting of ServiceMaster’s Stockholders; Recommendation of Our Board of Directors” beginning on page 66 of this proxy statement); or

•       if ServiceMaster shall have breached any representation, warranty, covenant, obligation or other agreement contained in the merger agreement that would result in the failure of a condition described under “—Conditions to the Merger—Additional Closing Conditions for CDRSVM Parent and Merger Sub” beginning on page 74 of this proxy statement (other than the provision of a certificate) and which cannot be or has not been cured prior to the earlier to occur of 30 days after the giving of written notice to ServiceMaster of such breach and CDRSVM Parent’s intention to terminate the merger agreement pursuant to this provision or December 31, 2007.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated as provided under “—Termination of the Merger Agreement” beginning on page 75 of this proxy statement, the merger agreement shall become void and there shall be no liability on the part of ServiceMaster, CDRSVM Parent or Merger Sub or their respective officers, directors, stockholders or affiliates, except that:

•       designated provisions of the merger agreement, including the representations and warranties regarding broker fees, confidentiality and the allocation of fees and expenses, including, if applicable, the fees described below, will survive termination; and

•       each party will remain liable for losses or damages resulting from willful breach prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth in the merger agreement that would reasonably be expected to cause any of the conditions set forth under the heading “Conditions to the Merger” not to be satisfied.

The merger agreement further provides that in no event shall ServiceMaster, on the one hand, or CDRSVM Parent, MergerSub and the Guarantors, on the other hand, be liable for, or seek to recover against the other party, any losses or damages with respect to the merger agreement in excess of $200,000,000 in the aggregate inclusive of any obligation to pay the Company termination fee or CDRSVM Parent termination fee (both terms as defined below), as applicable.

ServiceMaster has agreed to make certain payments to CDRSVM Parent under the following circumstances:

First, if:

•       ServiceMaster or CDRSVM Parent terminates the merger agreement because the merger shall not have occurred on or before December 31, 2007, and

•       after March 18, 2007 and prior to such termination any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a takeover proposal and such takeover proposal shall not have been withdrawn prior to such termination, or

Second, if:

•       ServiceMaster or CDRSVM Parent terminates the merger agreement because the adoption of the merger agreement by ServiceMaster’s stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment or postponement of such meeting, and

•       after March 18, 2007 and prior to the special meeting any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a takeover proposal and such takeover proposal shall not have been withdrawn prior to the special meeting, then ServiceMaster must:

•       pay to CDRSVM Parent an amount equal to the documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of CDRSVM Parent in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all documented and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to CDRSVM Parent (which expenses are referred to in this proxy statement as the documented expenses), up to a maximum amount of $20,000,000, prior to and as a condition to the effectiveness of such termination if the merger agreement is terminated by ServiceMaster or within two business days after such termination if the merger agreement is terminated by CDRSVM Parent, and

•       if within nine months after such termination, ServiceMaster shall enter into a definitive agreement in respect of or consummates a takeover proposal (with references to 20% in the definition thereof being replaced with 50%), pay to CDRSVM Parent an amount equal to the excess of $90,800,000 (referred to in this proxy statement as the Company termination fee, which reflects CDRSVM Parent’s agreement to reduce such fee from $100 million) over the documented expenses paid pursuant to the preceding bullet point prior to the earlier of the entering into of such definitive agreement or the consummation of such takeover proposal and as a condition to the effectiveness of such entry or consummation.

Third, if:

•       CDRSVM Parent terminates the merger agreement under the circumstances described under the first bullet point under “—Termination of the Merger Agreement—Circumstances Under Which CDRSVM Parent May Terminate the Merger Agreement” on page 76 of this proxy statement, then ServiceMaster must pay to CDRSVM Parent the Company termination fee no later than two business days after such termination.

Fourth, if:

•       ServiceMaster terminates the merger agreement under the circumstances described under the first or second bullet point under “—Termination of the Merger Agreement—Circumstances Under Which ServiceMaster May Terminate the Merger Agreement” beginning on page 75 of this proxy statement, then ServiceMaster must pay to CDRSVM Parent the Company termination fee prior to and as a condition to the effectiveness of such termination.

CDRSVM Parent has agreed that if ServiceMaster terminates the merger agreement because CDRSVM Parent or Merger Sub fails to obtain the financing necessary to pay the aggregate merger consideration, then CDRSVM Parent will pay ServiceMaster $100,000,000 (referred to in this proxy statement as the CDRSVM Parent termination fee) no later than two business days after such termination. The merger agreement provides that if the merger is not consummated and the merger agreement is terminated for any reason related to the failure of CDRSVM Parent and Merger Sub to obtain the proceeds pursuant to the financing (or alternative financing) described under the heading “The Merger—Financing” necessary to pay the aggregate merger consideration and such failure is not due to CDRSVM Parent or Merger Sub having otherwise willfully breached any of their representations, warranties, covenants or other agreements set forth in the merger agreement prior to such termination, the sole and exclusive remedy of ServiceMaster against CDRSVM Parent, Merger Sub and Guarantors shall be the right to terminate the merger agreement and to receive payment of the CDRSVM Parent termination fee.

Fees and Expenses

Except as otherwise described under “—Effects of Terminating the Merger Agreement” beginning on page 77 of this proxy statement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses. It is expected that upon the consummation of the merger CDRSVM Parent, Merger Sub or the Company will pay a one-time transaction fee of approximately $55 million in cash to the Equity Sponsors or their affiliates and reimburse them for their expenses incurred in connection with the merger.

Initial Equity Sponsor Guarantees

Each of the Initial Equity Sponsors has delivered to ServiceMaster a guarantee pursuant to which it has guaranteed to ServiceMaster its allocated portion of the CDRSVM Parent termination fee and any damages payable by CDRSVM Parent or Merger Sub, as described under “—Effects of Terminating the

Merger Agreement” beginning on page 77 of this proxy statement. The allocated portion of each Initial Equity Sponsor is equal to a fraction, the numerator of which is the equity commitment of the Initial Equity Sponsor and the denominator of which is the aggregate equity commitments of all the Initial Equity Sponsors. The maximum liability of each Initial Equity Sponsor under its guarantee is the amount of its equity commitment.

Each guarantee terminates upon the earlier of (i) the effective time of the merger and (ii) the first anniversary of any termination of the merger agreement in accordance with its terms if ServiceMaster has not presented a claim for payment of any obligation of the Initial Equity Sponsor under the guarantee to such Initial Equity Sponsor by such first anniversary.

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties to the merger agreement. Following adoption of the merger agreement by our stockholders, no amendment shall be made that by law requires further approval by our stockholders without obtaining such further approval.

At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed:

•       extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement,

•       waive any inaccuracies in such other parties’ representations and warranties contained in the merger agreement or in any document delivered pursuant thereto or

•       waive compliance by such other parties with any of the agreements or conditions contained in in the merger agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

STOCK PRICES AND DIVIDENDS

Our common stock trades on the New York Stock Exchange under the symbol “SVM.”  As of May 22, 2007, there were 292,531,905 shares of our common stock outstanding, held by approximately 11,022 stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the New York Stock Exchange Composite Tape and the dividends paid by us in the periods shown.

	High	Low	Dividends(1)
2005
First Quarter	$13.87	$12.85	$0.11
Second Quarter	13.90	12.70	0.11
Third Quarter	13.90	13.30	0.11
Fourth Quarter	13.69	11.84	0.11
2006
First Quarter	$13.15	$12.11	$0.11
Second Quarter	13.01	10.26	0.11
Third Quarter	11.75	9.66	0.12
Fourth Quarter	13.15	10.86	0.12
2007
First Quarter	$15.39	$12.90	$0.12
Second Quarter (through May 22, 2007)	$15.51	$15.35	—	(2)

(1)          All or a portion of dividends paid by ServiceMaster in 2003 through 2007 have been treated or are expected to be treated for federal income tax purposes as reducing the adjusted basis of common stock. Any such reduction generally would increase the gain or decrease the loss otherwise recognized upon receipt of cash in the merger. For a more complete discussion, including a summary of the percentages of annual dividends so treated, see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 52 of this proxy statement.

(2)          On April 26, 2007, our board of directors declared a cash dividend of $.12 per share payable on May 31, 2007 to holders of our common stock of record on May 8, 2007. Absent an adverse change in the company’s business which in the judgment of our board of directors requires a change in the company’s dividend policy, assuming the existence of statutory surplus and so long as the merger has not been closed or the merger agreement terminated prior to the record date or dates customarily applicable to the company’s quarterly dividends, it is the intention of our board of directors to continue to declare, and for the company to pay, the regular $0.12 per share quarterly dividend at the time it has customarily done so.

On March 16, 2007, the last trading day before ServiceMaster publicly announced the execution of the merger agreement, the high and low sale prices for ServiceMaster common stock as reported on the New York Stock Exchange were $13.61 and $13.42 per share, respectively, and the closing sale price on that date was $13.47. On May 22, 2007, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for ServiceMaster common stock as reported on the New York Stock Exchange were $15.44 and $15.41 per share, respectively, and the closing sale price on that date was $15.44.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR SERVICEMASTER COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how many shares of our common stock certain individuals and entities beneficially owned on May 22, 2007, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) our chief executive officer and our chief financial officer at the end of our most recently completed year end and our three other most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year (the “named executive officers”), and (4) all directors and executive officers as a group. A person has beneficial ownership of shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name of Beneficial Owner (1)	Number of Shares Owned (2)	Percent of Class(%)
Capital Research and Management Company (3)	41,482,950	14.181
Mitchell T. Engel	368,322	*
Louis J. Giuliano	14,801	*
Brian Griffiths	193,611	*
Sidney E. Harris	152,327	*
Katrina Helmkamp	48,905	*
Roberto R. Herencia	28,331	*
Betty Jane Hess (4)	255,600	*
Eileen A. Kamerick	8,213	*
Jim L. Kaput	163,092	*
James D. McLennan	148,689	*
Ernest J. Mrozek	1,827,746	*
Coleman H. Peterson	22,892	*
J. Patrick Spainhour	68,476	*
David K. Wessner (5)	1,065,526	*
All directors and executive officers as a group (20 persons)	5,408,128	1.849

*                    Less than one percent.

(1)          Does not include ownership by either Steven Preston or Jonathan Ward as they are no longer employed by the company and the company does not have access to information regarding their respective ownership.

(2)          Includes shares which the directors and the named executive officers have the right to acquire prior to July 21, 2007 through the exercise of stock options as follows: Mr. Engel, 248,000 shares; Mr.Giuliano, 10,183 shares; Lord Griffiths of Fforestfach, 139,444 shares; Mr. Harris, 129,451 shares; Mr. Herencia, 6,000 shares; Ms. Hess, 6,000 shares; Mr. Kaput, 98,333 shares; Mr. McLennan, 64,798 shares; Mr. Mrozek, 1,009,275 shares; Mr. Peterson, 2,756 shares and Mr. Wessner, 188,791 shares. Includes shares which the named executive officers have the right to acquire prior to July 21, 2007 through the exercise of stock appreciation rights (“SARs”) calculated based on subtracting the base price of the SARs from the fair market value of ServiceMaster stock on May 22, 2007, then multiplying by the number of exercisable SARs, as follows: Mr. Engel, 12,913 shares; Ms. Helmkamp, 3,453 shares; Mr. Kaput, 7,739 shares and Mr. Mrozek, 28,393 shares. Does not include common stock equivalents under Directors Deferred Fees Plan or the ServiceMaster Deferred Compensation Plan. At May 22, 2007, the directors and the named executive officers held common stock equivalents under those plans as follows:  Mr. Engel, 3,821 shares; Lord Griffiths of Fforestfach, 888 shares; Mr. Harris, 15,264 shares; Ms. Hess, 9,078 shares; Mr. Kaput, 5,557 shares; Mr. McLennan, 3,891 shares; Mr. Mrozek, 3,430 shares and Mr. Wessner, 65,025 shares. All directors and executive officers as a group have the right to acquire prior to July 21, 2007 through the exercise of stock options and SARs, 2,630,423 shares of our stock.

(3)          Capital Research and Management Company is an investment advisor located at 333 South Hope Street, Los Angeles, California 90071. According to its Schedule 13G/A filed February 12, 2007 with the Securities and Exchange Commission, as of December 31, 2006, it had sole voting power as to 18,109,200 shares, sole investment power as to 41,482,950 shares and disclaims beneficial ownership of 41,982,950 shares.

(4)   Includes 230,683 shares as to which Ms. Hess has no voting or investment power and Ms. Hess disclaims beneficial ownership of the shares.

(5)          Includes 170,300 shares as to which Mr. Wessner has sole voting and shared investment power, and 18,946 shares as to which Mr. Wessner has shared voting and investment power. Mr. Wessner is a director of Wessner Investments Co., and he disclaims beneficial ownership of 500,620 shares by held by Wessner Investments Co.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 31, 2006 and December 31, 2005 and for each of the three years for the period ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of ServiceMaster’s stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, ServiceMaster will inform its stockholders, by press release or other means determined reasonable by ServiceMaster, of the date by which stockholder proposals must be received by ServiceMaster for inclusion in the proxy materials relating to ServiceMaster’s 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

ServiceMaster files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about ServiceMaster and will be made available for inspection and copying at ServiceMaster’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by ServiceMaster at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. ServiceMaster’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy statements and other information about ServiceMaster at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

A list of stockholders will be available for inspection by stockholders of record at ServiceMaster’s executive offices at 860 Ridge Lake Boulevard, Memphis, Tennessee 38120 during ordinary business hours for a period of ten days prior to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.

The SEC allows ServiceMaster to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that ServiceMaster may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that ServiceMaster files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that ServiceMaster later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

ServiceMaster incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. ServiceMaster also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•       ServiceMaster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 27, 2007, as amended by Form 10-K/A filed with the SEC on April 2, 2007;

•       ServiceMaster’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 10, 2007; and

•       ServiceMaster’s Current Reports on Form 8-K filed with the SEC on March 1, 2007, March 15, 2007, March 19, 2007, March 20, 2007, March 21, 2007, April 6, 2007, April 20, 2007, May 4, 2007 and May 16, 2007.

ServiceMaster undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

The ServiceMaster Company
Attention:  Shareholder Relations
3250 Lacey Road, Suite 600
Downers Grove, Illinois  60515
Telephone number: (866) 782-6787

You may also obtain documents incorporated by reference by requesting them by telephone from D. F. King & Co., Inc., our proxy solicitor, at (800) 967-7858. Documents should be requested by June 25, 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of ServiceMaster since the date of this proxy statement or that the information herein is correct as of any later date.

CDRSVM Parent and Merger Sub have supplied, and ServiceMaster has not independently verified, the information in this proxy statement exclusively concerning CDRSVM Parent and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. ServiceMaster has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated May 23, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, ServiceMaster will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG

CDRSVM TOPCO, INC.,

CDRSVM ACQUISITION CO., INC.

AND

THE SERVICEMASTER COMPANY

DATED AS OF MARCH 18, 2007

A-i

TABLE OF CONTENTS (Continued)

A-ii

TABLE OF CONTENTS (Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2007 (this “Agreement”), among CDRSVM Topco, Inc., a Delaware corporation (“Parent”), CDRSVM Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and The ServiceMaster Company, a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive cash as set forth herein;

WHEREAS, the respective Boards of Directors of the Company and Sub have each determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders and recommended that their respective stockholders adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of BAS Capital Funding Corporation, Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CGI CPE LLC, Clayton, Dubilier & Rice Fund VII, L.P., Clayton Dubilier & Rice Fund VII (Co-Investment), L.P. and J.P. Morgan Ventures Corporation (the “Guarantors”) is entering into a guaranty with the Company in the form attached hereto as Exhibit A (the “Guaranty”) pursuant to which the Guarantors are guaranteeing certain obligations of Parent and Sub in connection with this Agreement; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub and the Company hereby agrees as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1   Definitions.   As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Acquisition Agreement” has the meaning set forth in Section 6.2(c).

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Benefit Plan” means any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, stock appreciation, restricted stock or other material employee benefit plan providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or, in the case of any stock purchase plan, any franchisee or employee of a franchisee.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-laws” has the meaning set forth in Section 2.5(b).

“Certificate” has the meaning set forth in Section 3.1(c).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” has the meaning set forth in Section 5.7.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 7.1(e).

“Company Awards” means, collectively, Company Stock Options, Company SARs and Company Stock Units.

“Company Common Stock” has the meaning set forth in the first recital of this Agreement.

“Company Credit Agreement” means the $500,000,000 Credit Agreement, dated as of May 19, 2004, as amended as of May 6, 2005, among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as syndication agents, SunTrust Bank as administrative agent, and U.S. Bank National Association and Wachovia Bank, N.A. as documentation agents.

“Company DCP” has the meaning set forth in Section 7.1(f).

“Company Employment Agreement” has the meaning set forth in Section 4.13(b).

“Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company or any of its Subsidiaries.

“Company Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds all or any portion of any Company Leased Real Property.

“Company Letter” means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

“Company Lines of Credit” means, collectively, (i) the Company’s $20,000,000 line of credit with Banca Di Roma, as evidenced by that certain letter agreement, dated as of January 21, 2005, between the Company and Banca Di Roma, (ii) the Company’s $25,000,000 line of credit with Wells Fargo Bank, National Association, as evidenced by that certain Agreement, dated as of May 18, 2005, between the Company and Wells Fargo Bank, National Association, and (iii) the Company’s $15,000,000 line of credit with Regions Bank, as evidenced by the Negotiated Rate Promissory Note, dated as of November 9, 2005, between the Company and Regions Bank, in each case as amended or extended prior top the date hereof.

“Company Material Contract” has the meaning set forth in Section 4.16.

“Company Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary of the Company.

“Company Permits” has the meaning set forth in Section 4.9.

“Company Preferred Stock” has the meaning set forth in Section 4.3(a).

“Company Real Property” means, collectively, the Company Leased Real Property and the Company Owned Real Property.

“Company Restricted Shares” has the meaning set forth in Section 4.3(d).

“Company SARs” has the meaning set forth in Section 4.3(b)(v).

“Company SEC Documents” has the meaning set forth in Section 4.6.

“Company Stock Incentive Plans” means the Company’s 2003 Equity Incentive Plan, 2001 Directors Stock Plan, 2000 Equity Incentive Plan, 1998 Non-Employee Directors Discounted Stock Option Plan, 1998 Equity Incentive Plan, 10 Plus Option Plan, 1997 Share Option Plan, 1994 Non-Employee Directors Share Option Plan, 1996 Incentive Plan of American Residential Services, Inc., LandCare USA, Inc. 1998 Long-Term Incentive Plan and WeServeHomes.com, Inc. 2000 Stock Option/Stock Issuance Plan.

“Company Stock Options” has the meaning set forth in Section 4.3(b)(iii).

“Company Stock Purchase Plans” means the Company’s 2004 Employee Stock Purchase Plan and the Franchisee Share Purchase Plan.

“Company Stock Units” has the meaning set forth in Section 4.3(b)(vi).

“Company Stockholder Approval” has the meaning set forth in Section 7.3(a).

“Company Termination Fee” has the meaning set forth in Section 7.5(b).

“Confidentiality Agreement” has the meaning set forth in Section 7.4.

“Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” have correlative meanings.

“Current Premium” has the meaning set forth in Section 7.9(b).

“D&O Insurance” has the meaning set forth in Section 7.9(b).

“Debt Financing” has the meaning set forth in Section 5.7.

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors Plan” has the meaning set forth in Section 7.1(g).

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“Dissenting Stockholder” has the meaning set forth in Section 3.1(d).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of human health and the environment or environmental regulation or control or regarding Hazardous Substances.

“Environmental Permits” means any permit, approval, authorization, license, variance or permission required from a Governmental Entity under any applicable Environmental Laws.

“Equity Funding Letters” has the meaning set forth in Section 5.7.

“Equity Interest” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Benefit Plan” means a U.S. Benefit Plan maintained as of the date of this Agreement that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Exchange Rights Agreement” means the Exchange Rights Agreement referred to in Section 4.3(b) of the Company Letter

“Expenses” means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all documented and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

“Financing” has the meaning set forth in Section 5.7.

“GAAP” means United States generally accepted accounting principles.

“Goldman Sachs” means Goldman, Sachs & Co.

“Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, any stock exchange or any self-regulating entity supervising, organizing and supporting any stock exchange.

“Greenhill” means Greenhill & Co., LLC.

“Guarantors” has the meaning set forth in the third recital of this Agreement.

“Guaranty” has the meaning set forth in the third recital of this Agreement.

“Hazardous Substance” means any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.9(a).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, internet web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.

“Intervening Event” means a material event relating to the Company and its Subsidiaries taken as a whole (other than an increase in the market price of the Company Common Stock and any event resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was neither known to the Board of Directors of the Company nor reasonably foreseeable as of or prior to the date hereof (and not relating to or resulting from any Takeover Proposal), which becomes known to the Company prior to the Company Stockholder Approval.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of the officers of the Company set forth in Section 1.1 of the Company Letter or the officers of Parent set forth in Section 1.1 of the Parent Letter, as the case may be.

“Liens” means any pledges, claims, liens, charges, encumbrances, defects of title, restrictions on transfer, and security interests of any kind or nature whatsoever, except in the case of securities, for limitations on transfer imposed by federal or state securities laws.

“Marketing Period” has the meaning set forth in Section 7.12(a).

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect” with respect to the Company or Parent, as the case may be: (i) except with respect to the representations and warranties set forth in Section 4.5 or Section 5.3, the announcement of the execution of this Agreement (including losses or threatened losses of the relationships of the Company or any of its Subsidiaries with customers, distributors, suppliers or franchisees), actions contemplated by this Agreement or the performance of obligations under this Agreement, (ii) the identity of Parent or any of its Affiliates as the acquiror of the Company, (iii) changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their business, (iv) failure to meet internal or analyst financial forecasts, (v) any change in the market price or trading volume of the equity securities of the Company on or after the date hereof, (vi) the suspension of trading in securities generally on the NYSE or the American Stock Exchange or the Nasdaq National Market, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, (viii) the availability or cost of financing to Parent or Sub, and (ix) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof, except (A) in the case of the foregoing clause (iii) only, to the extent such changes do not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct their business and (B) the events underlying changes, effects and circumstances described in the foregoing clauses (iv) and (v) are not included within the scope of such clauses.

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Morgan Stanley” means Morgan Stanley & Co. Incorporated.

“New Financing Commitments” has the meaning set forth in Section 7.12(a).

“NYSE” means The New York Stock Exchange, Inc.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Letter” means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

“Parent Termination Fee” has the meaning set forth in Section 7.5(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“principal executive officer” has the meaning set forth in Section 4.6(b).

“principal financial officer” has the meaning set forth in Section 4.6(b).

“Proxy Statement” has the meaning set forth in Section 4.8.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company, which provisions to keep such information confidential are no less restrictive in the aggregate to such Person than the Confidentiality Agreement is to Parent, its Affiliates, and their respective personnel and representatives (it being understood that such agreement with such Person need not have comparable standstill provisions), provided that no such confidentiality agreement shall conflict with any rights of Parent or Sub or obligations of the Company and its Subsidiaries under this Agreement.

“Required Financial Information” has the meaning set forth in Section 7.12(b).

“Retained Employees” has the meaning set forth in Section 7.1(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the first recital of this Agreement.

“Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (a) “debt” means liability on a “claim,” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stockholders Meeting” has the meaning set forth in Section 7.3(a).

“Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” of any Person means another Person, of which securities or ownership interests (i) having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such first Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written proposal or offer from any Person (other than Parent and its Affiliates) not solicited in violation of Section 6.2(a) relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of the Company and its Subsidiaries or more than 50% of the voting power of the

Shares then outstanding, including by means of any tender or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with more than 50% of the voting power of the Shares then outstanding and, in each case, that is on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as Goldman Sachs, Greenhill or Morgan Stanley) to be more favorable to the Company’s stockholders than the transactions contemplated hereby, taking into account all relevant aspects of such offer (in comparison with the terms of this Agreement and any revised offer by Parent), including financial considerations (including additional transaction costs and the effect of any termination fee, expenses or amounts payable hereunder) and the likelihood that the proposed transaction would be consummated.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries or 20% or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with 20% or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning set forth in Section 9.1(b)(i).

“Terminix International” means The Terminix International Company, L.P., a Delaware limited partnership.

“Transfer Taxes” has the meaning set forth in Section 7.7.

Section 1.2   Interpretation.   For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder and (iv) all references to “dollars” or “$” or any similar reference or designation contained therein means United States dollars. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
THE MERGER

Section 2.1   The Merger.   Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL.

Section 2.2   Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto, provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, (i) Parent and Sub will not be required to effect the Closing until the earlier of (a) the final day of the Marketing Period and (b) the Termination Date and (ii) the Company shall not be required to effect the Closing without at least five Business Days’ notice specified by Parent.

Section 2.3   Effective Time.   The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such later time as Sub and the Company shall agree and is specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII (but in no event on a date prior to the date of the Closing).

Section 2.4   Effects of the Merger.   The Merger shall have the effects set forth in the DGCL.

Section 2.5   Certificate of Incorporation and By-laws; Officers and Directors.

(a)   The certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable law.

(b)   The By-laws of the Company (the “By-laws”), as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided by the certificate of incorporation or by-laws of the Surviving Corporation or by applicable law.

(c)   The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
EFFECT OF THE MERGER ON THE STOCK OF THE
CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

Section 3.1   Effect on Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:

(a)    Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

(b)   Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company or by any wholly owned Subsidiary of the Company and each Share that is owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Shares. Subject to Section 3.1(d), each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares), shall be cancelled and be converted into the right to receive in cash, without interest, $15.625 per Share (the “Merger Consideration”). As of the Effective Time, all such Shares shall be cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such Share, without interest.

(d)   Shares of Dissenting Stockholders. Any issued and outstanding Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and the Merger and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.2   Surrender of Certificates.   (a)   Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company that shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”), and, as of the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent a cash amount in immediately available funds equal to the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (exclusive of any Shares to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares) (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(b)   Exchange Procedure. As soon as practicable after the Effective Time (and in any event within three (3) Business Days thereof), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or the making of affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or an affidavit of loss in lieu thereof). Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

(c)   No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)   Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.

(e)   No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash payment into which the Shares represented by such Certificate shall have been converted pursuant to Section 3.1.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Letter, it being understood that matters disclosed pursuant to one section of the Company Letter shall be deemed disclosed with respect to any other section of the Company Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, (ii) as specifically disclosed in the Company SEC Documents filed with or furnished to the SEC on or after December 31, 2005 and prior to the date hereof (excluding any disclosures set forth in any risk factor section or forward looking statements contained therein) or (iii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and Sub as follows:

Section 4.1   Organization.   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company (as the case may be) power and authority to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate, partnership or limited liability company (as the case may be) power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of the Certificate of Incorporation and the By-laws and the charter and by-laws (or similar organizational documents), as amended through the date hereof, of each of its Subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Section 4.2   Subsidiaries.   All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. No shares of preferred stock of any Subsidiary of the Company are issued and outstanding. Except for the capital stock and other equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity that is material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.3   Capital Structure.   (a)   The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 11,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).

(b)   At the close of business on March 15, 2007 (March 16, 2007, in the case of clauses (vi) and (vii)):

(i)    291,683,841 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

(ii)   36,278,986 shares of Company Common Stock were held by the Company in its treasury;

(iii)  16,483,895 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock granted under the Company Stock Incentive Plans or listed in Section 4.3(b)(iii) of the Company Letter (collectively, the “Company Stock Options”);

(iv)  1,555,782 shares of Company Common Stock were reserved for issuance in accordance with the Company Stock Purchase Plans;

(v)    421,190 shares of Company Common Stock were reserved for issuance pursuant to outstanding, free-standing stock appreciation rights with respect to 4,635,375 shares of Company Common Stock granted under the Company Stock Incentive Plans (collectively, the “Company SARs”);

(vi)  47,526 shares of Company Common Stock were reserved for issuance pursuant to outstanding stock units and restricted stock units granted under the Company Stock Incentive Plans (collectively, the “Company Stock Units”); and

(vii) 8,000,000 shares of Company Common Stock were reserved for issuance upon the exchange of Class B Limited Partnership Units in Terminix International pursuant to the Exchange Rights Agreement.

(c)          No shares of Company Preferred Stock are issued and outstanding.

(d)         The Company has delivered to Parent a correct and complete list as of the close of business on March 15, 2007 of (i) each outstanding Company Stock Option, Company SAR and Company Stock Unit and (ii) each outstanding share of restricted Company Common Stock that is still subject to forfeiture conditions (collectively, the “Company Restricted Shares”) granted under the Company Stock Incentive Plans, including the date of grant, exercise price or base price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Incentive Plan under which such Company Stock Option, Company SAR, Company Stock Unit or Company Restricted Share, as the case may be, was granted and, with respect to any Company Stock Option or Company SAR, whether it is exercisable and, with respect to any Company Stock Unit, whether it is vested.

(e)          Since the close of business on March 15, 2007, the Company has not issued or reserved for issuance any shares of Company Common Stock other than (i) pursuant to the Company Stock Purchase Plans, (ii) upon the exercise of Company Stock Options or Company SARs reflected in the list referred to in Section 4.3(d)or (iii) upon the settlement of Company Stock Units reflected in the list referred to in Section 4.3(d).

(f)            Except as set forth in Section 4.3(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, undertakings or contractual rights the value of which are based on the value of the capital stock or other securities of the Company of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries (whether through any convertible or exchangeable securities or otherwise) to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, undertaking or contractual right.

(g)          As of the date of this Agreement, except pursuant to the Exchange Rights Agreement referred to in Section 4.3(b) of the Company Letter and the terms of the Company Stock Incentive Plans, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries.

(h)         There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 4.4   Authority.   (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by the Company’s stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)   The Board of Directors of the Company, at a meeting duly called and held, subject to the terms and conditions set forth elsewhere in this Agreement, has unanimously (with one member absent) (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company’s stockholders and (ii) resolved to recommend to the stockholders of the Company that they adopt this Agreement, and has not subsequently rescinded or modified such approval or resolution in any way, subject to the right of the Board of Directors of the Company to withdraw or modify its recommendation in accordance with the terms of this Agreement.

Section 4.5   Consents and Approvals; No Violations.   Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the laws of other states in which the Company is qualified to do or is doing business and state takeover laws, (b) foreign and supranational laws relating to antitrust and anticompetition clearances listed in Section 4.5 of the Company Letter, (c) other approvals of Governmental Entities listed in Section 4.5 of the Company Letter and (d) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in any breach of any provision of the Certificate of Incorporation or the By-laws or of the similar organizational documents of any of the Company’s Subsidiaries, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to or permit any right of termination, amendment, cancellation or acceleration or other changes of any right or obligation or the loss of any benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (iii), for breaches, defaults, terminations, amendments, cancellations, accelerations, changes, losses, Liens or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 4.6   SEC Documents and Other Reports.   (a)   The Company has filed with the SEC all documents required to be filed by it since December 31, 2005 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), the Company SEC Documents complied in all material respects with the requirements of the NYSE, the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (if amended prior to the date of this Agreement, as amended) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC and the NYSE with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each current and former principal executive officer of the Company and principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)   The Company’s system of internal control over financial reporting provides reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are made only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

(d)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to its independent auditors and the audit committee of its Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees of members of the Company who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent any such disclosure made by management to the Company’s independent auditors and the audit committee of the Company’s Board of Directors.

Section 4.7   Absence of Material Adverse Change.   Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, and there has not been (a) any Material Adverse Change with respect to the Company or any change with respect to the Company that would reasonably be expected to prevent or materially delay the consummation of the Merger, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock (other than regular, quarterly cash dividends in the amount of not more than $0.12 per Share), (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (d) any change in accounting methods, principles or practices used by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

Section 4.8   Information Supplied.   None of the information supplied or to be supplied by the Company specifically for inclusion in the proxy statement relating to the Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Sub or any of their representatives specifically for inclusion therein.

Section 4.9   Compliance with Laws.   None of the Company and its Subsidiaries is, and none of their businesses are being conducted, in violation of any law, ordinance or regulation of any Governmental Entity, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Each of the Company and its Subsidiaries has in full force and effect all federal, state, local and foreign governmental licenses, authorizations, consents, permits, registrations and approvals, and has otherwise satisfied all applicable legal or regulatory requirements, necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (collectively, “Company Permits”), and no default has occurred under any such Company Permit, except for the absence of Company Permits and for defaults under Company Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all applicable law relating to the offer and sale of franchises and the relationship of its Subsidiaries with their respective franchisees, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 4.10   Tax Matters.   The Company and each of its Subsidiaries has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to have a Material Adverse Effect on the Company. All such Tax Returns are true, correct and complete in all respects, except where the failure of such Tax Returns to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and its Subsidiaries for which no return was required to be filed, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies that, if finally resolved in a manner adverse to the Company or relevant Subsidiary, would not reasonably be expected to have a Material Adverse Effect on the Company. No written requests for waivers of the time to assess any material Taxes of the Company or its Subsidiaries are pending. During the two-year period ending on the date hereof, neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction qualifying for beneficial treatment under Section 355(a)(1). Any participation by the Company or any Subsidiary in a “listed transaction” (as defined for purposes of Section 6011 of the Code and the applicable Treasury Regulations thereunder) has been properly disclosed to the IRS.

Section 4.11   Liabilities.   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2006 included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2006, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.12   Litigation.   As of the date of this Agreement, there is no suit, action, proceeding or investigation pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries or their respective properties, assets or rights that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its Subsidiaries nor any of their respective properties, assets or rights is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 4.13   Benefit Plans.   (a)   Each Benefit Plan is listed in Section 4.13(a) of the Company Letter. With respect to each Benefit Plan, the Company has made available to Parent a true and correct copy (or description in the case of an oral agreement) of: (i) each such Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)   Set forth in Section 4.13(b) of the Company Letter is a list of each employment, severance or termination agreement between the Company or any of its Subsidiaries and any current or former officer or director of the Company or any of its Subsidiaries, in effect as of the date of this Agreement, other than agreements that provide for the payment of an annual base salary or a cash severance benefit in an amount less than $200,000 (each listed agreement, a “Company Employment Agreement”).

(c)   Except as required by law or as the Company or any of its Subsidiaries has deemed advisable due to changes in law and that has previously been disclosed or made available to Parent, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan or Company Employment Agreement since the date of the most recent audited financial statements included in the Company SEC Documents.

(d)   Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each ERISA Benefit Plan maintained by the Company or any of its Affiliates has been maintained and operated in compliance with the applicable requirements of the Code and ERISA. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. Neither the Company nor any of its Affiliates has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code (or comparable provision of non-U.S. law).

(e)   As of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(f)    All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and the Company has no Knowledge of any reason why any such Benefit Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or the terms of a separation plan or agreement that has previously been disclosed or made available to Parent.

(g)   The performance of the obligations under this Agreement by the Company or its Subsidiaries will not, by itself or in connection with other events, result in any payment under any Benefit Plan or under any Company Employment Agreement that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

Section 4.14   State Takeover Statutes.   The action of the Board of Directors of the Company in approving the Merger, this Agreement and the other transactions contemplated hereby is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger and this Agreement.

Section 4.15   Intellectual Property.   The Company and its Subsidiaries exclusively own free and clear of any Liens, or are validly licensed or otherwise have the right to use as currently used, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries taken as a whole, except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use, individually or in the aggregate, and for such Liens as, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken all actions reasonably necessary to ensure full protection of their respective owned Intellectual Property under all applicable laws, except where the failure to take any such actions, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No claims are pending that allege that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property other than claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property in a manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.16   Material Contracts.   As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other instrument (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (b) that limits or restricts the Company or any of its Subsidiaries from engaging in any line of business or in any geographic area in any material respect, (c) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $10,000,000 in the aggregate, (d) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, or (e) involving continuing monetary (contingent or otherwise) obligations (other than immaterial ones) of the Company and its Subsidiaries relating to the acquisition or disposition of any business for an amount in excess of $10,000,000 (other than obligations under commercial contracts assumed in connection with asset acquisitions and other than obligations to the extent reflected on the consolidated balance sheet of the Company and its Subsidiaries). Each contract of the type described in the first sentence of this Section 4.16 is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, the counterparty to such Company Material Contract, except to the extent that the failure to be valid and in full force and enforceable, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any default under (or any condition which with or without the giving of notice, the passage of time or both would cause such a default under) any Company Material Contract to which it is a party or by which it or any of its assets is bound, except for such defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.17   Labor and Employment.   (a)   The Company and its Subsidiaries are in compliance with applicable labor and employment laws regarding their employees including the National Labor Relations Act of 1935, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Illegal Immigration Enforcement Act of 2006 and comparable state and local laws, except for failures to be in compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)   The Company and its Subsidiaries are in compliance with all applicable employment and collective bargaining agreements, except for failures to be in compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.18   Real Estate.   (a)   The Company Real Property is sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in all material respects.

(b)   The Company has, subject to the terms of the Company Leases, the right to access, use and occupy the Company Leased Real Property for the full term of the Company Lease relating thereto, except for any failure to have such right which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company. Each Company Lease constitutes a legal, valid and binding agreement of the Company or one of its Subsidiaries, as applicable, and is enforceable against such Person in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). To the Knowledge of the Company, there is no default under any Company Lease (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(c)   The Company or one of its Subsidiaries, as the case may be, has good and insurable fee title to the Company Owned Real Property. The Company Owned Real Property has sufficient access to and from adjoining public right of ways, that is necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted thereon, except for any failure to have such access which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. There are no violations of any covenant, condition, or restriction which would materially impair the rights to use and occupancy with respect to the Company Owned Real Property for such purposes necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted thereon, except for any failure to have such right which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.19   Environmental Matters.   Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits; (ii) no property currently (or, to the Knowledge of the Company) formerly owned or leased by the Company or any of its Subsidiaries has been the subject of any investigation by any Governmental Entity or of any third party demand alleging the presence of any Hazardous Substances that would require remediation pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any third Person relating to liability under any Environmental Law or relating to contamination of any property by Hazardous Substances. This Section 4.19 and Sections 4.6, 4.7, 4.9 and 4.12 set forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

Section 4.20   Affiliate Transactions.   Except pursuant to any employment or separation agreement with any officer of the Company, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21   Required Vote of Company Stockholders.   The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Stockholders Meeting adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.22   Opinions of Financial Advisors.   The Board of Directors of the Company has received the opinion of each of Goldman Sachs, Greenhill and Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the $15.625 per Share in cash to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.23   Brokers.   No broker, investment banker, financial advisor or other Person, other than Goldman Sachs, Greenhill and Morgan Stanley, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except (i) as set forth in the corresponding section of the Parent Letter, it being understood that matters disclosed pursuant to one section of the Parent Letter shall be deemed disclosed with respect to any other section of the Parent Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, or (ii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, each of Parent and Sub, jointly and severally, hereby represents and warrants to the Company as follows:

Section 5.1   Organization.   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.2   Authority.   Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of Parent and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3   Consents and Approvals; No Violations.   Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business and state takeover laws, (b) foreign and supranational laws relating to antitrust and anticompetition clearances listed in Section 5.3 of the Parent Letter, (c) other approvals of Governmental Entities listed in Section 5.3 of the Parent Letter and (d) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Sub, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or result in the creation of any Lien on any property or asset of Parent or Sub or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (iii), for breaches, defaults, terminations, amendments, cancellations, accelerations or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

Section 5.4   Information Supplied.   None of the information supplied or to be supplied by Parent or Sub or any of their representatives specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made therein based on information supplied by the Company or any of its representatives specifically for inclusion therein.

Section 5.5   Litigation.   As of the date of this Agreement, there is no suit, action, proceeding or investigation pending, or to the Knowledge of Parent threatened, against Parent, Sub or any of their Subsidiaries or their respective properties, assets or rights that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. None of Parent, Sub or any of their Subsidiaries nor any of their respective properties, assets or rights is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

Section 5.6   Capitalization and Interim Operations of Sub.   The authorized capital stock of Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of capital stock of Sub (a) are, and as of the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent and (b) have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Sub has no outstanding option, warrant, right or other agreement pursuant to which any Person (other than Parent) may acquire any equity security of Sub. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.

Section 5.7   Financing Commitments.   Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from each of the Guarantors to provide equity financing in an aggregate amount set forth therein (the “Equity Funding Letters”) and (b) an executed debt commitment letter (the “Commitment Letter”) from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A. to provide debt financing in an aggregate amount set forth therein (the “Debt Financing,” and, together with the financing referred to in clause (a), the “Financing”). As of the date hereof, each of the Equity Funding Letters and the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent or Sub and, to the Knowledge of Parent, the other parties thereto and (assuming that such Equity Funding Letters and Commitment Letter constitute such obligations of such other parties) is in full force and effect. Other than as permitted pursuant to Section 7.12(a), none of the Equity Funding Letters or Commitment Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn, rescinded or terminated in any respect, and as of the date hereof (x) neither Parent nor Sub is in breach of any of the terms or conditions set forth therein and (y) to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Parent or Sub has paid any and all commitment or other fees required by the Equity Funding Letters or the Commitment Letter that are due as of the date hereof and will pay, after the date hereof, all such commitments and fees as they become due. Except for the payment of customary fees, there are no conditions precedent or other similar contractual contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letters or the Commitment Letter. The aggregate proceeds contemplated by the Equity Funding Letters and the Commitment Letter will be sufficient for Sub and the Surviving Corporation to pay the aggregate Merger Consideration as contemplated by Section 3.1, to make any payments required or contemplated by Section 7.1 or Section 7.2 and to make any other repayment or refinancing of debt contemplated in the Equity Funding Letters or the Commitment Letter and to pay all related fees and expenses. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article IV, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Sub on the Closing Date.

Section 5.8   Brokers.   No broker, investment banker, financial advisor or other Person, other than as set forth in Section 5.8 of the Parent Letter, the fees and expenses of which will be paid by Parent or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.9   Lack of Ownership of Company Common Stock.   Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2004 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.10   Guaranty.   Concurrently with the execution of this Agreement, Parent has caused each of the Guarantors to deliver to the Company its duly executed Guaranty. Each Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the applicable Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty.

Section 5.11   Absence of Arrangements with Management.   Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1   Conduct of Business by the Company Pending the Merger.   Except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.10) or (z) set forth in Section 6.1 of the Company Letter, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course as currently conducted and to use their commercially reasonable efforts to retain the services of its key officers and employees and to maintain relationships that are at least as favorable as those currently existing with suppliers, customers, franchisees, employees and others having material relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, during such period, except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.10) or (z) set forth in Section 6.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)   (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or partnership, limited liability or other equity interests (any such stock or interest, an

“Equity Interest”), except for (A) dividends by a wholly owned Subsidiary of the Company to its parent, (B) distributions required to be made under the partnership agreement of Terminix International and (C) regular, quarterly cash dividends of the Company in an amount not more than $0.12 per Share, or (ii) other than in the case of any wholly owned Subsidiary of the Company, adjust, split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests;

(b)   issue, deliver, sell, pledge or otherwise encumber any Equity Interest, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such Equity Interests, voting securities or convertible securities, or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock pursuant to Company Awards outstanding as of the date of this Agreement, (ii) the issuance by any direct or indirect wholly owned Subsidiary of the Company of its capital stock to the Company or another wholly owned Subsidiary of the Company, and (iii) the issuance of shares of Company Common Stock pursuant to the Company Stock Purchase Plans (it being the Company’s expectation that for the March and April purchase periods not more than $1,800,000 (including not more than $300,000 representing the Company’s contribution)) will be applied to the purchase of Company Common Stock thereunder);

(c)   amend or waive any provision of its Certificate of Incorporation or By-laws or similar organizational documents or, in the case of the Company, enter into any agreement with any stockholder in such Person’s capacity as stockholder;

(d)   other than (i) capital expenditures permitted by Section 6.1(e) and purchases of inventory, raw materials and supplies in the ordinary course of business, and (ii) consolidation program acquisitions with purchase prices up to $67 million in the aggregate, acquire any assets or properties, including any Equity Interests of any Person;

(e)   make or agree to make any new capital expenditure, other than capital expenditures (i) approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 and previously made available to Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $10,000,000;

(f)    other than transactions that are in the ordinary course of business, sell, lease, license, encumber by Lien or otherwise, or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of assets having a fair market value in excess of $10,000,000 in the aggregate;

(g)   incur any indebtedness for borrowed money, other than (i) indebtedness for borrowed money existing solely between the Company and its wholly owned Subsidiaries (which term, for purposes of this Section 6.1(g)(i), shall include Terminix International) or between such wholly owned Subsidiaries, (ii) indebtedness for borrowed money incurred in the ordinary course of business under the Company Credit Agreement or the Company Lines of Credit in an amount at any time outstanding not to exceed the sum of $110,000,000 (being the approximate principal amount outstanding thereunder as of March 16, 2007) plus $75,000,000 through July 31, 2007 or plus $100,000,000 from August 1, 2007 thereafter, (iii) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice in connection with transactions described in Section 6.1(d)(ii) or (iv) capital leases entered into in the ordinary course of business consistent with past practice with aggregate obligations not in excess of $10,000,000;

(h)   other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Company Material Contract or enter into, modify or amend any new agreement that would have been considered a Company Material Contract had it been entered into at or prior to the date hereof;

(i)    settle or compromise any material action, claim, demand, suit, investigation, arbitration, litigation or similar judicial or regulatory matter;

(j)    (i) increase the salary, wages or benefits payable or to become payable to its directors, officers or employees, or any benefits provided under the Company Stock Purchase Plans, except for (A) increases required under employment agreements existing on the date hereof and (B) increases for officers and employees in the ordinary course of business; or (ii) enter into any employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

(k)   (i) except as may be required by GAAP or as a result of a change in law, make any change in its method of accounting, or (ii) conduct any Tax affairs relating to the Company or any of its Subsidiaries other than in the ordinary course of business, in compliance with applicable law and in substantially the same manner as heretofore conducted and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into or (iii) make or change any material Tax election, settle or compromise any material liability for Taxes, obtain any Tax ruling or amend any Tax Return; or

(l)    enter into any contract or agreement to, or resolve to, do any of the foregoing.

Section 6.2   No Solicitation.   (a)   The Company shall, and shall use its reasonable best efforts to cause its executive officers, directors, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. After the execution and delivery of this Agreement, the Company shall not, and shall use its reasonable best efforts to cause its executive officers, directors, representatives or agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) participate in any negotiations regarding a Takeover Proposal with, or furnish any nonpublic information relating to a Takeover Proposal to, any Person that has made or, to the knowledge of the Company, is considering making a Takeover Proposal, (iii) engage in discussions regarding a Takeover Proposal with any Person that has made or, to the knowledge of the Company, is considering making a Takeover Proposal, except to notify such Person of the existence of the provisions of this Section 6.2, (iv) approve, endorse or recommend any Takeover Proposal, (v) enter into any letter of intent or agreement in principle or any agreement providing for any Takeover Proposal (except for Qualified Confidentiality Agreements permitted under Section 6.2(b)) or (vi) propose or agree to do any of the foregoing. The Company agrees that any violations of the restrictions set forth in Section 6.2 by any representative of the Company shall be deemed to be a breach by the Company.

(b)   Notwithstanding Section 6.2(a), if the Company receives a bona fide, written and unsolicited Takeover Proposal which did not result from a breach of Section 6.2(a) and (i) that constitutes a Superior Proposal or (ii) that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside counsel) could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the Person making such Takeover Proposal, if, and only if, (1) prior to so furnishing such information, the Company has (A) complied with the following sentence of this Section 6.2(b), and (B) received from such Person a Qualifying Confidentiality Agreement, and (2) all such information has previously been provided to Parent and Sub or is provided to Parent and Sub prior to or contemporaneously with the time it is provided to the Person making such Takeover Proposal or such Person’s representative, and (y) engage in discussions or negotiations with such Person with respect to the Takeover Proposal. The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, including the identity of the Person(s) making such proposal and the material terms of such proposal, and providing copies of any document or correspondence evidencing such proposal, and (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any such proposal (including any material change to the terms thereof).

(c)   Except as set forth in this Section 6.2, neither the Board of Directors of the Company nor any committee thereof shall: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (iii) cause the Company to enter into any letter of intent or acquisition agreement (each, an “Acquisition Agreement”) relating to any Takeover Proposal.

(d)   Notwithstanding Section 6.2(c), at any time prior to obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 6.2(d)), the Board of Directors of the Company may (x) in connection with such Superior Proposal, withdraw or modify, or propose publicly to withdraw or modify, including in a manner that may be adverse to Parent, its approval or recommendation of the Merger and this Agreement or (y) approve or recommend, or propose publicly to approve or recommend, a Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), if the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law, provided that the Board of Directors of the Company may not take the actions set forth in clause (x) or (y) unless:

(1)   the Company shall have provided prior written notice to Parent at least five calendar days in advance (the “Notice Period”), of its intention to take such actions, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal) and any material modifications to any of the foregoing, and

(2)   during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the judgment of the Board of Directors) a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(d) with respect to such new written notice, except that the new Notice Period shall be two calendar days.

(e)   Notwithstanding Section 6.2(c), at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may in response to an Intervening Event modify or withdraw the recommendation of the Board of Directors of the Merger and this Agreement if the Board of Directors has determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure of the Board of Directors to make such modification or withdrawal would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law, provided, that the Company’s Board of Directors shall (i) provide Parent with written information describing such Intervening Event in reasonable detail as soon as practicable after the Company becomes aware of such an Intervening Event, (ii) keep Parent and Sub reasonably informed of developments with respect to such Intervening Event, (iii) provide written notice to Parent at least five calendar days in advance of its intention to modify or withdraw its recommendation of the Merger or this Agreement and (iv) during such five-day period, negotiate and cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement in order to be able to not withdraw or modify the recommendation to approve the Merger and this Agreement.

(f)    Nothing contained in this Section 6.2 shall prohibit the Company from (i) complying with Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law or is otherwise required under applicable law or (iii) informing any Person of the existence of the provisions contained in this Section 6.2.

Section 6.3   Conduct of Parent and Sub Pending the Merger.   (a)   During the period from the date of this Agreement through the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

(b)   During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1   Employee Benefits.   (a)   Except as otherwise provided in this Section 7.1 or in Section 7.2, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy, or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract; provided, however, that no such amendment or termination may impair the rights of any person with respect to benefits or any other payments earned, accrued or payable as of the time of or as a result of such amendment or termination without the written consent of such person. Nothing contained in this Section 7.1 shall be deemed to grant any employee any right to continued employment after the Effective Time.

(b)   From the Effective Time through December 31, 2007, the Surviving Corporation shall provide each individual who is an employee of the Company or any of its Subsidiaries as of the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence) (the “Retained Employees”), while employed by the Surviving Corporation or any of its Affiliates, with (i) base compensation that is not less than the base compensation paid to such Retained Employee immediately prior to the Effective Time, (ii) bonus opportunities and incentive compensation awards under annual, long-term and other bonus and incentive plans that are no less favorable in the aggregate than the bonus opportunities and incentive compensation awards granted to such Retained Employee under the Company’s Annual Bonus Plan, Corporate Performance Plan, Company Stock Incentive Plans and any other bonus and incentive plans maintained by the Company or its Affiliates immediately prior to the Effective Time, and (iii) all other employee benefits provided to such Retained Employee immediately prior to the Effective Time. in each case, excluding for all purposes any equity-based or long-term incentive plan or program.

(c)   From the Effective Time through December 31, 2007, the Surviving Corporation shall provide to each Retained Employee coverage under vacation and sick leave policies that are not less favorable to such Retained Employee than the vacation and sick leave policies in effect for such Retained Employee immediately prior to the Effective Time. Parent shall take all necessary action so that each Retained Employee shall after the Effective Time continue to be credited with the unused vacation credited to such employee through the Effective Time under the applicable vacation policies of the Company and its Subsidiaries.

(d)   Parent shall take all necessary action so that, for all purposes under each employee benefit plan maintained or assumed by Parent or any of its Subsidiaries in which employees or former employees of the Company and its Subsidiaries are eligible to participate as of or after the Effective Time (other than for purposes of calculating benefits under a defined benefit pension plan), each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries

(e)   For the plan year ending December 31, 2007, Parent shall cause the Surviving Corporation to continue the Company’s Profit Sharing and Retirement Plan (the “Company 401(k) Plan”) as in effect immediately prior to the Effective Time and to make a matching contribution thereunder at a rate and under terms no less favorable to plan participants than the annual matching contributions made under the Company 401(k) Plan for the 2006 plan year. To the extent Retained Employees become eligible to participate in a 401(k) plan maintained by Parent or its Subsidiaries during a subsequent plan year, elective deferrals made under the Company 401(k) Plan and compensation received from the Company, the Surviving Corporation and their Subsidiaries with respect to such plan year shall be taken into account for purposes of determining the amount of annual employer matching, profit sharing and other employer contributions allocated for such plan year.

(f)    Subject to Section 7.1(g), for the plan year ending December 31, 2007, Parent shall cause the Surviving Corporation to continue the Company’s Deferred Compensation Plan (the “Company DCP”) as in effect immediately prior to the Effective Time and to make a matching contribution thereunder at a rate and under terms no less favorable to plan participants than the annual matching allocations under the Company DCP for the 2006 plan year. To the extent Retained Employees become eligible to participate in a nonqualified deferred compensation plan maintained by Parent or any of its Subsidiaries during a subsequent plan year, elective deferrals made under the Company DCP and compensation received from the Company, the Surviving Corporation and their Subsidiaries with respect to such plan year shall be taken into account for purposes of determining the amount of annual employer matching and profit sharing allocations for such plan year.

(g)   On or before the Effective Time, the Company, or after the Effective Time, Parent, shall take such action as is reasonably necessary (i) to cause each account that is deemed invested in shares of Company Common Stock under the Company DCP, the value of which shall be based on the Merger Consideration, instead to be deemed invested, prior to or as of the Effective Time, in the T. Rowe Price Summitt Cash Reserves fund or such other fund designated by the Company as a default fund pursuant to the Company DCP, (ii) to cause each Share Equivalent Account under the Company’s 2002 Directors Deferred Fees Plan (the “Directors Plan”), the value of which shall be based on the Merger Consideration, to be converted, prior to or as of the Effective Time, to an Interest Account under the Directors Plan and (iii) to eliminate any right of a participant after the Effective Time to receive payment of his or her account under the Company DCP or the Directors Plan in the form of shares of Company Common Stock. Following the Effective Time, none of Parent, the Surviving Corporation or any of their Affiliates shall accelerate the time at which benefits are paid under the Company DCP, either by termination of such plan or otherwise, without the written consent of the affected participant. Prior to the Effective Time, the Company may, in the sole discretion of the Board of Directors of the Company, amend the Company DCP to permit participants to change the date on which their Company DCP accounts are to be paid, in either case, to the extent permitted under Section 409A of the Code and the transition rules thereunder.

(h)   Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements, relocation agreements, retirement agreements, non-competition agreements and collective bargaining agreements with or applicable to current and former directors, officers and employees of the Company and its Subsidiaries. Not later than the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to each employee of the Company who has entered into a Change in Control Severance Agreement with the Company (or his or her beneficiary or estate) a written notice, in the form set forth in Section 7.1(h) of the Company Letter and in accordance with Section 10(b) of such Change in Control Severance Agreement, in which Parent agrees to unconditionally assume all of the obligations of the Company under such Change in Control Severance Agreement. For a period of at least 12 months after the Effective Time, Parent shall maintain or cause the Company or Surviving Corporation to maintain a severance plan or policy with terms at least as favorable to Retained Employees as the terms of the severance policy listed on Section 7.1(h) of the Company Letter.

(i)    Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees and former employees prior to the Effective Time, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year and for any out-of-pocket expenditures paid by such Retained Employee or former employee at any time under the corresponding welfare plans maintained by the Company prior to the Effective Time.

(j)    Prior to the Effective Time, the Company may, in its sole discretion, amend all nonqualified deferred compensation plans maintained by the Company or any of its Subsidiaries to comply with Section 409A of the Code, subject to the consent of affected participants to the extent required by the terms of any such plan. After the Effective Time, Parent shall cause the Company or the Surviving Corporation to take any further action that may be required for such plans to comply with Section 409A of the Code.

Section 7.2   Treatment of Stock-Based Awards.   (a)   The Company shall use reasonable efforts to ensure that, at the Effective Time, each Company Stock Option and Company SAR then outstanding, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly (but in no event later than ten days) after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject or related to such Company Stock Option or Company SAR and (y) the excess, if any, of the Merger Consideration over the exercise, purchase or base price per share of Company Common Stock subject or related to such Company Stock Option or Company SAR, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.

(b)   At the Effective Time, each Company Stock Unit then outstanding, whether or not then vested, shall be cancelled by the Company in consideration for which the holder thereof shall be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount equal to (i) the product of (x) the number of shares of Company Common Stock subject to or related to such Company Stock Unit and (y) the Merger Consideration, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.

(c)   The Company shall amend each of the Company Stock Purchase Plans to (i) prohibit any increase in the rate of payroll deductions between the date of this Agreement and the Effective Time, and (ii) as promptly as practicable but in no event more than 60 days following the date hereof, suspend the payroll deductions and issuance or purchase of additional shares of Company Common Stock under each of the Company Stock Purchase Plans. As of the Effective Time, all rights to purchase shares of Company Common Stock under each of the Company Stock Purchase Plans shall terminate, and each participant in any such plan immediately prior to such termination shall receive promptly (but in no event later than ten days) after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to (i) the sum of (A) the payroll deductions credited to such employee’s account under the applicable Company Stock Purchase Plan as of the Effective Time plus (B) the employer contribution that would be made with respect to such payroll deductions under the applicable Company Stock Purchase Plan if the purchase period then in effect were to end as of the Effective Time, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.

(d)   The Board of Directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the conversion to cash of all Shares, Company Stock Options and other derivative securities with respect to Shares held by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

Section 7.3   Stockholder Approval; Preparation of Proxy Statement.   (a)   The Company shall, subject to the fiduciary duties of its Board of Directors, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the adoption of this Agreement (the “Company Stockholder Approval”). The Company, through its Board of Directors (but subject to the right of the Company’s Board of Directors to withdraw or modify its approval or recommendation of the Merger and this Agreement as set forth in Section 6.2), recommend to its stockholders in the Proxy Statement that the Company Stockholder Approval be given, shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall not take any action or make any statement in connection with the Stockholders Meeting that is inconsistent with such recommendation.

(b)   The Company shall, in consultation with Parent, prepare and file a preliminary Proxy Statement with the SEC as soon as reasonably practicable following the date of this Agreement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Company shall consult with Parent and prepare written responses with respect to such written comments. No amendment or supplement to the Proxy Statement shall be made, and no correspondence filed with the SEC with respect thereto, by the Company without providing Parent with a reasonable opportunity to review and comment thereon. The Company will advise Parent promptly after it receives notice that the

Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. To the extent permitted by law, the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement has been cleared by the SEC. If at any time prior to the Stockholders Meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

Section 7.4   Access to Information.   Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated December 1, 2006, between the Company and Parent (as assignee of the rights and obligations of Clayton, Dubilier & Rice, Inc.), as amended, supplemented or modified (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records (including customary management reports and financial information), and during such period, the Company shall (and shall cause each of its Subsidiaries to) make available and known to Parent and its representatives (a) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws (other than routine reports, schedules, registration statements and documents) and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such access and information shall only be provided to the extent that such access or the provision of such information would not violate applicable law; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that (x) in the reasonable good faith judgment of the Company would result in the disclosure of any trade secrets of third Persons or (y) violate any of the Company’s obligations with respect to confidentiality if the Company shall have used its reasonable efforts to obtain the consent of such third Person to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to permit invasive testing of any of the Company’s or its Subsidiaries’ real property. All requests for information made pursuant to this Section 7.4 shall be directed to the Vice President—Mergers and Acquisitions of the Company or such Person as may be designated by him. In no event shall the Company be required to supply to Parent, or Parent’s officers, employees, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required under Section 6.2. In the event of a termination of this Agreement for any reason, Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent, except to the extent that, in Parent’s reasonable judgment, retention of such information is required to assert any of its rights under this Agreement or to defend itself or Sub against any liability asserted against them, in which case such information shall be returned or destroyed promptly following the resolution of such matter.

Section 7.5   Fees and Expenses.   (a)   Except as provided below in this Section 7.5 and in Section 7.12(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)   The Company shall pay, or cause to be paid, by wire transfer of immediately available funds, to Parent (x) $100,000,000 (the “Company Termination Fee”) and (y) the Expenses up to a maximum amount not to exceed $20,000,000, under the circumstances and at the times set forth as follows:

(i)    if Parent terminates this Agreement under Section 9.1(d), the Company shall pay the Company Termination Fee no later than two Business Days after such termination;

(ii)   if the Company terminates this Agreement under Section 9.1(e) or (f), the Company shall pay the Company Termination Fee prior to and as a condition to the effectiveness of such termination; and

(iii)  if the Company or Parent terminates this Agreement under Section 9.1(b)(i) or 9.1(b)(iii) and after the date of this Agreement and prior to such termination any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a Takeover Proposal and such Takeover Proposal shall not have been withdrawn, in the case of a termination under Section 9.1(b)(i), prior to such termination or, in the case of a termination under Section 9.1(b)(iii), prior to the Stockholders Meeting, then (A) the Company shall pay the Expenses prior to and as a condition to the effectiveness of such termination if this Agreement is terminated by the Company or within two Business Days after such termination if this Agreement is terminated by Parent and (B) if within nine months after such termination, the Company shall enter into a definitive agreement in respect of a Takeover Proposal (with 20% in the definition thereof being replaced with 50%) or such a Takeover Proposal shall be consummated, the Company shall pay an amount equal to the excess of the Company Termination Fee over the Expenses paid pursuant to clause (A) prior to the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal and as a condition to the effectiveness of such entry or consummation.

(c)   Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, to the Company $100,000,000 (the “Parent Termination Fee”) if the Company terminates this Agreement under Section 9.1(g)(ii), no later than two Business Days after such termination

(d)   In the event that the Company shall fail to pay the Termination Fee and/or Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.5 when due, such fees and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fees and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

Section 7.6   Public Announcements.   The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.7   Transfer Taxes.   The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Parent and Sub and expressly shall not be a liability of any holder of Shares.

Section 7.8   State Takeover Laws.   If any “fair price” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.9   Indemnification; Directors and Officers Insurance.   (a)   For a period of six years after the Effective Time, unless otherwise required by applicable law, Parent shall cause the respective certificate of incorporation and by-laws (or equivalent organizational documents) of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, employees and agents than are set forth in the Certificate of Incorporation or the By-laws (or equivalent organizational documents of the relevant Subsidiary of the Company) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims. Parent shall cause the Company to indemnify and advance expenses to, and shall itself indemnify and advance expenses to as if it were the Company, each present and former director, officer, employee, agent or employee benefit plan fiduciary (an “Indemnified Person”) of the Company or any of its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the Certificate of Incorporation or the By-laws or the organizational documents of any Subsidiary of the Company, as applicable, any indemnification agreement or under applicable laws, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable law, the Certificate of Incorporation or By-laws or the organizational documents of any Subsidiary of the Company, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent; and provided, further, that nothing in this Section 7.9 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto; provided, that such obligation on the part of Parent shall cease six years after the Effective Time except with respect to any action, suit, claim, proceeding or investigation covered by this Section 7.9 made or filed prior to the sixth anniversary of the Effective Time.

(b)   The Company shall purchase an extended reporting period for its existing directors’ and officers’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (the “Current Premium”); provided, however, that if no extended reporting period is available for such six-year period or is at a premium in excess of 300% of the Current Premium, the Company will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for a premium not in excess of 300% of the Current Premium.

(c)   If Parent or the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Company, as applicable, shall assume all of the obligations set forth in this Section 7.9.

(d)   The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.

Section 7.10   Reasonable Best Efforts.   Each of the Company, Parent and Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, (a) each of the Company, Parent and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and promptly furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts (i) to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third Person required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, (ii) to permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences and (iii) to take all actions and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement, to cause the conditions to their respective obligations set forth in Article VIII to be fulfilled and otherwise to consummate and make effective the Merger and the transactions contemplated hereby. The Company shall provide to Parent such affidavits or certifications as are necessary to exempt the transactions contemplated by this Agreement from the provisions of Section 1445 of the Code.

Section 7.11   Notification of Certain Matters.   Subject to applicable laws and the instructions of any applicable Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly (i) furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and

(ii) notifying the other of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date, (b) any failure of Parent, Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any changes or events having or that individually or in the aggregate would reasonably be expected to have or result in a Material Adverse Effect or prevent or materially delay the consummation of the Merger and (d) any actions, claims, suits, investigations or proceedings commenced or threatened against, relating to or affecting or involving such party or any of its Subsidiaries relating to the Merger or the transactions contemplated hereby, provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.12   Financing.   (a)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Commitment Letter and (without the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned) shall not permit any amendment or modification to be made to, or grant any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification or waiver reduces the aggregate amount of the Debt Financing (without a corresponding increase in another portion of the Financing), materially amends the conditions to the drawdown of the Debt Financing or is adverse to the interests of the Company in any other respect (provided that Parent and Sub may replace, amend or modify the Commitment Letter (x) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letter as of the date hereof, or (y) otherwise so long as the terms would not, taken as a whole, adversely impact the ability of Parent or Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing commitments and enforce its or Sub’s rights thereunder, (ii) satisfy on a timely basis all conditions applicable to and within the control of Parent and Sub to obtaining the Debt Financing set forth therein (including by consummating the financing pursuant to the terms of the Equity Funding Letters), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms no less favorable to Parent and Sub and (iv) consummate the Financing at or prior to Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent and Sub in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letter of which Parent or Sub becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide copies of all commitments related to the Debt Financing to the Company when entered into by Parent or any of its Affiliates. In addition, notwithstanding anything in this Agreement to the contrary, the Commitment Letter may be superseded at the option of Parent after the date of this Agreement but prior to the Closing Date by instruments (the “New Financing Commitments”) that replace the existing Commitment Letter, provided that the terms of the New Financing Commitments shall not expand the conditions to the Closing Date drawdown to the Debt Financing as set forth in the Commitment Letter in any material respect. In such event, the term “Commitment Letter” as used herein shall be deemed to mean the New Financing Commitments to the extent then in effect. For the avoidance of doubt, in the event that (X) all or any portion of the Debt Financing structured as high-yield financing has not been consummated, (Y) all conditions contained in Article VIII (other than those contained in the last sentence of each of Sections 8.2(a), 8.2(b), 8.3(a) and 8.3(b)) shall have been satisfied or waived and (Z) the bridge facilities contemplated by the Commitment

Letter (or alternative bridge financing) and the proceeds thereof are available on the terms and conditions described in the Commitment Letter, then Parent and Sub shall cause the proceeds of such bridge financing to be used to replace such high-yield financing no later than the final day of the Marketing Period or, if earlier, the Termination Date. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive Business Days after the date hereof throughout which Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.12(b); provided that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Documents (which for this purpose shall include all documents filed by the Company with the SEC since December 31, 2004).

(b)   Prior to the Closing, the Company shall provide to Parent and Sub, shall cause its Subsidiaries and its and their respective officers and employees to, and shall use its reasonable best efforts to cause the advisors (including legal and accounting) of the Company and its Subsidiaries to, provide to Parent and Sub all cooperation reasonably requested by Parent in connection with the Financing, including using reasonable best efforts to timely (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice, (ii) assist with the preparation of materials, including business projections and similar materials, for rating agency, lender and investor presentations, offering documents, private placement memoranda, bank information and syndication memoranda, prospectuses, marketing materials and similar documents in connection with the Financing, including to cause management and other personnel to participate in related drafting sessions, and in the case of any prospectus or offering memorandum, prepared in accordance with customary practices for an offering of debt securities registered under the Securities Act or made pursuant to Rule 144A under the Securities Act, as the case may be, and consistent with the requirements of the Securities Act and the rules and regulations promulgated thereunder for such a registered offering and, in the case of an offering pursuant to Rule 144A, as customarily applied to such an offering, as the case may be, (iii) execute and deliver any definitive financing documents, including any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters) and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Parent or to execute and deliver other customary certificates, legal opinions, representations or other documents as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) otherwise reasonably cooperate with the marketing efforts of Parent and its Affiliates and the financing sources for any of the Debt Financing, (v) furnish Parent and Sub and their Financing sources with financial and other pertinent information regarding the Company, including all financial statements and financial data of the type required under the Securities Act and of type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act or registered offerings of debt securities under the Securities Act, to consummate any offering of securities contemplated by the Commitment Letter at the time during the fiscal year of the Company that such offering will be made, to be furnished as soon as practicable and no later than 35 Business Days prior to the Closing Date (the “Required Financial Information”), (vi) obtain accountants’ comfort letters, auditor’s reports in respect of audited financials and legal opinions, surveys and title insurance as reasonably requested by Parent, (vii) take all actions reasonably necessary to (x) permit prospective financing providers involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) use reasonable best efforts to assist Parent in satisfying the conditions to funding under the Commitment Letter and (ix) take such corporate actions as shall be reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available at the Closing; provided, however, that (A) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (B) any offering documents, private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time, provided that any such documents, memoranda or prospectuses may contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (C) the Company shall not be required to become subject to any obligations under underwriting or placement agreements, pledge and security documents or other definitive financing documents prior to the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. The Company will use reasonable best efforts to obtain customary payoff letters with respect to the Company Credit Agreement and any other debt facilities being repaid or terminated in connection with the Closing as may be requested by Parent and to facilitate the satisfaction of the debt repayment conditions required for the consummation of the Financing.

(c)   Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the receipt by Parent of the proceeds of the Equity Funding Letters or the Commitment Letter and that any failure by Parent to have available at the time the conditions to Closing set forth in Article VIII are satisfied or capable of satisfaction all funds contemplated by the Equity Funding Letters and the Commitment Letter shall constitute a breach by Parent of this Agreement.

Section 7.13   Solvency Letter.   The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Board of Directors of the Company and addressed to the respective Boards of Directors of Parent and the Company and, if requested by them, the lenders providing the Financing indicating that, immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the Financing, any alternative financing permitted by this Agreement and the payment of the aggregate Merger Consideration and all related fees and expenses, the Company will be Solvent. Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available to such appraisal firm their respective officers, employees and advisors upon reasonable notice and (b) provide or make available such information concerning the business, properties, assets and liabilities of the Company, in each case as may be reasonably requested by such appraisal firm in connection with the delivering of such letter.

Section 7.14   Exchange Rights Agreement.   The Company shall (i) cause ServiceMaster Consumer Services, L.P. to give the Call Notice (as defined in the Exchange Rights Agreement) promptly after the satisfaction of the Call Notice Condition (as defined in the Exchange Rights Agreement) if such Call Notice Condition is satisfied at any time prior to the Effective Time and (ii) use its reasonable best efforts to effect as promptly as practicable the tender provided for therein.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(b)   No Injunction or Restraint.   No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 7.10, and to appeal as promptly as possible any injunction or other order that may be entered.

(c)    HSR Act.   Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated, and the consents, authorizations or approvals from the Governmental Entities set forth in Section 4.5(ii) of the Company Letter, in form and substance reasonably satisfactory to Parent, shall have been received and no such consent, authorization or approval shall have been revoked.

(d)   Solvency Letter.   The respective Boards of Directors of Parent and the Company and, if requested by them, the lenders providing the Financing shall have received the letter referred to in Section 7.13 and such letter shall not have been withdrawn or modified in any material respect.

Section 8.2   Conditions to the Obligations of the Company to Effect the Merger.   The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)    Accuracy of Representations and Warranties.   The representations and warranties of Parent and Sub set forth in Section 5.1 (Organization), in Section 5.2 (Authority), in Section 5.6 (Capitalization and Interim Operations of Sub), in Section 5.7 (Financing Commitments) and in Section 5.8 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent and Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding two sentences.

(b)   Performance of Obligations.   Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Sub to be performed and complied with by them under this Agreement prior to Closing. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding sentence.

Section 8.3   Conditions to the Obligations of Parent and Sub to Effect the Merger.   The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)    Accuracy of Representations and Warranties.   The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization), in Section 4.4 (Authority), in Section 4.7(a), (b) and (c) (Absence of Material Adverse Change), in Section 4.14 (State Takeover

Statutes) and in Section 4.23 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company set forth in Section 4.3 (Capital Structure) shall be true and correct as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding two sentences) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding two sentences.

(b)   Performance of Obligations.   The Company shall have complied in all respects with its agreements and covenants set forth in Section 6.1(a) and 6.1(b), and shall have performed in all material respects all obligations and complied in all material respects with all other agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to Closing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.

ARTICLE IX
TERMINATION AND AMENDMENT

Section 9.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a)    by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or before December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date (excluding Parent’s obligations under Section 2.2 in the event that Parent and Sub fail to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the aggregate Merger Consideration, but only if Parent shall have complied with its obligations under Section 7.12(a));

(ii)   if any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.10; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders Meeting or any adjournment or postponement thereof;

(c)    by Parent if the Company shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement that (i) would result in the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) cannot be or has not been cured prior to the earlier to occur of (x) 30 days after the giving of written notice to the Company of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (y) the Termination Date;

(d)   by Parent if the Board of Directors of the Company (i) shall not have recommended adoption of this Agreement to the Company’s Stockholders, (ii) shall have modified in any manner adverse to Parent or Sub or withdrawn its recommendation of adoption of this Agreement, (iii) shall have failed to include in any Proxy Statement the Company’s recommendation that its stockholders adopt this Agreement, (iv) fails to publicly reaffirm its recommendation of adoption of this Agreement within ten Business Days after receipt of a written request by Parent to provide such a reaffirmation following a Takeover Proposal being made public, (v) approves or recommends any Takeover Proposal, or (vi) shall have resolved to take any of the foregoing actions (including, in each case, pursuant to Section 6.2(d) or 6.2(e));

(e)    by the Company pursuant to Section 6.2(d);

(f)    by the Company if the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger pursuant to Section 6.2(e); or

(g)    by the Company if Parent or Sub shall have (i) breached any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement that (x) would result in the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (y) cannot be or has not been cured prior to the earlier to occur of (1) 30 days after the giving of written notice to Parent or Sub, as applicable, of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 9.1(g)(i) or (2) the Termination Date or (ii) failed to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the aggregate Merger Consideration and consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement within five Business Days of the first date after the end of the Marketing Period upon which all conditions set forth in Sections 8.1 and 8.3 have been satisfied (or are capable of satisfaction by action taken at the Closing) or waived.

Section 9.2   Effect of Termination.   In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or Affiliates except with respect to Section 4.23, Section 5.8, Section 7.5, this Section 9.2 and Article X and the last sentence of each of Section 7.4 and Section 7.12(b); provided that nothing herein shall relieve any party from liability for losses or damages resulting from willful breach prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth herein that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied, and provided further, that (i) in the event that the Merger is not consummated and this Agreement is terminated for any reason related to the failure of Parent and Sub to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the aggregate Merger Consideration and such failure is not due to Parent or Sub having otherwise willfully breached any of their representations, warranties, covenants or other agreements set forth herein prior to such termination, the sole and exclusive remedy of the Company against Parent, Sub and Guarantors shall be the right to terminate this Agreement pursuant to Section 9.1(g)(ii) and to receive payment of the Parent Termination Fee in accordance with Section 7.5(c) and the terms of the Guaranty of each Guarantor, and (ii) in no event shall the Company, on the one hand, or Parent, Sub and the Guarantors, on the other hand, be liable for, or seek to recover against the other party, any losses or damages with respect to this Agreement in excess of $200,000,000 in the aggregate (inclusive of any obligation to pay the Company Termination Fee or Parent Termination Fee, as applicable). Each of the parties hereto acknowledges that the agreements contained in Section 7.5 and this Section 9.2 are an integral part of the transactions contemplated by this Agreement without which agreements, the parties would not enter into this Agreement and that none of the fees contemplated under Section 7.5(b) or (c) is a penalty. Notwithstanding any other provision of this Agreement, the maximum liability of each Guarantor shall be limited to the express obligations of the Guaranty of such Guarantor.

Section 9.3   Amendment.   This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made that by law requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in such other parties’ representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance by such other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.1   Non-Survival of Representations and Warranties and Agreements.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 10.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed, so long as a copy is sent the same day by overnight courier) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Parent or Sub, to:

CDRSVM Topco, Inc.
c/o Clayton, Dubilier & Rice Fund VII, L.P.
1403 Foulk Road, Suite 106
Wilmington, Delaware 19803
Facsimile: (302) 427-7398

with copies to:

Clayton, Dubilier & Rice, Inc.
375 Park Avenue, 18th floor
New York, New York 10152
Attn: Mr. Donald J. Gogel
Facsimile: (212) 407-5252

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn: Franci J. Blassberg, Esq.
Facsimile: (212) 909-6836

(b)         if to the Company, to:

The ServiceMaster Company
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
Attn: Chairman and Chief Executive Officer
Facsimile: (901) 766-1107

with copies to:

The ServiceMaster Company
3250 Lacey Road, Suite 600
Downers Grove, Illinois 60515
Attn: Senior Vice President and General Counsel
Facsimile: (630) 663-2266

and

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Thomas A. Cole and Dennis V. Osimitz
Facsimile: (312) 853-7036

Section 10.3   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4   Entire Agreement; No Third-Party Beneficiaries.   Except for the Confidentiality Agreement, this Agreement (together with the Company Letter and the Parent Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement, except for the provisions of Section 7.9 and Section 9.2 (with respect to affiliated parties) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 10.5   Governing Law; Venue; Waiver of Jury Trial.   (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)   The parties hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and each of Parent and Sub hereby irrevocably appoints CT Corporation as its agent for service of process.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

Section 10.6   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.7   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.8   Enforcement of this Agreement.   The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 7.5 and Section 9.2, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

Section 10.9   Obligations of Subsidiaries.   Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

Section 10.10   Construction.   The parties have participated jointly in negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CDRSVM TOPCO, INC.
By:	/s/ RICHARD J. SCHNALL
	Name:	Richard J. Schnall
	Title:	President
CDRSVM ACQUISITION CO., INC.
By:	/s/ RICHARD J. SCHNALL
	Name:	Richard J. Schnall
	Title:	President
THE SERVICEMASTER COMPANY
By:	/s/ J. PATRICK SPAINHOUR
	Name:	J. Patrick Spainhour
	Title:	Chairman and Chief Executive Officer

Appendix B
One Financial Place 440 South LaSalle Street Chicago, IL 60605

March 18, 2007

Board of Directors
The ServiceMaster Company
860 Ridge Lake Boulevard
Memphis, Tennessee 38120

Members of the Board:

We understand that The ServiceMaster Company (the “Company”), CDRSVM Topco, Inc. (the “Buyer”), a holding company to be formed by Clayton, Dubilier & Rice Fund VII, L.P., and a subsidiary of the Buyer (the “Acquisition Sub”) propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated March 18, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), other than shares held in treasury or held by the Buyer, the Acquisition Sub or any other wholly owned Subsidiary (as such term is defined in the Merger Agreement) or as to which dissenters’ rights have been perfected, will be converted into the right to receive $15.625 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)                 reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)             reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)         reviewed certain financial projections prepared by the management of the Company;

iv)           discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)               reviewed the reported prices and trading activity for the Company Common Stock;

vi)           compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)       reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)   participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

ix)           reviewed the Merger Agreement and certain related documents; and

B-1

x)               performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, we and our affiliates have provided financial advisory and financing services for the Company. Morgan Stanley may also seek to provide such services to the Buyer in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in this transaction. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the affiliates of the Buyer.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ WILLIAM H. STRONG
William H. Strong Managing Director
Vice Chairman Investment Banking

B-2

Appendix C

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

March 18, 2007

Board of Directors

The ServiceMaster Company

860 Ridge Lake Boulevard

Memphis, Tennessee 38120

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The ServiceMaster Company (the “Company”) of the $15.625 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 18, 2007 (the “Agreement”), among CDRSVM Topco, Inc. (“Parent”), a corporation newly formed by affiliates of Clayton, Dubilier & Rice, Inc. (“CD&R”), Bank of America Corporation (“BAC”), Citigroup, Inc. (“Citigroup”) and JPMorgan Chase & Co. (“JPM”, and together with CD&R, BAC and Citigroup, the “Investor Group”), CDRSVM Acquisition Co., Inc., a wholly owned subsidiary of Parent (“Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.  We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”).  We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.  We also have provided certain investment banking services to the Company from time to time.  In addition, at the request of the Board of Directors of the Company, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., made available to the Investor Group and other potential bidders a financing package in connection with the Transaction, and our affiliates may provide, or participate in, the financing for the Transaction.

We have provided and are currently providing investment banking services to the Investor Group and their respective affiliates or portfolio companies, including having (i) acted as

Board of Directors

The ServiceMaster Company

March 18, 2007

Page Two

financial advisor to Riverwood Holding Inc., a former portfolio company of CD&R, in its merger with Graphic Packaging International Corp., in August 2003, (ii) participated in bank loan financings for North American Van Lines, Inc., a subsidiary of a portfolio company of CD&R, in November 2003, July 2005 and March 2006; (iii) acted as a lead manager for the initial public offering of common stock of SIRVA, Inc., a portfolio company of CD&R, in November 2003, and as a lead manager for a follow-on offering of common stock of SIRVA, Inc. in June 2004, (iv) acted as financial advisor to Kinko’s Inc., a former portfolio company of CD&R, in its sale to FedEx Corp. in February 2004, (v) participated in the bank loan, bridge loan, asset securitization and high yield financings and re-financings related to the acquisition of The Hertz Corporation, a portfolio company of CD&R, between December 2005 and June 2006, (vi) acted as financial advisor to Transguard Insurance Company of America, Inc., a former subsidiary of a portfolio company of CD&R, in connection with its sale in December 2005; (vii) acted as lead book-runner for the initial public offering of common stock of Hertz Global Holdings, Inc., a company in which CD&R-affiliated investment funds hold a substantial minority interest, in November 2006; (viii) participated in a mortgage securitization for Bank of America Commercial Mortgage Inc., an affiliate of BAC, in July 2006, and (ix) acted as lead manager on the sale of common stock of Warner Chilcott Limited, a former portfolio company of J.P. Morgan Partners, a former affiliate of JPM, and a company in which affiliates of JPM continue to hold a minority interest, in September 2006.  We also may provide investment banking services to the Company and the members of the Investor Group and their respective affiliates or portfolio companies in the future.  In connection with the above-described investment banking services we have received, and may receive, compensation.  Affiliates of Goldman, Sachs & Co. have invested and co-invested, and may invest and co-invest in the future, with affiliates of the Investor Group. In addition, Brian Griffiths, a director of ServiceMaster, is an international advisor to Goldman Sachs International Ltd., an affiliate of Goldman, Sachs & Co.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals.  In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, to affiliates of the Company and to the members of the Investor Group and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of the members of the Investor Group for their own accounts and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management.  We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company.  In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and

Board of Directors

The ServiceMaster Company

March 18, 2007

Page Three

stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial and consumer services industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal.  We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Surviving Corporation (as defined in the Agreement) or the ability of the Surviving Corporation to pay its obligations when they become due.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction.  Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $15.625 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Appendix D

Greenhill & Co., LLC 300 Park Avenue New York, NY 10022 (212) 389-1500 (212) 389-1700 Fax

CONFIDENTIAL

March 18, 2007
Board of Directors
The ServiceMaster Company
800 Ridge Lake Boulevard
Memphis, TN 37120

Members of the Board of Directors:

We understand that CDRSVM Topco, Inc. (“Parent”), CDRSVM Acquisition Co., Inc. a wholly-owned subsidiary of Parent (“Merger Sub”) and The ServiceMaster Company (“ServiceMaster” or the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of March 18, 2007 (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into ServiceMaster, as a result of which ServiceMaster would become a wholly-owned subsidiary of Parent and each outstanding share of common stock, par value $0.01 per share of the Company (“ServiceMaster Common Stock”) (other than shares of ServiceMaster Common Stock held in the treasury of ServiceMaster, owned by Parent,  Merger Sub or any wholly-owned subsidiary of Parent or any Dissenting Shares (as defined in the Merger Agreement) shall be converted into the right to receive $15.625 in cash (such consideration, the “Consideration”). We understand that Parent is an affiliate of Clayton, Dubilier & Rice, Inc. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the  Consideration to be received by the holders of ServiceMaster Common Stock for each share of ServiceMaster Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.                reviewed the draft of the Merger Agreement presented to the Board of Directors of the Company on March 18, 2007;

2.                reviewed certain publicly available financial statements of the Company;

3.                reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.                reviewed certain information, including financial forecasts and projections and other financial and operating data concerning ServiceMaster, prepared by the management of ServiceMaster;

5.                discussed the past and current operations, the financial condition and prospects of ServiceMaster, with senior executives of ServiceMaster;

6.                reviewed the historical market prices and trading activity for the ServiceMaster Common Stock and analyzed the implied valuation multiples;

7.                compared the financial performance of ServiceMaster with that of certain publicly traded companies that we deemed relevant;

8.                compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.                compared the value of the Consideration with that received, to the extent publicly available, in certain publicly available transactions that we deemed relevant;

10.         compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates that we deemed appropriate; and

11.         performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of ServiceMaster and have further relied upon the assurances of the representatives of ServiceMaster that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections that have been furnished to us by the management of ServiceMaster, we have assumed such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgment of the management of ServiceMaster as to the future financial performance of ServiceMaster, and we relied upon such forecasts in arriving at our opinion. We express no opinion with respect to such forecasts or projections or the assumptions upon which they are based. In addition, in arriving at our opinion, we have not conducted a physical inspection of the properties or facilities of ServiceMaster, nor have we undertaken an independent valuation or appraisal of the assets or liabilities of ServiceMaster, nor have any such valuations or appraisals been provided to us. We have assumed that the Merger will be consummated in accordance with the terms set forth in a final Merger Agreement, the terms of which we have assumed will be identical in all material respects to the latest draft thereof we have reviewed, without any waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental regulatory and other consents and approvals necessary for the consummation of the Merger, and the other transactions contemplated by the Merger Agreement will be obtained without any effect on the Company in any way meaningful to our analysis. We are not expressing an opinion as to any aspect of the Merger Agreement or the Merger other than the fairness from a financial point of view to the holders of ServiceMaster Common Stock of the Consideration to be received by such holders for each share of ServiceMaster Common Stock pursuant to the Merger.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We were not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the Merger or any other alternative transaction. We did not participate in the negotiations with respect to the terms of the Merger. No opinion is expressed as to whether any alternative transaction might produce consideration for the stockholders of the Company in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to ServiceMaster in connection with the Merger Agreement and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Board of Directors of the Company (the “Board”) and is rendered to the Board in connection with its consideration of the Merger Agreement and may not be disclosed, referred to or communicated to any third party for any purpose without our prior written consent, except that this opinion may be included in its entirety when required in any filing made by the Company or Parent with the Securities and Exchange Commission. This opinion is not intended to be, and does not constitute, a recommendation to the Board as to whether it should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether or not the holders of ServiceMaster Common Stock should vote in favor of the Merger or the Merger Agreement.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of ServiceMaster Common Stock for each share of ServiceMaster Common Stock in the Merger is fair from a financial point of view to such holders.

Very truly yours,
GREENHILL & CO., LLC
By:	/s/ SCOTT L. BOK
	Name:	Scott L. Bok
	Title:	President

Appendix E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Sec. 262. Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)         Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)         If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)         If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

▼IF YOU HAVE NOT VOTED THROUGH THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼

The ServiceMaster Company

Proxy — The ServiceMaster Company

Proxy for Special Meeting of Shareholders — June 28, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Cristen Kogl and J. L. Kaput, or either of them, the true and lawful attorneys of the undersigned with power of substitution in each, to vote as proxies for the undersigned at the Special Meeting of Shareholders of The ServiceMaster Company to be held in Chicago, Illinois, on June 28, 2007, at 11:00 am., Central Daylight Savings Time, and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote, if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business properly coming before the meeting.

If not marked to the contrary, this Proxy will be voted “FOR” Proposals 1 and 2.

IMPORTANT: This Proxy must be signed and dated on the reverse side. On the reverse side are instructions on how to vote your shares regarding Proposals 1 and 2 by telephone or through the Internet. Your vote is recorded as though you had mailed in your proxy card.

(Continued and to be voted on reverse side.)

The ServiceMaster Company

C123456789

		000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE			000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)			000000000.000000 ext	000000000.000000 ext
ADD 1			Electronic Voting Instructions
ADD 2			You can vote by telephone or through the Internet!
ADD 3			Available 24 hours a day, 7 days a week!
ADD 4			Instead of mailing your proxy, you may choose one of the two voting
ADD 5			methods outlined below to vote your proxy.
ADD 6			VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted through the Internet or by telephone must be received by 1:00 a.m., Central Daylight Savings Time, on June 28, 2007.

Vote through the Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683)
within the United States, Canada & Puerto Rico any time on a touch tone telephone.
There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		If you vote by telephone or through the Internet, DO NOT mail back the proxy card.

▼IF YOU HAVE NOT VOTED THROUGH THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.
+
1.

Adopt the Agreement and Plan of Merger, dated as of March 18, 2007, among ServiceMaster, CDRSVM Topco, Inc. (“CDRSVM Parent”) and CDRSVM Acquisition Co., Inc. (“Merger Sub”), which provides for the merger of Merger Sub, an indirect wholly-owned subsidiary of CDRSVM Parent, with and into ServiceMaster, with ServiceMaster continuing as the surviving corporation.

		For ☐	Against ☐	Abstain ☐

2.

Adjourn of the Special Meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the Special Meeting to adopt the Agreement and Plan of Merger referred to in 1.

		☐	☐	☐

3.	The proxy holders are authorized to vote upon such other business as may properly come before the special meeting or any adjournment of the special meeting.

Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appears on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 J N T 1 U P X 0 1 3 9 6 0 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

2